UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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FCB Financial Holdings, Inc.

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

October 29, 2018

To the Shareholders of Synovus Financial Corp. and the Stockholders of FCB Financial Holdings, Inc.:

On July 23, 2018, Synovus Financial Corp. (which we refer to as “Synovus”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with FCB Financial Holdings, Inc. (which we refer to as “FCB”) and Azalea Merger Sub Corp., a wholly-owned subsidiary of Synovus (which we refer to as “Merger Sub”). Under the merger agreement, Merger Sub will merge with and into FCB, with FCB as the surviving corporation, in a transaction that we refer to as the “merger”. Immediately following the merger, FCB will merge with and into Synovus (which we refer to as the “upstream merger”), with Synovus continuing as the surviving entity. Immediately following the upstream merger or at such later time as Synovus may determine, FCB’s wholly-owned subsidiary, Florida Community Bank, National Association, will merge with and into Synovus’ wholly-owned subsidiary, Synovus Bank, a Georgia state-chartered bank, with Synovus Bank as the surviving bank.

In the merger, each outstanding share of Class A common stock, par value $0.001 per share of FCB (which we refer to as “FCB Class A common stock”), held immediately prior to the effective time of the merger, except for shares of FCB Class A common stock owned by FCB as treasury stock or shares of FCB Class A common stock owned by FCB or Synovus, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted (which will be cancelled), will be automatically converted into the right to receive 1.055 shares (such shares the “merger consideration”) of common stock, par value $1.00 per share, of Synovus (which we refer to as “Synovus common stock”). The value of the merger consideration will depend on the market price of Synovus common stock on the effective date of the merger.

Shares of Synovus common stock are listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “SNV” and shares of FCB Class A common stock are listed on the NYSE under the symbol “FCB”. Based on the closing price of Synovus common stock on the NYSE, on July 23, 2018, the last trading day before public announcement of the merger, the value of the per share merger consideration payable to holders of FCB Class A common stock would be $58.15. Based on the closing price of Synovus common stock on the NYSE on October 24, 2018, the last practicable trading date before the date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to holders of FCB Class A common stock would be $38.54. We urge you to obtain current market quotations for both Synovus common stock and FCB Class A common stock.

Based on the number of shares of FCB Class A common stock outstanding and the number of shares of FCB Class A common stock issuable pursuant to outstanding FCB equity awards and warrants, in each case as of October 24, 2018, the total number of shares of Synovus common stock expected to be issued in connection with the merger is approximately 53,900,854. In addition, based on the number of issued and outstanding shares of Synovus common stock and FCB Class A common stock and the number of shares of FCB Class A common stock issuable pursuant to outstanding FCB equity awards and warrants, in each case as of October 24, 2018, and based on the exchange ratio of 1.055, it is expected that holders of FCB Class A common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 31.7% of the issued and outstanding shares of Synovus common stock immediately following the closing of the merger (without giving effect to any Synovus common stock held by FCB stockholders prior to the merger).

Synovus will hold a special meeting of its shareholders (which we refer to as the “Synovus special meeting”) on November 29, 2018, at 10:00 A.M. local time, at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901, where the Synovus shareholders will be asked to vote on a proposal to approve the issuance of shares of Synovus common stock in connection with the transactions contemplated by the merger agreement (which we refer to as the “Synovus share issuance proposal”) and related matters. FCB will also hold a special meeting of its stockholders (which we refer to as the “FCB special meeting”) on November 29, 2018, at 10:00 A.M. local time, at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York 10036, where the FCB stockholders will be asked to vote on a proposal to adopt the merger agreement (which we refer to as the “merger proposal”) and related matters. The merger cannot be completed unless, among other things, a majority of the votes cast at the Synovus special meeting vote to approve the Synovus share issuance proposal and holders of a majority of the outstanding shares of FCB Class A common stock vote to approve the merger proposal. Synovus and FCB are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SYNOVUS COMMON STOCK OR FCB CLASS A COMMON STOCK YOU OWN. To ensure your representation at the Synovus special meeting or FCB special meeting, as applicable, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit your proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at your special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The Synovus board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Synovus and its shareholders and (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the issuance of shares of Synovus common stock in connection with the transactions contemplated by the merger agreement. The Synovus board of directors unanimously recommends that Synovus shareholders vote “FOR” the Synovus share issuance proposal and “FOR” the other matters to be considered at the Synovus special meeting.

The FCB board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of FCB and its stockholders and declared that the merger agreement is advisable and (ii) approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The FCB board of directors unanimously recommends that FCB stockholders vote “FOR” the merger proposal and “FOR” the other matters to be considered at the FCB special meeting.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Synovus and FCB and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 27 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Synovus and FCB from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this joint proxy statement/prospectus by reference.

Sincerely,

Kessel D. Stelling Chairman of the Board, Chief Executive Officer and President Synovus Financial Corp.	Kent S. Ellert President and Chief Executive Officer FCB Financial Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of shares of Synovus common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated October 29, 2018, and is first being mailed to Synovus shareholders and FCB stockholders on or about October 29, 2018.

WHERE YOU CAN FIND MORE INFORMATION

Both Synovus and FCB file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either Synovus or FCB files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and you may obtain copies of this information by mail from the SEC’s Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Synovus and FCB file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Synovus at www.synovus.com under the “Investor Relations” link and then under the heading “Financial Information” and then “SEC Filings,” or from FCB at www.floridacommunitybank.com under the tab “Investor Relations” and then under the heading “SEC Filings”.

Synovus has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference documents that Synovus and FCB have previously filed with the SEC. These documents contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” beginning on page 151. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Synovus Financial Corp. 1111 Bay Avenue, Suite 500 Columbus, Georgia 31901 Attention: Investor Relations (706) 649-2311	FCB Financial Holdings, Inc. 2500 Weston Road, Suite 300 Weston, Florida 33331 Attention: Investor Relations (954) 984-3313

If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact Innisfree M&A Incorporated, Synovus’ proxy solicitor, by calling toll-free at (888) 750-5834 or D.F. King & Co., Inc., FCB’s proxy solicitor, by calling toll-free at (866) 416-0576 or by email to fcb@dfking.com.

To obtain timely delivery of these documents, you must request the information no later than November 20, 2018 in order to receive them before Synovus’ special meeting and no later than November 20, 2018 in order to receive them before FCB’s special meeting.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 29, 2018, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date unless information specifically indicates that another date applies.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 29, 2018

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (which we refer to as the “Synovus special meeting”) of Synovus Financial Corp. (which we refer to as “Synovus”) will be held on November 29, 2018, at 10:00 A.M. local time, at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901, for the following purposes:

1.	To consider and vote on the proposal to approve the issuance of shares of common stock, par value $1.00 per share, of Synovus (which we refer to as “Synovus common stock”) in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of July 23, 2018, as it may be amended from time to time (which we refer to as the “merger agreement”), by and among Synovus, Azalea Merger Sub Corp., a wholly-owned subsidiary of Synovus, and FCB Financial Holdings, Inc. (which we refer to as the “Synovus share issuance proposal”); and
2.	To consider and vote on the proposal to adjourn the Synovus special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Synovus share issuance proposal (which we refer to as the “Synovus adjournment proposal”).

Assuming a quorum is present, approval of each of the Synovus share issuance proposal and Synovus adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Synovus special meeting. Synovus will transact no other business at the Synovus special meeting, except for business properly brought before the Synovus special meeting or any adjournment or postponement thereof.

Synovus shareholders must approve the Synovus share issuance proposal in order for the merger to occur. If Synovus shareholders fail to approve the Synovus share issuance proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Synovus special meeting. Please review the joint proxy statement/prospectus carefully.

The Synovus board of directors has set October 24, 2018 as the record date for the Synovus special meeting. Only holders of record of Synovus common stock at the close of business on October 24, 2018 will be entitled to notice of and to vote at the Synovus special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Synovus special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of shares of Synovus common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SYNOVUS COMMON STOCK YOU OWN. Whether or not you plan to attend the Synovus special meeting, please complete, sign, date and return the enclosed proxy card and certification (if applicable) in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Synovus board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Synovus and its shareholders and (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the issuance of shares of Synovus common stock in connection with the transactions contemplated by the merger agreement. The Synovus board of directors unanimously recommends that Synovus shareholders vote “FOR” the Synovus share issuance proposal and “FOR” the Synovus adjournment proposal (if necessary or appropriate).

If you have any questions or need assistance with voting, please contact our proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (888) 750-5834.

If you plan to attend the Synovus special meeting, please bring valid photo identification. Synovus shareholders that hold their shares of Synovus common stock in “street name” are required to bring valid photo identification and proof of stock ownership in order to attend the Synovus special meeting, and a legal proxy, executed in such shareholder’s favor, from the record holder of such shareholder’s shares, such as a broker, bank or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS,

Allan E. Kamensky
Executive Vice President, General Counsel and Secretary
Columbus, Georgia

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 29, 2018

NOTICE IS HEREBY GIVEN that a special meeting (which we refer to as the “FCB special meeting”) of the stockholders of FCB Financial Holdings, Inc. (which we refer to as “FCB”) will be held on November 29, 2018, at 10:00 A.M. local time, at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York 10036 for the following purposes:

1.	To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of July 23, 2018, as it may be amended from time to time (which we refer to as the “merger agreement”), by and among Synovus Financial Corp. (which we refer to as “Synovus”), Azalea Merger Sub Corp., a wholly-owned subsidiary of Synovus, and FCB (which we refer to as the “merger proposal”);
2.	To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation to be paid to FCB’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of FCB Directors and Executive Officers in the Merger” beginning on page 88 (which we refer to as the “FCB compensation proposal”); and
3.	To consider and vote on the proposal to adjourn the FCB special meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “FCB adjournment proposal”).

The affirmative vote of a majority of the outstanding shares of FCB Class A common stock entitled to vote thereon is required to approve the merger proposal. Assuming a quorum is present, approval of each of the FCB compensation proposal and FCB adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the FCB special meeting. FCB will transact no other business at the special meeting, except for business properly brought before the FCB special meeting or any adjournment or postponement thereof.

FCB stockholders must approve the merger proposal in order for the merger to occur. The merger is not conditioned on the FCB compensation proposal. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the FCB special meeting. Please review the joint proxy statement/prospectus carefully.

The FCB board of directors has set October 24, 2018 as the record date for the FCB special meeting. Only holders of record of FCB Class A common stock at the close of business on October 24, 2018 will be entitled to notice of and to vote at the FCB special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the FCB special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of FCB Class A common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FCB CLASS A COMMON STOCK YOU OWN. Whether or not you plan to attend the FCB special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The FCB board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of FCB and its stockholders and declared that the merger agreement is advisable and (ii) approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The FCB board of directors unanimously recommends that FCB stockholders vote “FOR” the merger proposal, “FOR” the FCB compensation proposal and “FOR” the FCB adjournment proposal (if necessary or appropriate).

If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (866) 416-0576 or by email to fcb@dfking.com.

If you plan to attend the FCB special meeting in person, please bring valid photo identification. FCB stockholders that hold their shares of FCB Class A common stock in “street name” are required to bring valid photo identification and proof of stock ownership in order to attend the FCB special meeting, and a legal proxy, executed in such shareholder’s favor, from the record holder of such shareholder’s shares, such as a broker, bank or other nominee.

BY ORDER OF THE BOARD OF DIRECTORS,

Stuart I. Oran
Corporate Secretary
Weston, Florida

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the merger and the special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:	WHAT IS THE MERGER?
A:	Synovus Financial Corp., a Georgia corporation (which we refer to as “Synovus”), Azalea Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Synovus (which we refer to as “Merger Sub”), and FCB Financial Holdings, Inc., a Delaware corporation (which we refer to as “FCB”) have entered into an Agreement and Plan of Merger, dated as of July 23, 2018, as it may be amended from time to time (which we refer to as the “merger agreement”), pursuant to which Merger Sub will merge with and into FCB, with FCB continuing as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, FCB will merge with and into Synovus (which we refer to as the “upstream merger”), with Synovus continuing as the surviving entity. Immediately following the upstream merger or at such later time as Synovus may determine, FCB’s wholly-owned subsidiary, Florida Community Bank, National Association (which we refer to as “FCB Bank”), will merge with and into Synovus’ wholly-owned subsidiary, Synovus Bank, a Georgia state-chartered bank (which we refer to as “Synovus Bank”), with Synovus Bank as the surviving bank (which we refer to as the “bank merger”).

FCB will hold a special meeting of its stockholders (which we refer to as the “FCB special meeting”) and Synovus will hold a special meeting of its shareholders (which we refer to as the “Synovus special meeting”) to obtain the required approvals, and you are being provided with this joint proxy statement/prospectus in connection with those special meetings. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?
A:	In order to complete the merger, among other things:
•	FCB stockholders must adopt the merger agreement; and
•	Synovus shareholders must approve the issuance of shares of common stock, par value $1.00 per share, of Synovus (which we refer to as “Synovus common stock”) in connection with transactions contemplated by the merger agreement (which we refer to as the “Synovus share issuance”).

Each of FCB and Synovus is sending this joint proxy statement/prospectus to its stockholders or shareholders, as applicable, to help them decide how to vote their shares of Class A common stock, par value $0.001 per share, of FCB (which we refer to as “FCB Class A common stock”) or Synovus common stock, as the case may be, with respect to such matters to be considered at the special meetings.

Information about these special meetings, the merger and the other business to be considered by FCB stockholders or Synovus shareholders, as applicable, at each of the special meetings is contained in this joint proxy statement/prospectus and you should read it carefully.

This document constitutes both a joint proxy statement of Synovus and FCB and a prospectus of Synovus. It is a joint proxy statement because each of the boards of directors of Synovus and FCB is soliciting proxies using this document from their shareholders or stockholders, as applicable. It is a prospectus because Synovus, in connection with the merger, will issue shares of Synovus common stock to FCB’s stockholders, and this prospectus contains information about that common stock.

Q:	WHAT WILL FCB STOCKHOLDERS RECEIVE IN THE MERGER?
A:	If the merger is completed, each outstanding share of FCB Class A common stock held immediately prior to the effective time of the merger, except for shares of FCB Class A common stock owned by FCB as treasury stock or shares of FCB Class A common stock owned by FCB or Synovus, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted (which will be cancelled), will be automatically converted into the right to receive 1.055 shares (which ratio we refer to as the “exchange ratio” and which shares we refer to as the “merger consideration”) of Synovus common stock. Synovus will not issue any fractional shares of Synovus common stock in the merger. Instead, a FCB stockholder who otherwise would have received a fraction of a share of Synovus common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Synovus common stock for the five full trading days ending on the day prior to the effective time of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Synovus common stock to which such stockholder would otherwise be entitled to receive.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?
A:	Yes. Although the merger consideration is fixed, the value of the merger consideration is dependent upon the value of Synovus’ common stock and therefore will fluctuate with the market price of Synovus’ common stock. Accordingly, any change in the price of Synovus’ common stock prior to the merger will affect the market value of the merger consideration that FCB’s stockholders will receive as a result of the merger.
Q:	What will happen to shares of SYNOVUS common stock in the merger?
A:	Nothing. Each share of Synovus common stock outstanding will remain outstanding as a share of Synovus common stock following the effective time of the merger.
Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?
A:	FCB Special Meeting: FCB stockholders are being asked to vote on the following proposals at the FCB special meeting:
•	the adoption of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (which we refer to as the “merger proposal”);
•	the approval, on a non-binding, advisory basis, of the compensation to be paid to FCB’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of FCB Directors and Executive Officers in the Merger” beginning on page 88 (which we refer to as the “FCB compensation proposal”); and
•	the approval of the adjournment of the FCB special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “FCB adjournment proposal”).

Synovus Special Meeting: Synovus shareholders are being asked to vote on the following proposals at the Synovus special meeting:

•	the approval of the Synovus share issuance (which we refer to as the “Synovus share issuance proposal”); and
•	the approval of the adjournment of the Synovus special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Synovus share issuance proposal (which we refer to as the “Synovus adjournment proposal”).
Q:	WHEN AND WHERE ARE THE FCB AND SYNOVUS SPECIAL MEETINGS?
A:	FCB Special Meeting: The FCB special meeting will be held on November 29, 2018, at 10:00 A.M. local time, at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York 10036.

Synovus Special Meeting: The Synovus special meeting will be held on November 29, 2018, at 10:00 A.M. local time, at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901.

Q:	WHO IS ENTITLED TO VOTE AT EACH SPECIAL MEETING?
A:	FCB Special Meeting: All holders of FCB Class A common stock who held shares at the close of business on October 24, 2018 (which we refer to as the “FCB record date”) are entitled to receive notice of and to vote at the FCB special meeting, provided that such shares of FCB Class A common stock remain outstanding on the date of the FCB special meeting.

Synovus Special Meeting: All holders of Synovus common stock who held shares at the close of business on October 24, 2018 (which we refer to as the “Synovus record date”) are entitled to receive notice of and to vote at the Synovus special meeting, provided that such shares of Synovus common stock remain outstanding on the date of the Synovus special meeting.

Q:	WHAT CONSTITUTES A QUORUM AT EACH SPECIAL MEETING?
A:	FCB Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of FCB Class A common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the FCB special meeting.

Synovus Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Synovus common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Synovus special meeting.

Abstentions will be included in determining the number of shares present at the respective special meetings for the purpose of determining the presence of a quorum; however, broker non-votes will not be included.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FCB SPECIAL MEETING?
A:	The merger proposal: Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of FCB Class A common stock entitled to vote thereon. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. FCB stockholders must approve the merger proposal in order for the merger to occur. If FCB stockholders fail to approve the merger proposal, the merger will not occur.

The FCB compensation proposal: Assuming a quorum is present, approval of the FCB compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the FCB special meeting. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the FCB compensation proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. This is an advisory vote, and therefore is not binding on FCB or on Synovus or the boards of directors or the compensation committees of FCB or Synovus. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. FCB is seeking this non-binding advisory stockholder approval pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which requires FCB to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to FCB’s named executive officers in connection with the merger. The FCB compensation proposal gives FCB’s stockholders the opportunity to express their views on the merger-related compensation of FCB’s named executive officers. FCB stockholders are not required to approve the FCB compensation proposal in order for the merger to occur. If FCB’s stockholders fail to approve the FCB compensation proposal, but approve the merger proposal, the merger may nonetheless occur.

The FCB adjournment proposal: Assuming a quorum is present, approval of the FCB adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the FCB special meeting. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the FCB adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. FCB’s stockholders are not required to approve the FCB adjournment proposal in order for the merger to occur. If FCB’s stockholders fail to approve the FCB adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SYNOVUS SPECIAL MEETING?
A:	Synovus share issuance proposal: Assuming a quorum is present, approval of the Synovus share issuance proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Synovus special meeting. Under the current rules and interpretive guidance of the New York Stock Exchange (which we refer to as the “NYSE”), abstentions are treated as votes cast and will have the same effect as a vote “AGAINST” the Synovus share issuance proposal. If you fail to vote or fail to instruct your bank, broker or other nominee with respect to the Synovus share issuance proposal, you will not be deemed to have cast a vote with respect to the Synovus share issuance proposal, and it will have no effect on such proposal. Synovus shareholders must approve the Synovus share issuance proposal in order for the merger to occur. If the Synovus shareholders fail to approve the Synovus share issuance proposal, the merger will not occur.

Synovus adjournment proposal: Assuming a quorum is present, approval of the Synovus adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Synovus special meeting. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Synovus adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Synovus’ shareholders are not required to approve the Synovus adjournment proposal in order for the merger to occur. If Synovus’ shareholders fail to approve the Synovus adjournment proposal, but approve the Synovus share issuance proposal, the merger may nonetheless occur.

Synovus has a voting structure under which a holder of Synovus common stock may be entitled to exercise ten votes per share for each share of Synovus common stock that satisfies certain prescribed criteria as set forth in Synovus’ amended and restated articles of incorporation, as amended (which we refer to as the “Synovus charter”), and bylaws, as amended (which we refer to as the “Synovus bylaws”), and one vote per share for each share of Synovus common stock that does not. For more information, see “Synovus Special Meeting—Required Vote,” beginning on page 41. Shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Synovus shareholders seeking to rebut this presumption should complete and execute the certification appearing on the Synovus proxy card if you choose to vote by mail or via the Internet. Since such certifications must be in writing, if you choose to vote by telephone, all of your shares of Synovus common stock will be voted as one vote per share. Synovus shareholders who do not certify on their proxies submitted by mail or internet that they are entitled to ten votes per share of Synovus common stock or who do not present such a certification if they are voting in person at the special meeting will be entitled to only one vote per share of Synovus common stock.

For more information on Synovus’ voting rights, please refer to Synovus’ 10-1 Voting Instructions and the accompanying voting instruction worksheet that are available on Synovus’ website at investor.synovus.com/2018specialmeeting and “Synovus Special Meeting—Synovus Voting Rights” beginning on page 40.

Q:	What are the conditions to completion of the merger?
A:	The obligations of FCB and Synovus to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, approval of the Synovus share issuance proposal by Synovus’ shareholders and approval of the merger proposal by FCB’s stockholders. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 111.
Q:	WHEN WILL THE MERGER BE COMPLETED?
A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the Synovus share issuance proposal by Synovus’ shareholders and approval of the merger proposal by FCB’s stockholders. While we expect the merger to be completed by the first quarter of 2019, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	How does The FCB board of directors and THE Synovus board of directors recommend that I vote?
A:	The FCB board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that FCB stockholders vote “FOR” the merger proposal, “FOR” the FCB compensation proposal and “FOR” the FCB adjournment proposal (if necessary or appropriate).

The Synovus board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the Synovus share issuance, and recommends that Synovus shareholders vote “FOR” the Synovus share issuance proposal and “FOR” the Synovus adjournment proposal (if necessary or appropriate).

Q:	WHAT DO I NEED TO DO NOW?
A:	After carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.
Q:	HOW DO I VOTE?
A:	If you are a stockholder of record of FCB as of October 24, 2018, the FCB record date, you may submit your proxy before the FCB special meeting in any of the following ways:
•	by mail, by completing, signing, dating and returning the enclosed proxy card to FCB using the enclosed postage-paid envelope;
•	by telephone, by calling toll-free 1-800-690-6903 and following the recorded instructions; or
•	via the Internet, by accessing the website www.proxyvote.com and following the instructions on the website.

If you are a shareholder of record of Synovus as of October 24, 2018, the Synovus record date, you may submit your proxy before the Synovus special meeting in any of the following ways:

•	by mail, by completing, signing, dating and returning the enclosed proxy card and certification (if applicable) to Synovus using the enclosed postage-paid envelope;
•	by telephone, by calling toll-free 1-800-690-6903 and following the recorded instructions; however, if you vote by telephone, all of your shares of Synovus common stock will be voted as one vote per share; or
•	via the Internet, by accessing the website www.proxyvote.com and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 P.M. Eastern Time on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting.

If you are a stockholder of record of FCB as of the FCB record date or a shareholder of record of Synovus as of the Synovus record date, you may also cast your vote in person at your respective company’s special meeting. If you plan to attend your respective company’s special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Each of FCB and Synovus reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card (and, for Synovus shareholders, the certification, if applicable) to FCB or Synovus, as applicable, in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the relevant company’s special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the relevant company’s special meeting.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?
A:	No. Your broker, bank or other nominee cannot vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. If your shares are held in “street name” by a broker, bank or other nominee, you must provide such broker, bank or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to FCB or Synovus or by voting in person at your respective company’s special meeting unless you provide a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee. In addition to such legal proxy, if you plan to attend your respective company’s special meeting, but are not a shareholder or stockholder (as applicable) of record because you hold your shares in “street name,” please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to such company’s special meeting.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the FCB special meeting and the Synovus special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a FCB stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of FCB Class A common stock, your broker, bank or other nominee will (i) not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal and (ii) will not vote your shares on the FCB compensation proposal or the FCB adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.

If you are a Synovus shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of Synovus common stock, your broker, bank or other nominee will not vote your shares on the Synovus share issuance proposal or the Synovus adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.

Q:	WHAT IF I ATTEND THE MEETING AND ABSTAIN OR DO NOT VOTE?
A:	For purposes of each of the Synovus special meeting and the FCB special meeting, an abstention occurs when a shareholder attends the applicable special meeting in person and does not vote or returns a proxy with an “ABSTAIN” vote.
•	For the FCB merger proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposal.
•	For the Synovus share issuance proposal, under the current rules and interpretive guidance of the NYSE, an abstention is treated as a vote cast and will have the same effect as a vote “AGAINST” the such proposal. A failure to vote will have no effect on the outcome of the vote on such proposal.
•	For the Synovus adjournment proposal, FCB compensation proposal and FCB adjournment proposal, an abstention or failure to vote will have no effect on the outcome of the vote. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, though abstentions are counted towards establishing a quorum.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?
A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of FCB Class A common stock represented by your proxy will be voted as recommended by the FCB board of directors with respect to such proposal or the shares of Synovus common stock represented by your proxy will be voted as recommended by the Synovus board of directors with respect to such proposal, as the case may be.
Q:	MAY I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY OR VOTING INSTRUCTION CARD?
A:	Yes. If you are a holder of record of FCB Class A common stock or Synovus common stock, as applicable, and you have previously submitted your proxy, you may change your vote at any time before your proxy is voted at the FCB special meeting or Synovus special meeting, as applicable, by taking any of the following actions:
•	delivering a written notice bearing a date later than the date of your proxy to the secretary of FCB or Synovus, as applicable, stating that you revoke your proxy, which notice must be received by FCB or Synovus, as applicable, prior to the beginning of your respective company’s special meeting;
•	completing, signing, dating and returning a new proxy card (and, for Synovus shareholders, the certification, if applicable) to the secretary of FCB or Synovus, as applicable, relating to the same shares of FCB Class A common stock or Synovus common stock, as applicable, and bearing a later date, which new proxy card must be received by FCB of Synovus, as applicable, prior to the beginning of your respective company’s special meeting;
•	casting a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before your respective company’s special meeting; however, if you are a Synovus shareholder and cast such new vote by telephone, all of your shares of Synovus common stock will be voted as one vote per share; or
•	attending your respective company’s special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a shareholder of record of Synovus or stockholder of record of FCB and you choose to send a written notice of revocation or mail a new proxy, you must submit such notice of revocation or such new proxy to, in the case of FCB, FCB Financial Holdings, Inc., Attention: Corporate Secretary, 2500 Weston Road, Suite 300, Weston, Florida 33331, or, in the case of Synovus, Synovus Financial Corp., Attention: Secretary, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901, and it must be received at any time before the vote is taken at the FCB special meeting or the Synovus special meeting, as applicable. If you have instructed a broker, bank or other nominee to vote your shares of FCB Class A common stock or shares of Synovus common stock, as applicable, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	ARE FCB STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?
A:	No, under Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”), which is the law under which FCB is incorporated, the holders of FCB Class A common stock will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.
Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. FCB STOCKHOLDERS?
A:	The merger and the upstream merger are intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of Synovus and FCB to complete the merger that each receives a legal opinion to that effect. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of FCB Class A common stock generally will not recognize gain or loss on the receipt of Synovus common stock in the merger, but will recognize gain or loss with respect to any cash received in lieu of fractional shares of Synovus common stock. For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115.

The consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?
A:	If the merger is not completed, FCB’s stockholders will not receive any consideration for their shares of FCB Class A common stock in connection with the merger. Instead, FCB will remain an independent public company and FCB Class A common stock will continue to be listed and traded on the NYSE. In addition, if the merger agreement is terminated in certain circumstances, FCB or Synovus may be required to pay the other party a fee with respect to such termination of the merger agreement. See “The Merger Agreement—Termination; Termination Fee” beginning on page 112.
Q:	What happens if I sell my shares after the APPLICABLE record date but before the RELEVANT COMPANY’S special meeting?
A:	Each of the FCB record date and the Synovus record date is earlier than the date of the FCB special meeting or Synovus special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of FCB Class A common stock or Synovus common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to FCB Class A common stock, you will not have the right to receive the merger consideration to be received by FCB’s stockholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of FCB Class A common stock through completion of the merger.
Q:	What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?
A:	FCB stockholders and Synovus shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of FCB Class A common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.
Q:	SHOULD FCB STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?
A:	No. FCB stockholders SHOULD NOT send in any stock certificates now. After the merger is complete, you will receive separate written instructions for surrendering your shares of FCB Class A common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.
Q:	Will a proxy solicitor be used?
A:	Yes. FCB has engaged D.F. King & Co., Inc. (which we refer to as “D.F. King”) to assist in the solicitation of proxies for the FCB special meeting, and estimates it will pay D.F. King a fee of approximately $15,000 plus certain expenses. FCB has also agreed to indemnify D.F. King against certain losses. Synovus has engaged Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation of proxies for the Synovus special meeting, and estimates it will pay Innisfree a fee of approximately $25,000 plus certain expenses. Synovus has also agreed to indemnify Innisfree against certain losses. In addition, FCB, Synovus and their respective officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q:	Where can I find more information about the companies?
A:	You can find more information about FCB and Synovus from the various sources described under “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151.
Q:	What is householding and how does it affect me?
A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders or stockholders reside, unless contrary instructions have been received, but only if the applicable shareholders or stockholders provide advance notice and follows certain procedures. In such cases, each shareholder or stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of FCB Class A common stock or Synovus common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding FCB Class A common stock or Synovus common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?
A:	You may contact FCB or Synovus at the telephone numbers listed under “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151. If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares. If you are a FCB stockholder, you should contact D.F. King, the proxy solicitation agent for FCB, toll-free at (866) 416-0576 or by email to fcb@dfking.com. If you are a Synovus shareholder, you should contact Innisfree, the proxy solicitation agent for Synovus, toll-free at (888) 750-5834.

SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote. In addition, we incorporate by reference important business and financial information about Synovus and FCB into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 47)

Synovus, Merger Sub and FCB have entered into the merger agreement, pursuant to which Merger Sub will merge with and into FCB, with FCB continuing as the surviving corporation, in a transaction we refer to as the “merger”. The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger. Immediately following the merger, FCB will merge with and into Synovus, with Synovus continuing as the surviving entity, in a transaction we refer to as the “upstream merger.”

Merger Consideration (page 47)

Each outstanding share of FCB Class A common stock held immediately prior to the effective time of the merger, except for shares of FCB Class A common stock owned by FCB as treasury stock or shares of FCB Class A common stock owned by FCB or Synovus, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted (which will be cancelled), will be automatically converted into the right to receive the merger consideration, 1.055 shares of Synovus common stock.

Based on the closing trading price of Synovus common stock on the NYSE on July 23, 2018, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of FCB Class A common stock would be $58.15. Based on the closing trading price of Synovus common stock on the NYSE on October 24, 2018, the last practicable trading date before the date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to holders of FCB Class A common stock would be $38.54. The value of the merger consideration that FCB stockholders will receive for each share of FCB Class A common stock will depend on the price per share of Synovus common stock at the time the FCB stockholders receive the shares of Synovus common stock. Therefore, the value of the merger consideration may be different than its estimated value based on the current price of Synovus common stock or the price of Synovus common stock at the time of the Synovus special meeting or the FCB special meeting.

Treatment of FCB Equity Awards (page 48)

At the effective time of the merger, each option granted by FCB to purchase shares of FCB Class A common stock under the FCB stock incentive plans that is outstanding and unexercised immediately prior to the effective time of the merger (which we refer to as an “FCB option”) will be converted into an option to purchase (i) a number of whole shares of Synovus common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of FCB Class A common stock subject to such FCB option immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Synovus common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share for the shares of FCB Class A common stock of such FCB option immediately prior to the effective time of the merger divided by (B) the exchange ratio, and having the same terms and conditions (including with respect to vesting) as applied to the corresponding FCB option immediately prior to the effective time of the merger.

In addition, at the effective time of the merger, each award of a share of FCB Class A common stock subject to vesting, repurchase or other lapse restriction granted by FCB under the FCB stock incentive plans that is outstanding immediately prior to the effective time of the merger (which we refer to as an “FCB restricted stock award”), whether vested or unvested, will fully vest (with any performance-based vesting condition applicable to such FCB restricted stock award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the FCB board of directors prior to the effective time of the merger)) and be cancelled and converted automatically into the right to receive the merger consideration, in respect of each share of FCB Class A common stock underlying such FCB restricted stock award, together with any accrued but unpaid dividends corresponding to the FCB restricted stock awards that vest in accordance with the merger agreement, less applicable tax withholdings.

Furthermore, at the effective time of the merger, each time-vesting restricted stock unit award in respect of shares of FCB Class A common stock granted by FCB under the FCB stock incentive plans that is outstanding immediately prior to the effective time of the merger (which we refer to as an “FCB RSU award”) that has vested on or prior to the effective time of the merger (which we refer to as a “Vested FCB RSU award”) will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB RSU award, together with any accrued but unpaid dividend equivalents corresponding to the Vested FCB RSU awards. In addition, at the effective time of the merger, each FCB RSU award that is not a Vested FCB RSU award (which we refer to as an “Unvested FCB RSU award”) that is not held by a non-employee director of FCB will be converted into a restricted stock unit award (which we refer to as a “Synovus RSU award”) in respect of that number of whole shares of Synovus common stock (rounded to the nearest whole share, with 0.50 being rounded upward) equal to the product of (i) the total number of shares of FCB Class A common stock subject to such FCB RSU award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Each such Synovus RSU award will continue to have, and will be subject to, the same terms and conditions (including with respect to vesting and dividend equivalents) as applied to the corresponding FCB RSU award immediately prior to the effective time of the merger. In addition, at the effective time of the merger, each Unvested FCB RSU award held by a non-employee director of FCB, will fully vest and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB RSU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB RSU awards held by such non-employee directors that vest in accordance with the merger agreement.

In addition, at the effective time of the merger, each performance-vesting restricted stock unit award in respect of shares of FCB Class A common stock granted by FCB under the FCB stock incentive plans that is outstanding immediately prior to the effective time of the merger (which we refer to as an “FCB PSU award and together with the FCB options, FCB restricted stock awards, and FCB RSU awards, the “FCB equity awards”) will fully vest (with any performance-based vesting condition applicable to such FCB PSU award deemed to have been fully achieved (or if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the board of directors of FCB prior to the effective time of the merger)) and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB PSU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB PSU awards that vest in accordance with the merger agreement, less applicable tax withholdings.

In addition, at the effective time of the merger, each cash phantom unit award in respect of shares of FCB Class A common stock that is outstanding immediately prior to the effective time of the merger (which we refer to as an “FCB CPU award”) will fully vest (with any performance-based vesting condition applicable to such FCB CPU award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the board of directors of FCB prior to the effective time of the merger)) and will be cancelled and converted automatically into the right to receive an amount in cash (rounded to the nearest cent) equal to the product of (x) the exchange ratio and (y) the average closing price of the Synovus common stock for the five full trading days preceding the effective date of the merger (such product which we refer to as the “per share stock consideration”), in respect of each share of FCB Class A common stock underlying such FCB CPU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB CPU awards that vest in accordance with the merger agreement, less applicable tax withholdings.

For more information, see “The Merger—Terms of the Merger—Treatment of FCB Equity Awards” beginning on page 47.

Treatment of FCB Warrants (page 48)

At the effective time of the merger, each warrant to purchase a share of FCB Class A common stock (which we refer to as a “FCB warrant”), that is outstanding immediately prior to the effective time of the merger will be converted into a warrant (which we refer to as a “Synovus warrant”) to purchase (i) the same amount and kind of securities, cash or property as the holder of such FCB warrant would have been entitled to receive upon the consummation of the merger if such holder had exercised such FCB warrant immediately prior to the merger (which, for the avoidance of doubt, shall equal that number of whole shares of Synovus common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of FCB Class A common stock subject to such FCB warrant immediately prior to the effective time of the merger multiplied by (B) the exchange ratio) (ii) at an exercise price as set forth in such FCB warrant, in each case in accordance with the terms of such FCB warrant. Except as otherwise provided in the merger agreement, each such Synovus warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding FCB warrant immediately prior to the effective time of the merger. See “The Merger—Terms of the Merger—Treatment of FCB Warrants” beginning on page 48.

Recommendation of the FCB Board of Directors (page 34)

The FCB board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of FCB and its stockholders and declared that the merger agreement is advisable and (ii) approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The FCB board of directors unanimously recommends that FCB stockholders vote “FOR” the merger proposal, “FOR” the FCB compensation proposal and “FOR” the FCB adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the FCB Board of Directors and Reasons for the Merger” beginning on page 54.

Opinions of FCB’s Financial Advisors (page 60)

FCB retained Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”), Guggenheim Securities, LLC (which we refer to as “Guggenheim Securities”) and Evercore Group L.L.C. (which we refer to as “Evercore,” and we refer to Sandler O’Neill, Guggenheim Securities and Evercore, collectively, as “FCB’s financial advisors”) as financial advisors to the FCB board of directors in connection with the potential sale of or merger or other business combination involving FCB. Sandler O’Neill, Guggenheim Securities and Evercore each delivered separate opinions, dated July 23, 2018, to the FCB board of directors as to the fairness, from a financial point of view and as of the date of such opinions, to the holders of FCB Class A common stock of the exchange ratio in connection with the merger, which opinions were each based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Sandler O’Neill, Guggenheim Securities and Evercore, as applicable. Sandler O’Neill’s, Guggenheim Securities’ and Evercore’s written opinions, which are attached as Annex B, Annex C and Annex D, respectively, to this joint proxy statement/prospectus and which you should read carefully and in their entirety, are subject to the assumptions, limitations, qualifications and other conditions contained in such opinions.

Sandler O’Neill’s, Guggenheim Securities’ and Evercore’s opinions were provided to the FCB board of directors. Sandler O’Neill’s, Guggenheim Securities’ and Evercore’s opinions and any materials provided in connection therewith did not constitute a recommendation to the FCB board of directors with respect to the merger, nor do the opinions constitute advice or a recommendation to any holder of FCB Class A common stock or Synovus common stock as to how to vote or act in connection with the merger or otherwise. Sandler O’Neill’s, Guggenheim Securities’ and Evercore’s opinions address only the fairness, from a financial point of view and as of the date of such opinions, of the exchange ratio to the holders of FCB Class A common stock.

For a description of the opinions that the FCB board of directors received from Sandler O’Neill, Guggenheim Securities and Evercore, see “The Merger—Opinions of FCB’s Financial Advisors” beginning on page 60.

Recommendation of the Synovus Board of Directors (page 40)

The Synovus board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Synovus and its shareholders and (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the Synovus share issuance. The Synovus board of directors unanimously recommends that Synovus shareholders vote “FOR” the Synovus share issuance proposal and “FOR” the Synovus adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the Synovus Board of Directors and Reasons for the Merger” beginning on page 78.

Opinion of Synovus’ Financial Advisor (page 81)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as “BofA Merrill Lynch”), Synovus’ financial advisor, delivered to the Synovus board of directors a written opinion, dated July 23, 2018, as to the fairness, from a financial point of view and as of the date of the opinion, to Synovus of the exchange ratio provided for in the merger. The full text of the written opinion, dated July 23, 2018, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Synovus board of directors (in its capacity as such) for the benefit and use of the Synovus board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Synovus or in which Synovus might engage or as to the underlying business decision of Synovus to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any Synovus shareholder or FCB stockholder as to how to vote or act in connection with the proposed merger or any other matter. The summary of BofA Merrill Lynch’s opinion and the methodology that BofA Merrill Lynch used to render its opinion set forth in this joint proxy statement/prospectus under the caption entitled “—Opinion of Synovus’ Financial Advisor” is qualified in its entirety by reference to the full text of BofA Merrill Lynch’s opinion.

For a description of the opinions that the Synovus board of directors received from BofA Merrill Lynch, please see “The Merger—Opinion of Synovus’ Financial Advisor” beginning on page 81.

FCB Special Meeting of Stockholders (page 34)

The special meeting of FCB stockholders will be held on November 29, 2018, at 10:00 A.M. local time, at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York 10036. At the FCB special meeting, FCB stockholders will be asked to approve the merger proposal, the FCB compensation proposal and the FCB adjournment proposal (if necessary or appropriate).

The FCB board of directors has fixed the close of business on October 24, 2018 as the record date for determining the holders of FCB Class A common stock entitled to receive notice of, and to vote at, the FCB special meeting. As of the FCB record date, there were 46,823,114 shares of FCB Class A common stock outstanding and entitled to vote at the FCB special meeting held by 94 holders of record.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of FCB Class A common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the FCB special meeting.

Each share of FCB Class A common stock entitles the holder thereof to one vote at the FCB special meeting on each proposal to be considered at the FCB special meeting. As of the FCB record date, directors and executive officers of FCB and their affiliates owned and were entitled to vote 1,951,804 shares of FCB Class A common stock, representing approximately 4.2% of the shares of FCB Class A common stock issued and outstanding on that date. FCB currently expects that its directors and executive officers will vote their shares in favor of the merger proposal, the FCB compensation proposal and the FCB adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, Synovus did not beneficially hold any shares of FCB Class A common stock.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of FCB Class A common stock entitled to vote thereon. Assuming a quorum is present, approval of the FCB compensation proposal and FCB adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the FCB special meeting. FCB stockholders must approve the merger proposal in order for the merger to occur. FCB stockholders are not, however, required to approve the

FCB compensation proposal or the FCB adjournment proposal in order for the merger to occur. If FCB stockholders fail to approve the FCB compensation proposal or the FCB adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

Synovus Special Meeting of Shareholders (page 40)

The special meeting of Synovus shareholders will be held on November 29, 2018, at 10:00 A.M. local time, at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901. At the Synovus special meeting, Synovus shareholders will be asked to approve the Synovus share issuance proposal and the Synovus adjournment proposal (if necessary or appropriate).

The Synovus board of directors has fixed the close of business on October 24, 2018 as the record date for determining the holders of Synovus common stock entitled to receive notice of, and to vote at, the Synovus special meeting. As of the Synovus record date, there were 116,388,487 shares of Synovus common stock outstanding and entitled to vote at the Synovus special meeting held by 12,371 holders of record.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Synovus common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Synovus special meeting.

Synovus has a voting structure under which a holder of Synovus common stock may be entitled to exercise ten votes per share for each share of Synovus common stock that satisfies certain prescribed criteria and one vote per share for each share of Synovus common stock that does not. For more information, see the section of this joint proxy statement/prospectus entitled “Synovus Special Meeting of Shareholders—Synovus Voting Rights” beginning on page 40.

As of September 30, 2018, directors and executive officers of Synovus and their affiliates owned and were entitled to vote 1,700,710 shares of Synovus common stock, representing approximately 1.5% of the shares of Synovus common stock issued and outstanding on that date. Based upon the total voting power certified at Synovus’ 2018 annual meeting of shareholders held on April 26, 2018 and based on the assumption that all shares of Synovus common stock held by the directors and executive officers of Synovus have been (1) beneficially owned continuously by the same shareholder since October 24, 2014; (2) held by the same beneficial owner to whom the shares were issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by the Synovus board of directors approving the acquisition specifically grant ten votes per share to such shares; (3) acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries and have been held by the same owner for whom it was acquired under any such plan; (4) acquired by reason of participation in a dividend reinvestment plan offered by Synovus and have been held by the same owner for whom the shares were acquired under any such plan; or (5) owned by a holder who, in addition to certain other shares, is the owner of less than 162,723 shares of Synovus common stock, the voting power of the directors and executive officers of Synovus and their affiliates would represent approximately 6.2% of the total voting power as of the Synovus record date. The total voting power represented by the shares of common stock owned by directors and executive officers of Synovus and their affiliates may be determined only at the time of the Synovus special meeting due to the need to obtain certifications as to beneficial ownership of common shares held in “street” or “nominee” name. Synovus currently expects that its directors and executive officers will vote their shares in favor of the Synovus share issuance proposal and the Synovus adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, FCB did not beneficially hold any shares of Synovus common stock.

Assuming a quorum is present, approval of each of the Synovus share issuance proposal and Synovus adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Synovus special meeting. Synovus shareholders must approve the Synovus share issuance proposal in order for the merger to occur. If Synovus shareholders fail to approve the Synovus share issuance proposal, the merger will not occur. Synovus shareholders are not, however, required to approve the Synovus adjournment proposal in order for the merger to occur. If Synovus shareholders fail to approve the Synovus adjournment proposal, but approve the Synovus share issuance proposal, the merger may nonetheless occur.

Interests of FCB Directors and Executive Officers in the Merger (page 88)

In considering the recommendation of the FCB board of directors, FCB stockholders should be aware that the directors and executive officers of FCB have certain interests in the merger that may be different from, or in addition to, the interests of FCB stockholders generally. The FCB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that FCB stockholders vote to approve the merger proposal.

These interests include:

•	FCB options and Unvested FCB RSU awards (other than those Unvested FCB RSU awards held by non-employee directors) will convert, as of the effective time of the merger, into Synovus options or Synovus RSU awards of approximately equivalent value;
•	Unvested FCB RSU awards held by non-employee directors, Vested FCB RSU awards, FCB PSU awards, FCB restricted stock awards and FCB CPU awards will vest upon the effective time of the merger and be settled for the merger consideration (or, in the case of CPU awards, a cash amount approximately equal to the value of the merger consideration);
•	FCB warrants will convert, as of the effective time of the merger, into Synovus warrants of approximately equivalent value;
•	The employment agreements between FCB Bank and Kent Ellert, Vincent Tese, Les Lieberman and James Baiter, and the change-in-control severance protections under the offer letter between FCB Bank and Jack Partagas, would terminate as of the effective time of the merger in consideration for a lump sum cash payment upon the effective time of the merger based on the value of their change-in-control severance benefits;
•	Messrs. Ellert and Baiter have entered into employment agreements with Synovus that govern the terms of their employment following the effective time of the merger; and
•	FCB’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of FCB Directors and Executive Officers in the Merger” beginning on page 88.

The Synovus Board of Directors After the Merger (page 88)

The Synovus board of directors will not change in connection with the merger and the other transactions contemplated by the merger agreement.

Regulatory Approvals Required for the Merger (page 94)

Subject to the terms of the merger agreement, both FCB and Synovus have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger, and comply with the terms and conditions of such approvals. These approvals include approvals from the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) and the Georgia Department of Banking and Finance (which we refer to as the “Georgia DBF”). Notifications and/or applications requesting approval for the transactions contemplated by the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. Synovus, FCB and/or their respective subsidiaries filed notices and applications to obtain the necessary regulatory approvals on August 22, 2018. The Georgia DBF approvals were received on September 25, 2018. The completion of the merger is also subject to the expiration of certain waiting periods and other requirements. Although Synovus does not know of any reason why it would not be able to obtain the necessary regulatory approvals in a timely manner, Synovus cannot be certain when or if it will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Synovus or its subsidiaries after the completion of the merger, or will contain any condition or restriction that would reasonably be expected to have a material adverse effect on Synovus and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to FCB and its subsidiaries, taken as a whole) (which we refer to as a “materially burdensome regulatory condition”). For more information regarding the regulatory approvals to which completion of the merger and bank merger are subject, see “Regulatory Approvals Required for the Merger” beginning on page 94.

Conditions to the Merger (page 111)

The obligations of Synovus and FCB to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:

•	the approval of the Synovus share issuance by the requisite vote of the Synovus shareholders;
•	the adoption of the merger agreement by the requisite vote of the FCB stockholders;
•	the authorization for listing on the NYSE of the shares of Synovus common stock to be issued in the merger;
•	the receipt of all required regulatory approvals which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;
•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;
•	the absence of any order, injunction or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;
•	subject to certain exceptions, the accuracy of the representations and warranties of the other party, generally subject to a material adverse effect qualification;
•	the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date of the merger; and
•	receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Neither FCB nor Synovus can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 111.

Agreement Not to Solicit Other Offers (page 110)

Under the terms of the merger agreement, FCB has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to, or enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement described in this paragraph) relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal which, in the good faith judgment of the FCB board of directors (after receiving the advice of its outside counsel and financial advisors), is or is more likely than not to result in a proposal which is superior to the merger with Synovus, FCB may furnish nonpublic information or data regarding FCB and participate in discussions or negotiations with such third party to the extent that the FCB board of directors determines in good faith (after receiving the advice of its outside counsel and financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided, further, that prior to providing any such nonpublic information or data, FCB will have entered into a confidentiality agreement with such third party on terms, in all material respects, no less favorable to it than the confidentiality agreement between FCB and Synovus.

Termination; Termination Fee (page 112)

The merger agreement may be terminated at any time by Synovus or FCB prior to the effective time of the merger, whether before or after approval of the Synovus share issuance proposal by the Synovus shareholders or approval of the merger proposal by the FCB stockholders under the following circumstances:

•	by mutual written consent of Synovus and FCB;
•	by either Synovus or FCB, if a required regulatory approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the closing of the merger or the bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;
•	by either Synovus or FCB, if the merger has not closed on or before July 23, 2019 (which we refer to as the “termination date”), unless the failure to close by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement; provided, that if on the termination date all other closing conditions are satisfied other than receipt of required regulatory approvals, then the termination date may be extended for a period of three months at the option of either Synovus or FCB;
•	by either Synovus or FCB, if there is a breach by the other party of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) contained in the merger agreement that would, individually or in the aggregate with other breaches by such party (or failures of such representations or warranties to be true), result in the failure of a closing condition, unless the breach (or failure to be true) is cured by 45 days following written notice of such breach (or failure to be true), or such fewer days as remain prior to the termination date; provided that the terminating party is not then in material breach of the merger agreement;
•	by FCB prior to the approval of the Synovus share issuance proposal by the Synovus shareholders, if (i) the Synovus board of directors fails to recommend in this joint proxy statement/prospectus that the Synovus shareholders approve the Synovus share issuance proposal or withdraws, modifies or qualifies such recommendation in a manner adverse to FCB or publicly discloses that it has resolved to do so or (ii) Synovus breaches its obligation to call a shareholder meeting and recommend to its shareholders, in accordance with the terms of the merger agreement, the approval of the Synovus share issuance proposal in any material respect; or
•	by Synovus prior to the approval of the merger proposal by the FCB stockholders, if (i) the FCB board of directors (A) fails to recommend in this joint proxy statement/prospectus that the FCB stockholders approve the merger proposal, or withdraws, modifies or qualifies such recommendation in a manner adverse to Synovus, or publicly discloses that it has resolved to do so or fails to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposals within ten business days after the commencement of such tender or exchange offer or (B) recommends or endorses an acquisition proposal or fails to issue a press release announcing opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced or (ii) FCB breaches its obligation to call a stockholder meeting and recommend to its stockholders, in accordance with the terms of the merger agreement, the adoption of the merger agreement or to refrain from soliciting alternative acquisition proposals in any material respect.

FCB or Synovus may be required to pay a termination fee of $93.5 million to the other party, upon termination of the merger agreement under certain circumstances. For more information, see “The Merger Agreement—Termination; Termination Fee” beginning on page 112.

Amendment, Waiver and Extension of the Merger Agreement (page 114)

Synovus and FCB may jointly amend the merger agreement, and each of Synovus and FCB may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Synovus and FCB may not amend the merger agreement or waive their respective rights after the Synovus shareholders have approved the Synovus share issuance proposal or the FCB stockholders have adopted the merger proposal if the amendment or waiver would legally require further approval by the Synovus shareholders or the FCB stockholders, as applicable, without first obtaining such further approval.

For more information, see “The Merger Agreement—Amendment, Waiver and Extension of the Merger Agreement” beginning on page 114.

Litigation Relating to the Merger (page 93)

Certain litigation is pending in connection with the merger. For more information, see “The Merger—Litigation Relating to the Merger” beginning on page 93.

Appraisal Rights (page 144)

FCB stockholders are not entitled to appraisal rights under the DGCL in connection with the merger transactions. For more information, see “Appraisal Rights” beginning on page 144.

Comparison of Rights of FCB Stockholders and Synovus Shareholders (page 133)

Following the merger, the rights of FCB stockholders who become Synovus shareholders in the merger will no longer be governed by the laws of the State of Delaware, FCB’s amended and restated certificate of incorporation (which we refer to as the “FCB charter”) and FCB’s amended bylaws (which we refer to as the “FCB bylaws”) and instead will be governed by the laws of the State of Georgia, as well as by the Synovus charter and the Synovus bylaws. For more information, see “Comparison of Rights of FCB Stockholders and Synovus Shareholders” beginning on page 133.

Risk Factors (page 27)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 27.

Accounting Treatment of the Merger (page 97)

Synovus will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 115)

The merger and the upstream merger are intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Synovus and FCB to complete the merger that each receives a legal opinion to that effect. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of FCB Class A common stock generally will not recognize gain or loss with respect to Synovus common stock received in the merger, but will recognize gain or loss with respect to any cash received in lieu of fractional shares of Synovus common stock.

For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115.

The Parties (page 46)

Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 649-2311

Synovus Financial Corp. is a financial services company and registered bank holding company under the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHC Act”), and is headquartered in Columbus, Georgia. Through its wholly-owned subsidiary, Synovus Bank, the company provides commercial and retail banking services, including private banking, treasury management, wealth management, premium finance and international banking. Synovus also provides mortgage services, financial planning and investment advisory services through its wholly-owned subsidiaries, Synovus Mortgage, Synovus Trust and Synovus Securities, as well as its Global One, GLOBALT and Creative Financial Group divisions. Synovus Bank is a Georgia state-chartered bank and a member of the Federal Reserve System and is positioned in some of the highest growth markets in the Southeast, with 249 branches in Georgia, Alabama, South Carolina, Florida and Tennessee.

Synovus was incorporated under the laws of the State of Georgia in 1972 and as of June 30, 2018, had approximately $31.74 billion of total consolidated assets, $26.44 billion of total deposits and over 4,500 employees.

FCB Financial Holdings, Inc.
2500 Weston Road, Suite 300
Weston, Florida 33331
(954) 984-3313

FCB Financial Holdings, Inc. is a bank holding company, headquartered in Weston, Florida. Through its wholly-owned subsidiaries FCB Bank and Floridian Custody Services, Inc., FCB provides a range of financial products and services to individuals, small and medium-sized businesses, some large businesses, and other local organizations and entities through approximately 50 banking centers throughout Florida. FCB targets retail customers and commercial customers who are engaged in a wide variety of industries including commercial real estate; residential housing; retail and wholesale trade; tourism; distribution and distribution-related industries; manufacturing; technology; automotive; aviation; marine services; building materials; healthcare and professional services; food products; and agricultural services.

Since its formation in April 2009, FCB has raised equity capital and acquired certain assets and assumed certain liabilities of eight failed banks from the Federal Deposit Insurance Corporation, as receiver. In January 2014 and March 2018, FCB acquired Great Florida Bank and Floridian Community Holdings, Inc., respectively. Through the integration of the operations and systems of the acquired banks and through internal growth, FCB has transformed into a large, integrated commercial bank. FCB’s consolidated total assets, total deposits and total stockholders’ equity were $12.19 billion, $9.86 billion and $1.34 billion, respectively, at June 30, 2018.

SELECTED HISTORICAL FINANCIAL DATA FOR SYNOVUS

The following table summarizes financial results achieved by Synovus for the periods and at the dates indicated and should be read in conjunction with Synovus’ consolidated financial statements and the notes to the consolidated financial statements contained in reports that Synovus has previously filed with the SEC. Historical financial information for Synovus can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151. Financial amounts as of and for the six months ended June 30, 2018 and 2017 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of Synovus believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the six months ended June 30, 2018 and 2017 indicate results for any future period.

in thousands, except per share data	Six months ended June 30,		Years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
INCOME STATEMENT
Interest income	$642,968	$557,911	$1,162,497	$1,022,803	$945,962	$928,692	$929,014
Interest expense	84,107	66,887	139,188	123,623	118,644	109,408	118,822
Net interest income	558,861	491,024	1,023,309	899,180	827,318	819,284	810,192
Provision for loan losses	24,566	18,934	67,185	28,000	19,010	33,831	69,598
Non-interest income	140,433	140,539	345,327	273,194	267,920	262,104	253,571
Non-interest expense	399,234	389,133	821,313	755,923	717,655	744,998	741,537
Net income	214,348	147,861	275,474	246,784	226,082	195,249	159,383
Dividends and accretion of discount on preferred stock	5,119	5,119	10,238	10,238	10,238	10,238	40,830
Net income available to common shareholders	209,229	142,742	265,236	236,546	215,844	185,011	118,553
PER SHARE DATA
Net income per common share, basic	$1.77	$1.17	$2.19	$1.90	$1.63	$1.34	$0.93
Net income per common share, diluted	1.75	1.16	2.17	1.89	1.62	1.33	0.88
Cash dividends declared per common share	0.50	0.30	0.60	0.48	0.42	0.31	0.28
Book value per common share	24.16	23.61	23.85	22.92	22.19	21.42	20.32
BALANCE SHEET
Investment securities available for sale	$3,929,962	$3,827,058	$3,987,069	$3,718,195	$3,587,818	$3,041,406	$3,199,358
Loans, net of deferred fees and costs	25,134,056	24,430,512	24,787,464	23,856,391	22,429,565	21,097,699	20,057,798
Total assets	31,740,305	30,687,966	31,221,837	30,104,002	28,792,653	27,050,237	26,200,205
Deposits	26,442,688	25,218,816	26,147,900	24,648,060	23,242,661	21,531,700	20,876,790
Long-term debt	1,656,647	2,107,245	1,706,138	2,160,881	2,186,893	2,139,325	2,031,742
Total shareholders’ equity	3,167,694	2,997,947	2,961,566	2,927,924	3,000,196	3,041,270	2,948,985
PERFORMANCE RATIOS
Return on average assets	1.38%	0.98%	0.89%	0.84%	0.80%	0.74%	0.61%
Return on average equity	14.66	10.08	9.27	8.40	7.49	6.45	4.84
Net interest margin	3.82	3.46	3.55	3.27	3.19	3.38	3.40
Dividend payout ratio(a)	28.49	25.86	27.60	25.38	25.93	23.13	30.77
CAPITAL RATIOS
Total shareholders’ equity to total assets ratio	9.98%	9.77%	9.49%	9.73%	10.42%	11.24%	11.25%
Tier 1 risk-based capital	11.25	10.37	10.38	10.07	10.37	10.86	10.54
Total risk-based capital	13.08	12.24	12.23	12.01	12.70	12.75	13.00
Leverage Ratio	10.03	9.30	9.19	8.99	9.43	9.67	9.13
OTHER DATA
Full-time equivalent employees	4,411	4,272	4,352	4,269	4,299	4,372	4,550
Branches	250	248	250	248	257	258	281
Weighted average common shares outstanding, basic	118,531	122,251	121,162	124,389	132,423	138,495	127,495
Weighted average common shares outstanding, diluted	119,229	123,043	122,012	125,078	133,201	139,154	134,226
(a)	Determined by dividing cash dividends declared per common share by diluted net income per common share.

SELECTED HISTORICAL FINANCIAL DATA FOR FCB

The following table summarizes financial results achieved by FCB for the periods and at the dates indicated and should be read in conjunction with FCB’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that FCB has previously filed with the SEC. Historical financial information for FCB can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151. Financial amounts as of and for the six months ended June 30, 2018 and 2017 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of FCB believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the six months ended June 30, 2018 and 2017 indicate results for any future period.

in thousands, except per share data	Six months ended June 30,		Years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
INCOME STATEMENT
Total interest income	$231,116	$175,795	$374,101	$319,316	$249,040	$203,426	$145,263
Total interest expense	58,114	34,238	78,649	51,600	31,244	28,254	22,940
Net interest income	$173,002	$141,557	$295,452	$267,716	$217,796	$175,172	$122,323
Provision for loan losses	3,581	3,758	9,415	7,655	6,823	10,243	2,914
Net interest income after provision for loan losses	$169,421	$137,799	$286,037	$260,061	$210,973	$164,929	$119,409
Total noninterest income	15,177	18,860	35,016	29,717	(25,322)	17,032	10,942
Total noninterest expense	80,087	70,336	141,694	133,957	126,604	145,632	104,308
Income before income tax expense	104,511	86,323	179,359	155,821	59,047	36,329	26,043
Income tax expense	21,678	12,253	54,165	55,905	5,656	13,957	8,872
Net income	$82,833	$74,070	$125,194	$99,916	$53,391	$22,372	$17,171
PER SHARE DATA
Earnings per share—Basic	$1.80	$1.76	$2.92	$2.45	$1.29	$0.59	$0.46
Earnings per share—Diluted	$1.71	$1.62	$2.71	$2.31	$1.23	$0.58	$0.46
BALANCE SHEET
Total Assets	$12,192,299	$9,901,392	$10,677,079	$9,090,134	$7,331,486	$5,957,628	$3,973,370
New loans	8,219,145	6,900,380	7,661,385	6,259,406	4,610,763	3,103,417	1,770,711
Acquired loans	702,428	351,021	316,399	375,488	582,424	826,173	488,073
Allowance for loan losses	(50,570)	(41,334)	(47,145)	(37,897)	(29,126)	(22,880)	(14,733)
Loans, net	$8,871,003	$7,210,067	$7,930,639	$6,596,997	$5,164,061	$3,906,710	$2,244,051
FDIC loss share indemnification asset	$—	$—	$—	$—	$—	$63,168	$87,229
Total investment securities	$2,475,740	$2,114,860	$2,177,684	$1,928,090	$1,584,099	$1,425,989	$1,182,323
Total deposits	$9,858,185	$7,695,190	$8,673,927	$7,305,671	$5,430,638	$3,978,535	$2,793,533
Borrowings	$860,377	$1,019,494	$749,113	$751,103	$983,183	$1,067,981	$435,866
PERFORMANCE RATIOS
Return on average assets	1.47%	1.59%	1.28%	1.23%	0.82%	0.41%	0.49%
Return on average equity	13.11%	14.21%	11.34%	10.80%	6.21%	2.89%	2.35%
CAPITAL RATIOS
Total shareholder’s equity to total assets ratio	10.97%	11.28%	11.04%	10.81%	11.95%	14.30%	18.02%
Tier 1 risk-based capital	11.64	12.32	11.87	11.93	12.07	17.02	24.78
Total risk-based capital	12.14	12.87	12.41	12.45	12.07	17.56	25.34
Leverage ratio	10.35	10.60	10.51	10.29	10.31	12.80	18.03
OTHER DATA
Weighted average shares outstanding—Basic	45,969	42,197	42,887	40,717	41,301	38,054	36,947
Weighted average shares outstanding—Diluted	48,304	45,856	46,121	43,225	43,294	38,258	36,949

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The following table shows unaudited pro forma financial information about the financial condition and results of operations, including per share data, after giving effect to the merger and other pro forma adjustments. The unaudited pro forma financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations, and that the assets and liabilities of FCB will be recorded by Synovus at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on June 30, 2018. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the transactions as if the transactions had become effective at January 1, 2017. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Synovus, which are incorporated in this joint proxy statement/prospectus by reference, the consolidated financial statements and related notes of FCB, which are incorporated in this joint proxy statement/prospectus by reference, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus, “Incorporation of Certain Documents by Reference” beginning on page 151 and “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 118.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, extinguishment of liabilities, and share repurchases, among other factors, including those discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 27. In addition, as explained in more detail in the accompanying notes to the “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 118, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

in thousands	Six months ended June 30, 2018	Year ended December 31, 2017
STATEMENTS OF INCOME
Net interest income	$744,128	$1,369,711
Provision for loan losses	28,147	76,600
Net interest income after provision for loan losses	715,981	1,293,111
Non-interest income	155,610	380,343
Non-interest expense	488,336	983,651
Income before income taxes	383,255	689,803
Income taxes	83,662	270,618
Net income	299,593	419,185
As of June 30, 2018
BALANCE SHEET
Investment securities available for sale	$6,251,331
Net loans	33,894,629
Total assets	44,365,833
Deposits	36,334,873
Long-term debt	2,410,647
Total shareholders’ equity	4,914,854

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following table sets forth the basic earnings, diluted earnings, cash dividend, and book value per common share data for Synovus and FCB on a historical basis and on a pro forma combined basis, for the six months ended June 30, 2018, and the basic earnings, diluted earnings and cash dividend per common share for the year ended December 31, 2017. The unaudited pro forma data was derived by combining the historical financial information of Synovus and FCB using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2017, in the case of the earnings per share and dividends declared data. The pro forma financial adjustments record the assets and liabilities of FCB at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.

The unaudited pro forma data below should be read in conjunction with Synovus’ and FCB’s audited financial statements for the year ended December 31, 2017 and their respective unaudited financial statements for the six months ended June 30, 2018. This information is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger- and integration-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 118.

	Synovus As Reported	FCB As Reported	Pro Forma Combined Synovus(a)	Pro Forma Equivalent Per Share Information(b)
For the six months ended June 30, 2018:
Basic earnings per share	$1.77	$1.80	$1.76	$1.86
Diluted earnings per share	1.75	1.71	1.73	1.83
Cash dividends(c)	0.50	—	0.50	0.53
Book value at June 30, 2018(d)	24.16	28.59	27.48	28.99

For the year ended December 31, 2017:
Basic earnings per share	$2.19	$2.92	$2.46	$2.60
Diluted earnings per share	2.17	2.71	2.40	2.53
Cash dividends(c)	0.60	—	0.60	0.63
(a)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined weighted-average common shares outstanding at the end of the period.
(b)	Pro forma equivalent per share information is calculated based on pro forma combined multiplied by the applicable exchange ratio of 1.055.
(c)	Pro forma dividends per share represent Synovus’ historical dividends per share.
(d)	Book value per common share is calculated based on pro forma combined common equity and pro forma combined common shares outstanding at the end of the period.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices, as well as the dividend declared, per share of Synovus common stock, which trades on the NYSE under the symbol “SNV,” and per share of FCB Class A common stock, which trades on the NYSE under the symbol “FCB.”

	Synovus Common Stock			FCB Class A Common Stock
	High	Low	Dividend	High	Low	Dividend
2015
First Quarter	$28.84	$24.41	$0.10	$27.74	$21.53	—
Second Quarter	31.43	27.32	0.10	32.36	25.77	—
Third Quarter	32.52	27.30	0.10	35.99	30.13	—
Fourth Quarter	33.68	28.55	0.12	39.38	30.60	—

2016
First Quarter	$32.01	$25.48	$0.12	$35.29	$28.64	—
Second Quarter	32.55	27.61	0.12	37.75	30.23	—
Third Quarter	33.59	27.26	0.12	39.44	33.03	—
Fourth Quarter	41.83	31.41	0.12	48.90	35.55	—

2017
First Quarter	$44.09	$37.95	$0.15	$50.33	$44.45	—
Second Quarter	44.76	39.09	0.15	49.90	44.45	—
Third Quarter	46.42	40.27	0.15	49.00	39.90	—
Fourth Quarter	51.09	44.60	0.15	54.10	45.10	—

2018
First Quarter	$53.14	$46.30	$0.25	$57.90	$50.10	—
Second Quarter	57.40	48.31	0.25	62.95	49.55	—
Third Quarter	55.42	45.24	0.25	61.90	47.20	—
Fourth Quarter (Through October 24, 2018)	47.04	36.48	—	48.66	37.87	—

On July 23, 2018, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Synovus common stock on the NYSE was $55.12 and the closing sale price per share of FCB Class A common stock on the NYSE was $59.20. On October 24, 2018, the latest practicable trading date before the date of this joint proxy statement/prospectus, the last sale price per share of Synovus common stock on the NYSE was $36.53 and the last sale price per share of FCB Class A common stock on the NYSE was $37.93.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Synovus and FCB, including Synovus’ and/or FCB’s expectations or predictions of future financial or business performance or conditions, statements about Synovus’ and FCB’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and Synovus and FCB assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in Synovus’ and FCB’s reports filed with the SEC and those identified elsewhere in this joint proxy statement/prospectus (including the “Risk Factors” beginning on page 27), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the ability to satisfy the closing conditions to the merger, including the approval by the Synovus shareholders of the Synovus share issuance and the adoption by the FCB stockholders of the merger agreement on the expected terms and schedule;
•	the ability to obtain regulatory approvals required to complete the merger, and the timing and conditions for such approvals, including conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay or the abandonment of the merger or otherwise have an adverse impact on the surviving company;
•	delay in closing the merger and the bank merger;
•	difficulties and delays in integrating the Synovus and FCB businesses or fully realizing cost savings and other benefits;
•	business disruptions resulting from or following the merger;
•	changes in asset quality and credit risk;
•	Synovus’ credit mark against FCB’s loan portfolio may be insufficient and require an increase in the provision for loan losses;
•	the inability to sustain revenue and earnings growth;
•	changes in interest rates and capital markets;
•	inflation;
•	customer acceptance of Synovus’ and FCB’s products and services;
•	customer borrowing, repayment, investment and deposit practices;
•	customer disintermediation;
•	the introduction, withdrawal, success and timing of business initiatives;
•	competitive conditions;
•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures;
•	economic conditions;
•	the impact, extent and timing of technological changes;

•	capital management activities;
•	the outcome of pending or threatened litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
•	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;
•	changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank Act”), and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;
•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;
•	changes in accounting principles, policies, practices or guidelines;
•	the potential impact of announcement or consummation of the merger with FCB on relationships with third parties, including customers, vendors, employees and competitors;
•	Synovus’ potential exposure to unknown or contingent liabilities of FCB;
•	the challenges of integrating, retaining and hiring key personnel;
•	failure to attract new customers and retain existing customers in the manner anticipated;
•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;
•	changes in Synovus’ stock price before closing, including as a result of the financial performance of FCB prior to closing;
•	natural disasters, war or terrorist activities; and
•	other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause Synovus’ and FCB’s results to differ materially from those described in the forward-looking statements can be found in Synovus’ and FCB’s filings with the SEC, including Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and FCB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Synovus or FCB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Synovus and FCB undertake no obligation to update these forward-looking statements to reflect facts, assumptions, events or circumstances that occur after the date on which such forward-looking statement was made.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151.

Risks Related to the Merger

Because the Market Price of Synovus Common Stock Will Fluctuate, FCB Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each outstanding share of FCB Class A common stock held immediately prior to the effective time of the merger, except for specified shares of FCB Class A common stock owned by FCB or Synovus (which will be cancelled), will be automatically converted into the right to receive the merger consideration, 1.055 shares of Synovus common stock. The merger consideration that FCB stockholders will receive is a fixed number of shares of Synovus common stock; it is not a number of shares with a particular fixed market value. The market value of Synovus common stock and FCB Class A common stock at the effective time of the merger may vary significantly from their respective values on the date the merger was announced or at other dates, including on the date that this joint proxy statement/prospectus was mailed to Synovus’ shareholders and FCB’s stockholders and on the date of the Synovus special meeting or FCB special meeting. There will be no adjustment to the merger consideration for changes in the market price of either shares of Synovus common stock or FCB Class A common stock.

The market price of Synovus common stock and FCB Class A common stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding Synovus’ and FCB’s operations or business prospects, including market sentiment regarding Synovus’ and/or FCB’s entry into the merger agreement. These risks may also be affected by:

•	operating results that vary from the expectations of Synovus’ and/or FCB’s management or of securities analysts and investors;
•	developments in Synovus’ and/or FCB’s business or in the financial services sector generally;
•	regulatory or legislative changes affecting the banking industry generally or Synovus’ and/or FCB’s business and operations;
•	operating and securities price performance of companies that investors consider to be comparable to Synovus and/or FCB;
•	changes in estimates or recommendations by securities analysts or rating agencies;
•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by Synovus or its competitors; and
•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are outside the control of Synovus and FCB. Accordingly, at the time of the Synovus special meeting and FCB special meeting, Synovus shareholders and FCB stockholders will not necessarily know or be able to calculate the value of the merger consideration they would be entitled to receive upon completion of the merger. You should obtain current market quotations for both Synovus common stock and FCB Class A common stock.

FCB Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

FCB stockholders currently have the right to vote in the election of the FCB board of directors and on other matters affecting FCB requiring stockholder approval under Delaware law, the FCB charter and the FCB bylaws. Upon the completion of the merger, each of FCB’s stockholders that receive shares of Synovus common stock will become a shareholder of Synovus with a percentage ownership of Synovus that is smaller than such stockholder’s percentage ownership of FCB.

Based on the number of issued and outstanding shares of Synovus common stock and shares of FCB Class A common stock and the number of shares of FCB Class A common stock issuable pursuant to outstanding FCB equity awards and warrants, in each case as of October 24, 2018, the latest practicable trading date before the date of this joint proxy statement/prospectus, and based on the exchange ratio of 1.055, it is expected that FCB’s former stockholders, as a group, will receive shares in the merger constituting approximately 31.7% of the shares of Synovus common stock expected to be issued and outstanding immediately after the merger (without giving effect to any shares of Synovus common stock held by FCB stockholders prior to the merger). Because of this, current FCB stockholders, as a group, will have less influence on the Synovus board of directors, management and policies (as the combined company following the merger) than they now have on the FCB board of directors, management and policies.

The Market Price of Synovus Common Stock After the Merger May be Affected by Factors Different from Those Currently Affecting the Prices of Synovus Common Stock and FCB Class A Common Stock.

The businesses of Synovus and FCB differ, and accordingly, the results of operations of the combined company and the market price of the shares of Synovus common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Synovus and FCB. For a discussion of the businesses of Synovus and FCB and of certain factors to consider in connection with those businesses, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151.

The success of the merger and integration of Synovus and FCB will depend on a number of uncertain factors, including:

•	Synovus’ ability to integrate the branches acquired from FCB in the merger (which we refer to as the “acquired branches”) into Synovus’ current operations;
•	Synovus’ ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;
•	Synovus’ ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;
•	Synovus’ ability to retain and attract the appropriate personnel to staff the acquired branches; and
•	Synovus’ ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert Synovus’ management’s attention and resources. No assurance can be given that Synovus will be able to integrate the acquired branches successfully. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect Synovus’ existing profitability, that Synovus will be able to achieve results in the future similar to those achieved by its existing banking business or that Synovus will be able to manage any growth resulting from the merger effectively.

Synovus May Fail to Realize the Anticipated Benefits of the Merger.

Synovus and FCB have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Synovus’ ability to successfully combine and integrate the businesses of Synovus and FCB in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Synovus’ ability to successfully conduct its business, which could have an adverse effect on Synovus’ financial results and the value of its common stock. Synovus may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. If Synovus experiences difficulties with the integration process and attendant systems conversion, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Synovus and/or FCB to lose customers or cause customers to remove their accounts from Synovus and/or FCB and move their business to competing financial institutions. Integration efforts between the two companies may also divert management’s attention and resources. These integration matters could have an adverse effect on each of Synovus and FCB during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated or could take longer to anticipate than expected.

Among the factors considered by the boards of directors of Synovus and FCB in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.

Synovus’ Decisions Regarding the Credit Risk Associated with FCB’s Loan Portfolio Could Be Incorrect and Its Credit Mark May Be Inadequate, Which May Adversely Affect the Financial Condition and Results of Operations of the Combined Company After the Closing of the Merger.

Before signing the merger agreement, Synovus conducted extensive due diligence on a significant portion of the FCB loan portfolio. However, Synovus’ review did not encompass each and every loan in the FCB loan portfolio. In accordance with customary industry practices, Synovus evaluated the FCB loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, Synovus’ management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on the FCB loans were considered as part of Synovus’ evaluation. If Synovus’ assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, Synovus’ estimated credit mark against the FCB loan portfolio in total may be insufficient to cover actual loan losses after the merger is completed, and adjustments may be necessary to allow for different economic conditions or adverse developments in the FCB loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside Synovus’ or FCB’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease Synovus’ net income and would result in extra regulatory scrutiny and possibly supervisory action.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant these approvals, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties and the effect of the merger on competition, and the factors described in the section of this joint proxy statement/prospectus entitled “Regulatory Approvals Required for the Merger” beginning on page 94. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals. The Federal Reserve Board has stated that if supervisory issues arise during processing of an application for approval of a merger transaction, a banking organization will be expected to withdraw its application pending resolution of such supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing, Synovus may be required to withdraw its application for approval of the proposed merger, as applicable, and, if possible, resubmit such application after the applicable supervisory concerns have been resolved.

The terms and conditions of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

Synovus and FCB believe that the proposed transactions should not raise significant regulatory concerns and that Synovus will be able to obtain all requisite regulatory approvals in a timely manner. However, the processing time for obtaining regulatory approvals for mergers of banking institutions, particularly for larger institutions, has increased since the financial crisis of 2007-2008. In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, Synovus will not be required, and FCB will not be permitted without the prior written consent of Synovus, to take actions or agree to conditions that would reasonably be expected to have a material adverse effect on Synovus and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to FCB and its subsidiaries, taken as a whole). See “Regulatory Approvals Required for the Merger” beginning on page 94.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) the approval of the Synovus share issuance by the requisite vote of the Synovus shareholders; (ii) the adoption of the merger agreement by the requisite vote of the FCB stockholders; (iii) authorization for listing on the NYSE of the shares of Synovus common stock to be issued in the merger; (iv) the receipt of all required regulatory approvals which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition; (v) the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; (vi) the absence of any order, injunction or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal; (vii) subject to certain exceptions, the accuracy of the representations and warranties of the other party, generally subject to a material adverse effect qualification; (viii) the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date of the merger; and (ix) receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Synovus or FCB may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination; Termination Fee” beginning on page 112.

Failure to Complete the Merger Could Negatively Impact Synovus and FCB.

If the merger is not completed, the ongoing businesses of Synovus and FCB may be adversely affected, and Synovus and FCB will be subject to several risks, including the following:

•	Synovus or FCB may be required, under certain circumstances, to pay the other party a termination fee of $93.5 million under the merger agreement;
•	Synovus and FCB will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;
•	under the merger agreement, Synovus and FCB are subject to certain restrictions on the conduct of their business prior to completing the merger, which may adversely affect their ability to execute certain of their business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by Synovus and FCB management, which could otherwise have been devoted to other opportunities that may have been beneficial to Synovus and FCB as independent companies, as the case may be.

In addition, if the merger is not completed, Synovus and/or FCB may experience negative reactions from the financial markets and from their respective customers and employees. For example, Synovus and FCB businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. The market price of Synovus or FCB Class A common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Synovus and/or FCB also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Synovus or FCB to perform their respective obligations under the merger agreement. If the merger is not completed, Synovus and FCB cannot assure their respective shareholders and stockholders (as applicable) that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Synovus and/or FCB.

FCB and Synovus Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FCB and/or Synovus. These uncertainties may impair FCB’s and/or Synovus’ ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FCB and/or Synovus to seek to change existing business relationships with FCB and/or Synovus. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with FCB or Synovus, FCB’s business or Synovus’ business could be harmed. In addition, subject to certain exceptions, FCB has agreed to operate its business in the ordinary course prior to the closing date of the merger and FCB is also restricted from making certain acquisitions and taking other specified actions without the consent of Synovus until the merger occurs. Synovus is also subject to certain restrictions on the conduct of its business prior to the closing date of the merger. These restrictions may prevent FCB and/or Synovus from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 104.

The Combined Company May Be Unable to Retain Synovus and/or FCB Personnel Successfully After the Merger Is Completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Synovus and FCB. It is possible that these employees may decide not to remain with Synovus and FCB, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating FCB to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Synovus and FCB may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

FCB Directors and Officers May Have Interests in the Merger Different From the Interests of FCB Stockholders.

In considering the information contained in this proxy statement/prospectus, you should be aware that some of FCB’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of FCB’s stockholders generally. These interests include the vesting in full of certain outstanding FCB equity compensation awards and rights to continued indemnification and insurance coverage by Synovus after the merger for acts or omissions occurring before the merger. These interests and arrangements may create potential conflicts of interest. the FCB board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and in recommending that FCB’s stockholders vote in favor of the merger proposal. See “The Merger—Interests of FCB Directors and Executive Officers in the Merger” beginning on page 88.

The Merger Agreement Limits FCB’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains provisions that make it more difficult for FCB to sell its business to a party other than Synovus. These provisions include a general prohibition on FCB’s solicitation of, or, subject to certain exceptions relating to the exercise of fiduciary duties by the FCB board of directors, entering into discussions with any third party regarding any acquisition proposal or offer for a competing transaction, the requirement that FCB pay the $93.5 million termination fee if the merger agreement is terminated in certain circumstances and the requirement that FCB submit the merger proposal to a vote of FCB’s stockholders even if the FCB board of directors changes its recommendation in favor of the merger proposal in a manner adverse to Synovus. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers,” “The Merger Agreement—Termination; Termination Fee” and “The Merger Agreement—Synovus Shareholder Meeting and FCB Stockholder Meeting and Recommendations of Their Respective Board of Directors” beginning on pages 110, 112 and 109, respectively.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of FCB from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the proposed merger consideration. Furthermore, a potential competing acquiror may propose to pay a lower per share price to FCB’s stockholders than it might otherwise have proposed to pay because of FCB’s obligation, in connection with termination of the merger agreement under certain circumstances, to pay Synovus the $93.5 million termination fee.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information Included in This Joint Proxy Statement/Prospectus Is Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Materially.

The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Synovus and FCB currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to FCB’s net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of FCB as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 118.

The Opinions of FCB’s and Synovus’ Financial Advisors Delivered to the Parties’ Respective Boards of Directors Prior to the Signing of the Merger Agreement Will Not Reflect Changes in Circumstances Occurring After the Date of Such Opinions.

Each of the opinions of FCB’s and Synovus’ financial advisors was delivered on, and dated, July 23, 2018. Changes in the operations and prospects of FCB or Synovus, general market and economic conditions and other factors that may be beyond the control of FCB or Synovus may significantly alter the value of FCB or the prices of the Synovus common stock or FCB Class A common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. See “The Merger—Opinions of FCB’s Financial Advisors” beginning on page 60 and “The Merger—Opinion of Synovus’ Financial Advisor” beginning on page 81.

Synovus and FCB Will Incur Transaction and Integration Costs in Connection with the Merger.

Each of Synovus and FCB has incurred and expects that it will incur significant, non-recurring costs in connection with negotiating the merger agreement and consummating the merger. In addition, Synovus will incur integration costs following the completion of the merger as Synovus integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “—Synovus May Fail to

Realize the Anticipated Benefits of the Merger” above. Synovus and FCB may also incur additional costs to maintain employee morale and to retain key employees. Synovus and FCB will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page 113.

FCB Stockholders Will Become Shareholders of an Georgia Corporation and Will Have Their Rights As Shareholders Governed by Synovus’ Organizational Documents and Georgia Law.

As a result of the completion of the merger, FCB’s stockholders will become shareholders of Synovus, and their rights as shareholders of Synovus will be governed by Synovus’ organizational documents and the Georgia Business Corporation Code (which we refer to as the “GBCC”). As a result, there will be differences between the rights currently enjoyed by FCB stockholders and the rights they expect to have as shareholders of the combined company. See “Comparison of Rights of FCB Stockholders and Synovus Shareholders” beginning on page 133.

Lawsuits Challenging the Merger May Be Filed Against FCB and Synovus, and an Adverse Judgment in Any Such Lawsuit or Any Future Similar Lawsuits May Prevent the Merger from Becoming Effective or from Becoming Effective Within the Expected Timeframe.

Stockholders of FCB and/or shareholders of Synovus may file lawsuits against FCB, Synovus and/or the directors and officers of either company in connection with the merger. For more information about current litigation that is pending in connection with the merger, see “The Merger—Litigation Relating to the Merger” beginning on page 93. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition that prevents the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting FCB or Synovus defendants from completing the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe and could result in significant costs to FCB and/or Synovus, including any cost associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Synovus’ business, financial condition, results of operations and cash flow.

FCB Stockholders Will Not Have Appraisal Rights in the Merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, a stockholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the agreement of merger or consolidation.

Pursuant to the DGCL, holders of FCB Class A common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of FCB Class A common stock because FCB Class A common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date.

Additional Risks Relating to Synovus and FCB After the Merger

Synovus’ and FCB’s businesses are, and will continue to be, subject to the risks described in (i) Part I, Item 1A in Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and (ii) Part I, Item 1A in FCB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in each case, as such risks may be updated or supplemented in each company’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 151.

FCB SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The special meeting of FCB stockholders will be held on November 29, 2018 at 10:00 A.M. local time, at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York 10036. On or about October 29, 2018, FCB commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the FCB special meeting.

Purpose of the FCB Special Meeting

At the FCB special meeting, FCB stockholders will be asked to vote on the following:

•	the approval of the merger proposal;
•	the approval of the FCB compensation proposal; and
•	the approval of the FCB adjournment proposal.

Recommendation of the FCB Board of Directors

The FCB board of directors recommends that FCB stockholders vote “FOR” the merger proposal, “FOR” the FCB compensation proposal and “FOR” the FCB adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the FCB board of directors and Reasons for the Merger” beginning on page 54.

FCB Record Date and Quorum

The FCB board of directors has fixed the close of business on October 24, 2018 as the record date for determining the holders of FCB Class A common stock entitled to receive notice of, and to vote at, the FCB special meeting. As of the FCB record date, there were 46,823,114 shares of FCB Class A common stock outstanding and entitled to vote at the FCB special meeting held by 94 holders of record.

To transact business at the FCB special meeting, the presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of FCB Class A common stock entitled to vote at the FCB special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the FCB special meeting. Abstentions and broker non-votes will be treated as present at the FCB special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the FCB special meeting, the holders of a majority of the voting shares represented at the FCB special meeting, in person or by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.

FCB Voting Rights

Each share of FCB Class A common stock entitles the holder thereof to one vote at the FCB special meeting on each proposal to be considered at the FCB special meeting.

Required Vote

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of FCB Class A common stock entitled to vote thereon. Assuming a quorum is present, approval of the FCB compensation proposal and FCB adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the FCB special meeting.

As of the FCB record date, directors and executive officers of FCB and their affiliates owned and were entitled to vote 1,951,804 shares of FCB Class A common stock, representing approximately 4.2% of the shares of FCB Class A common stock outstanding on that date. FCB currently expects that its directors and executive officers will vote their shares in favor of the merger proposal, the FCB compensation proposal and the FCB adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, Synovus did not beneficially hold any shares of FCB Class A common stock.

Treatment of Abstentions; Failure to Vote

For purposes of the FCB special meeting, an abstention occurs when a FCB stockholder attends the FCB special meeting, either in person or by proxy, but abstains from voting or marks abstain on such stockholder’s proxy card.

•	For the merger proposal, an abstention or failure to vote, either in person or by proxy, at the FCB special meeting will have the same effect as a vote cast “AGAINST” such proposal.
•	For the FCB compensation proposal and the FCB adjournment proposal, an abstention or failure to vote, either in person or by proxy, at the FCB special meeting will have no effect on the outcome of the vote. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, though abstentions are counted towards establishing a quorum.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a FCB stockholder authorizes the persons named in the enclosed proxy card to vote its shares of FCB Class A common stock at the FCB special meeting in the manner such stockholder directs. A FCB stockholder may vote by proxy or in person at the FCB special meeting. If you hold your shares of FCB Class A common stock in your name as a stockholder of record, to submit a proxy, you, as a FCB stockholder, may use one of the following methods:

•	By mail: Complete, sign, date and return the enclosed proxy card to FCB using the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
•	By telephone: Use any touch-tone telephone to vote your proxy by calling toll-free 1-800-690-6903 and following the voice recorded instructions. Please have your proxy card and your social security number or tax identification number available when you call. Voting by telephone is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time on the day before the FCB special meeting.
•	Via the Internet: Use the Internet to vote your proxy by accessing the website www.proxyvote.com and following the instructions on the website to obtain your records and submit an electronic ballot. Please have your proxy card and your social security number or tax identification number available when you access this voting site. Voting via the Internet is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time on the day before the FCB special meeting.

When the accompanying proxy is returned properly executed prior to the FCB special meeting, the shares of FCB Class A common stock represented by it will be voted at the FCB special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of FCB Class A common stock represented by the proxy will be voted as recommended by the FCB board of directors.

If a FCB stockholder’s shares of FCB Class A common stock are held in “street name” by a broker, bank or other nominee, the FCB stockholder should check the voting form used by that firm to determine whether it may vote by telephone or via the Internet.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FCB CLASS A COMMON STOCK YOU OWN. Accordingly, each FCB stockholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not such FCB stockholder plans to attend the FCB special meeting in person.

Shares Held in Street Name

If you are a FCB stockholder and your shares of FCB Class A common stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares of FCB Class A common stock for you is governed by the rules of the NYSE. Without your specific instruction, a broker, bank or other nominee may only vote your shares of FCB Class A common stock on routine proposals. As such, your broker, bank or other nominee will submit a proxy card on your behalf as to routine proposals but leave your shares of FCB Class A common stock unvoted on non-routine proposals—this is known as a “broker non-vote.” The merger proposal, the FCB compensation proposal and the FCB adjournment proposal are regarded as non-routine matters and your broker, bank or other nominee will not vote on these matters without instructions from you. Therefore, if you are a FCB stockholder holding your shares of FCB Class A common stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of FCB Class A common stock:

•	your broker, bank or other nominee will not vote your shares of FCB Class A common stock on the merger proposal, which broker non-votes will have the same effect as a vote cast “AGAINST” this proposal; and
•	your broker, bank or other nominee will not vote your shares of FCB Class A common stock on the FCB compensation proposal or the FCB adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.

Revocability of Proxies and Changes to a FCB Stockholder’s Vote

If you have submitted your proxy and would like to revoke it, you may do so before your shares of FCB Class A common stock are voted at the FCB special meeting by taking any of the following actions:

•	delivering a written notice bearing a date later than the date of your proxy to the secretary of FCB stating that you revoke your proxy, which notice must be received by FCB prior to the beginning the FCB special meeting;
•	completing, signing, dating and returning to the secretary of FCB a new proxy card relating to the same shares of FCB Class A common stock and bearing a later date, which new proxy card must be received by FCB prior to the beginning of the FCB special meeting;
•	casting a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before the FCB special meeting; or
•	attending the FCB special meeting and voting in person, although attendance at the FCB special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to FCB, you must submit your notice of revocation or your new proxy to FCB Financial Holdings, Inc., Attention: Corporate Secretary, 2500 Weston Road, Suite 300, Weston, Florida, and it must be received at any time before the vote is taken at the FCB special meeting.

If you have instructed a broker, bank or other nominee to vote your shares of FCB Class A common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

FCB stockholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of FCB Class A common stock represented by such proxies will be voted at the FCB special meeting and all adjournments or postponements thereof.

Solicitation of Proxies

The cost of solicitation of proxies for the FCB special meeting will be borne by FCB. FCB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. FCB has retained D.F. King to assist in the solicitation of proxies for a fee of approximately $15,000 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition, FCB’s directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Attending the FCB Special Meeting

All FCB stockholders of record as of the record date, or their duly appointed proxies, may attend the FCB special meeting. If you plan to attend the FCB special meeting, you must hold your shares of FCB Class A common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the FCB special meeting. FCB reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification.

If your shares of FCB Class A common stock are held in “street name” by a bank, broker or other nominee and you wish to attend the FCB special meeting, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the FCB special meeting. If you intend to vote in person at the FCB special meeting and you own your shares in “street name,” you also are required to bring to the FCB special meeting a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee.

FCB PROPOSALS

Proposal No. 1: Merger Proposal

As discussed elsewhere in this joint proxy statement/prospectus, FCB stockholders will consider and vote on the merger proposal. FCB stockholders must approve the merger proposal in order for the merger to occur. If FCB stockholders fail to approve the merger proposal, the merger will not occur.

Accordingly, FCB is asking FCB stockholders to vote to approve the merger proposal, either by attending the FCB special meeting and voting in person or by submitting a proxy. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, you are urged to read the merger agreement in its entirety, which is attached as Annex A hereto.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of FCB Class A common stock entitled to vote thereon. For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain or if your shares of FCB Class A common stock are not present at the FCB special meeting, either in person or by proxy, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. If you hold your shares of FCB Class A common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the merger proposal, your broker, bank or other nominee will not vote your shares of FCB Class A common stock on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal.

The FCB board of directors unanimously recommends that FCB stockholders vote “FOR” the merger proposal.

Proposal No. 2: FCB Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, FCB is seeking non-binding, advisory stockholder approval of the compensation of FCB’s named executive officers that is based on or otherwise relates to the merger as disclosed in “The Merger—Merger-Related Compensation for FCB’s Named Executive Officers” beginning on page 91. The proposal gives FCB’s stockholders the opportunity to express their views on the merger-related compensation of FCB’s named executive officers. Accordingly, FCB is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to FCB’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for FCB’s Named Executive Officers,” are hereby APPROVED on a non-binding, advisory basis.”

The vote on this proposal is a vote separate and apart from the vote of the FCB stockholders to approve the merger proposal and approval of this FCB compensation proposal is not a condition to completion of the merger. Accordingly, a holder of FCB Class A common stock may vote to not approve this FCB compensation proposal and vote to approve the merger proposal or vice versa. The vote with respect to this FCB compensation proposal is advisory only and will not be binding on FCB or Synovus, regardless of whether the other proposals are approved. If the merger is completed, the merger-related compensation may be paid to FCB’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if FCB’s stockholders fail to approve this compensation proposal.

Assuming a quorum is present, approval of the FCB compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the FCB special meeting. For the FCB compensation proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If your shares of FCB Class A common stock are not present at the FCB special meeting, either in person or by proxy, it will have no effect on the FCB compensation proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the merger-related compensation proposal, although it will be counted toward establishing a quorum. If you hold your shares of FCB Class A common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares of FCB Class A common stock on the FCB compensation proposal, your broker, bank or other nominee will not vote your shares of FCB Class A common stock on the FCB compensation proposal, which broker non-votes will have no effect on the vote count for such proposal.

The FCB board of directors unanimously recommends that FCB stockholders vote “FOR” the FCB compensation proposal.

Proposal No. 3: FCB Adjournment Proposal

The FCB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal.

If, at the FCB special meeting, the number of shares of FCB Class A common stock present in person or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, FCB may move to adjourn the FCB special meeting in order to enable the FCB board of directors to solicit additional proxies in favor of the merger proposal.

In the FCB adjournment proposal, FCB is asking its stockholders to authorize the holder of any proxy solicited by the FCB board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the FCB special meeting to another time and/or place for the purpose of soliciting additional proxies. If the FCB stockholders approve the FCB adjournment proposal, FCB could adjourn the FCB special meeting and any adjourned session of the FCB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from FCB stockholders who have previously voted. FCB does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger proposal is adopted at the FCB special meeting.

Assuming a quorum is present, approval of the FCB adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the FCB special meeting. For the FCB adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If your shares of FCB Class A common stock are not present at the FCB special meeting, either in person or by proxy, it will have no effect on the FCB adjournment proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the FCB adjournment proposal, although it will be counted toward establishing a quorum. If you hold your shares of FCB Class A common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares of FCB Class A common stock on the FCB adjournment proposal, your broker, bank or other nominee will not vote your shares of FCB Class A common stock on the FCB adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

The FCB board of directors unanimously recommends that FCB stockholders vote “FOR” the FCB adjournment proposal (if necessary or appropriate).

SYNOVUS SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The special meeting of Synovus shareholders will be held on November 29, 2018, at 10:00 A.M. local time, at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901. On or about October 29, 2018, Synovus commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Synovus special meeting.

Purpose of Synovus Special Meeting

At the Synovus special meeting, Synovus shareholders will be asked to vote on the following:

•	the approval of the Synovus share issuance proposal; and
•	the approval of the Synovus adjournment proposal.

Recommendation of the Synovus Board of Directors

The Synovus board of directors recommends that Synovus shareholders vote “FOR” the Synovus share issuance proposal and “FOR” the Synovus adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the Synovus Board of Directors and Reasons for the Merger” beginning on page 78.

Synovus Record Date and Quorum

The Synovus board of directors has fixed the close of business on October 24, 2018 as the record date for determining the holders of Synovus common stock entitled to receive notice of, and to vote at, the Synovus special meeting. As of the Synovus record date, there were 116,388,487 shares of Synovus common stock outstanding and entitled to vote at the Synovus special meeting held by 12,371 holders of record.

To transact business at the Synovus special meeting, the presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Synovus common stock entitled to vote at the Synovus special meeting is necessary in order to establish a quorum for purposes of the matters being voted on at the Synovus special meeting. Abstentions and broker non-votes will be treated as present at the Synovus special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Synovus special meeting, the holders of a majority of the voting shares represented at the Synovus special meeting, in person or represented by proxy, may adjourn the meeting from time to time to another time and/or place until a quorum is so present or represented.

Synovus Voting Rights

Synovus has a voting structure under which a holder of Synovus common stock may be entitled to exercise ten votes per share for each share of Synovus common stock that satisfies certain prescribed criteria and one vote per share for each share of Synovus common stock that does not. As provided in the Synovus charter and the Synovus bylaws, holders of Synovus common stock meeting any one of the following criteria are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock owned on October 24, 2018 which: (1) has had the same beneficial owner since April 24, 1986; or (2) has been beneficially owned continuously by the same shareholder since October 24, 2014; or (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by the Synovus board of directors approving the acquisition specifically grant ten votes per share; or (4) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by the Synovus board of directors approving such issuance and/or transfer specifically grant ten votes per share; or (5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; or (6) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner who acquired it under such plan; or (7) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(6) above, is the beneficial owner of less than 162,723 shares of Synovus common stock (which amount is equal to 100,000 shares, as appropriately adjusted to reflect the change in shares of Synovus common stock by means of stock splits, stock dividends, any recapitalization or otherwise occurring since April 24, 1986). For purposes of determining voting power under these provisions, any share of Synovus common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of Synovus common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares of Synovus common stock with regard to such dividend shares were issued were acquired. Under these voting provisions, a Synovus shareholder may hold some shares that qualify for 10-1 voting and some shares that do not. Holders of Synovus common stock are entitled to one vote per share unless the holder can demonstrate that such shares meet one of the criteria above for being entitled to ten votes per share.

For purposes of the foregoing, any share of Synovus common stock held in “street” or “nominee” name shall be presumed to have been acquired by the beneficial owner subsequent to April 24, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior to October 24, 2018. This presumption shall be rebuttable by presentation to the Synovus board of directors by such beneficial owner of evidence satisfactory to the Synovus board of directors that such share of Synovus common stock has had the same beneficial owner continuously since April 24, 1986 or such share of Synovus common stock has had the same beneficial owner for a period greater than 48 months prior to October 24, 2018.

In addition, for purposes of the foregoing, a beneficial owner of a share of Synovus common stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of Synovus common stock, (2) investment power, which includes the power to direct the sale or other disposition of such share of Synovus common stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of Synovus common stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of Synovus common stock.

Shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Synovus shareholders seeking to rebut this presumption should complete and execute the certification appearing on the proxy card. Synovus reserves the right to request additional documentation from any Synovus shareholder to confirm the voting power of such shareholder’s shares of Synovus common stock. Because certifications must be in writing, if any Synovus shareholder choose to vote by telephone, all of such stockholder’s shares of Synovus common stock will be voted as one vote per share. Synovus shareholders who do not certify on their proxies submitted by mail or internet that they are entitled to ten votes per share or who do not present such a certification if they are voting in person at the special meeting will be entitled to only one vote per share.

For more detailed information on your voting rights, please refer to Synovus’ 10-1 Voting Instructions and the accompanying voting instruction worksheet that are available on Synovus’ website at investor.synovus.com/2018specialmeeting.

Required Vote

Assuming a quorum is present, approval of the Synovus share issuance proposal and Synovus adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Synovus special meeting.

As of September 30, 2018, directors and executive officers of Synovus and their affiliates owned and were entitled to vote 1,700,710 shares of Synovus common stock, representing approximately 1.5% of the shares of Synovus common stock outstanding on that date. Based upon the total voting power certified at Synovus’ 2018 annual meeting of shareholders held on April 26, 2018 and based on the assumption that all shares of Synovus common stock held by the directors and executive officers of Synovus (1) have been beneficially owned continuously by the same shareholder since October 24, 2014; (2) have been held by the same beneficial owner to whom the shares were issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by the Synovus Board of Directors approving the acquisition specifically grant ten votes per share to such shares; (3) have been acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries and have been held by the same owner for whom it was acquired under any such plan; (4) have been acquired by reason of participation in a dividend reinvestment plan offered by Synovus and have been held by the same owner for whom the shares were acquired under any such plan; or (5) have been owned by a holder who, in addition to certain other shares, is the owner of less than 162,723 shares of Synovus common stock, the voting power of the directors and executive officers of Synovus and their affiliates would represent approximately 6.2% of the total voting power as of September 30, 2018. The exact total voting power represented by the shares of common stock owned by directors and executive officers of Synovus and their affiliates may be determined only at the time of the Synovus special meeting due to the need to obtain certifications as to beneficial ownership of common shares held in “street” or “nominee” name. Synovus currently expects that its directors and executive officers will vote their shares in favor of the Synovus share issuance proposal and the Synovus adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, FCB did not beneficially hold any shares of Synovus common stock.

Treatment of Abstentions; Failure to Vote

For purposes of the Synovus special meeting, an abstention occurs when a Synovus shareholder attends the Synovus special meeting, either in person or represented by proxy, but abstains from voting or marks abstain on such shareholder’s proxy card.

•	For the Synovus share issuance proposal, under the current rules and interpretive guidance of the NYSE, abstentions are treated as votes cast and will have the same effect as a vote “AGAINST” the Synovus share issuance proposal. A failure to vote, either in person or by proxy, at the Synovus special meeting will have no effect on the outcome of the vote on the Synovus share issuance proposal.
•	For the Synovus adjournment proposal, an abstention or failure to vote, either in person or by proxy, at the Synovus special meeting will have no effect on the outcome of the vote. For this proposal, abstentions are not treated as votes cast and will have no effect on the outcome of the vote on the Synovus adjournment proposal, though abstentions are counted towards establishing a quorum.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Synovus shareholder authorizes the persons named in the enclosed proxy card to vote its shares of Synovus common stock at the Synovus special meeting in the manner such shareholder directs. A Synovus shareholder may vote by proxy or in person at the Synovus special meeting. If you hold your shares of Synovus common stock in your name as a shareholder of record, to submit a proxy, you, as a Synovus shareholder, may use one of the following methods:

•	By mail: Complete, sign, date and return the enclosed proxy card and certification (if applicable) to Synovus using the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
•	By telephone: Use any touch-tone telephone to vote your proxy by calling toll-free 1-800-690-6903 and following the voice recorded instructions. Please have your proxy card and your social security number or tax identification number available when you call. Voting by telephone is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time on the day before the Synovus special meeting. If you vote by telephone, all of your shares of Synovus common stock will be voted as one vote per share.
•	Via the Internet: Use the Internet to vote your proxy by accessing the website www.proxyvote.com and following the instructions on the website to obtain your records and submit an electronic ballot and certification (if applicable). Please have your proxy card and your social security number or tax identification number available when you access this voting site. Voting via the Internet is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time on the day before the Synovus special meeting.

When the accompanying proxy is returned properly executed prior to the Synovus special meeting, the shares of Synovus common stock represented by it will be voted at the Synovus special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Synovus common stock represented by the proxy will be voted as recommended by the Synovus board of directors.

If a Synovus shareholder’s shares of Synovus common stock are held in “street name” by a broker, bank or other nominee, the Synovus shareholder should check the voting form used by that firm to determine whether it may vote by telephone or via the Internet.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SYNOVUS COMMON STOCK YOU OWN. Accordingly, each Synovus shareholder should complete, sign, date and return the enclosed proxy card and certification (if applicable) in the enclosed postage-paid envelope, or vote by telephone or via the Internet as soon as possible, whether or not such Synovus shareholder plans to attend the Synovus special meeting in person.

Shares Held in Street Name

If you are a Synovus shareholder and your shares of Synovus common stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares of Synovus common stock for you is governed by the rules of the NYSE. Without your specific instruction, a broker, bank or other nominee may only vote your shares of Synovus common stock on routine proposals. As such, your broker, bank or other nominee will submit a proxy card on your behalf as to routine proposals but leave your shares of Synovus common stock unvoted on non-routine proposals—this is known as a “broker non-vote.” The Synovus share issuance proposal and the Synovus adjournment proposal are regarded as non-routine matters and your broker, bank or other nominee will not vote on these matters without instructions from you. Therefore, if you are a Synovus shareholder holding your shares of Synovus common stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of Synovus common stock your broker, bank or other nominee will not vote your shares on the Synovus share issuance proposal or the Synovus adjournment proposal, which broker non-votes will have no effect on the outcome of the vote for this proposal.

Revocability of Proxies and Changes to a Synovus Shareholder’s Vote

If you have submitted your proxy and would like to revoke it, you may do so before your shares of Synovus common stock are voted at the Synovus special meeting by taking any of the following actions:

•	delivering a written notice bearing a date later than the date of your proxy to the secretary of Synovus stating that you revoke your proxy, which notice must be received by Synovus prior to the beginning the Synovus special meeting;
•	completing, signing, dating and returning to the secretary of Synovus a new proxy card (and certification, if applicable) relating to the same shares of Synovus common stock and bearing a later date, which new proxy card (and certification, if applicable) must be received by Synovus prior to the beginning of the Synovus special meeting;
•	casting a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before the Synovus special meeting (however, if you cast such new vote by telephone, all of your shares of Synovus common stock will be voted as one vote per share); or
•	attending the Synovus special meeting and voting in person, although attendance at the Synovus special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to Synovus, you must submit your notice of revocation or your new proxy to Synovus Financial Corp., Attention: Secretary, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901, and it must be received at any time before the vote is taken at the Synovus special meeting.

If you have instructed a broker, bank or other nominee to vote your shares of Synovus common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Synovus shareholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of Synovus common stock represented by such proxies will be voted at the Synovus special meeting and all adjournments or postponements thereof.

Solicitation of Proxies

The cost of solicitation of proxies for the Synovus special meeting will be borne by Synovus. Synovus will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Synovus has retained Innisfree to assist in the solicitation of proxies for a fee of approximately $25,000 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition, Synovus’ directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Attending the Synovus Special Meeting

All Synovus shareholders of record as of the record date, or their duly appointed proxies, may attend the Synovus special meeting. If you plan to attend the Synovus special meeting, you must hold your shares of Synovus common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the Synovus special meeting. Synovus reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. If you plan to attend the Synovus special meeting and are seeking to rebut the presumption that your shares of Synovus common stock are entitled to only one vote per share, you must present the completed and executed certification found on the enclosed proxy card at the Synovus special meeting.

If your shares of Synovus common stock are held in “street name” by a bank, broker or other nominee and you wish to attend the Synovus special meeting, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the Synovus special meeting. If you intend to vote in person at the Synovus special meeting and you own your shares in “street name,” you also are required to bring to the Synovus special meeting a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee.

SYNOVUS PROPOSALS

Proposal No. 1: Synovus Share Issuance Proposal

As discussed elsewhere in this joint proxy statement/prospectus, Synovus shareholders will consider and vote on the Synovus share issuance proposal. Synovus shareholders must approve the Synovus share issuance proposal in order for the merger to occur. If Synovus shareholders fail to approve the Synovus share issuance proposal, the merger will not occur.

Accordingly, Synovus is asking Synovus shareholders to vote to approve the Synovus share issuance proposal, either by attending the Synovus special meeting and voting in person or by submitting a proxy. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the Synovus share issuance. In particular, you are urged to read the merger agreement in its entirety, which is attached as Annex A hereto.

Assuming a quorum is present, approval of the Synovus share issuance proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Synovus special meeting. For the Synovus share issuance proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Under the current rules and interpretive guidance of the NYSE, abstentions are treated as votes cast. Thus, for the Synovus share issuance proposal, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the Synovus share issuance proposal. If your shares are not present at the Synovus special meeting, either in person or by proxy, it will have no effect on the Synovus share issuance proposal vote (assuming a quorum is present). If you hold your shares of Synovus common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares of Synovus common stock on the Synovus share issuance proposal, your broker, bank or other nominee will not vote your shares of Synovus common stock on the Synovus share issuance proposal, which broker non-votes will have no effect on the outcome of the vote on such proposal.

The Synovus board of directors unanimously recommends that Synovus shareholders vote “FOR” the Synovus share issuance proposal.

Proposal No. 2: Synovus Adjournment Proposal

The Synovus special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies in favor of the Synovus share issuance proposal.

If, at the Synovus special meeting, the number of shares of Synovus common stock present in person or represented by proxy and voting in favor of the Synovus share issuance is insufficient to approve the Synovus share issuance, Synovus may move to adjourn the Synovus special meeting in order to enable the Synovus board of directors to solicit additional proxies in favor of the Synovus share issuance proposal.

In the Synovus adjournment proposal, Synovus is asking its shareholders to authorize the holder of any proxy solicited by the Synovus board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Synovus special meeting to another time and/or place for the purpose of soliciting additional proxies. If the Synovus shareholders approve the Synovus adjournment proposal, Synovus could adjourn the Synovus special meeting and any adjourned session of the Synovus special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Synovus shareholders who have previously voted. Synovus does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the Synovus share issuance is approved at the Synovus special meeting.

Assuming a quorum is present, approval of the Synovus adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Synovus special meeting. For the Synovus adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If your shares of Synovus common stock are not present at the Synovus special meeting, either in person or by proxy, it will have no effect on the Synovus adjournment proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the Synovus adjournment proposal, although it will be counted toward establishing a quorum. If you hold your shares of Synovus common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares of Synovus common stock on the Synovus adjournment proposal, your broker, bank or other nominee will not vote your shares of Synovus common stock on the Synovus adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

The Synovus board of directors unanimously recommends that Synovus shareholders vote “FOR” the Synovus adjournment proposal (if necessary or appropriate).

THE PARTIES

Synovus Financial Corp. and Merger Sub
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 649-2311

Synovus Financial Corp. is a financial services company and registered bank holding company under the BHC Act, and is headquartered in Columbus, Georgia. Through its wholly-owned subsidiary, Synovus Bank, the company provides commercial and retail banking services, including private banking, treasury management, wealth management, premium finance and international banking. Synovus also provides mortgage services, financial planning and investment advisory services through its wholly-owned subsidiaries, Synovus Mortgage, Synovus Trust and Synovus Securities, as well as its Global One, GLOBALT and Creative Financial Group divisions. Synovus Bank is a Georgia state-chartered bank and a member of the Federal Reserve System and is positioned in some of the highest growth markets in the Southeast, with 249 branches in Georgia, Alabama, South Carolina, Florida and Tennessee.

Synovus was incorporated under the laws of the State of Georgia in 1972 and as of June 30, 2018, had approximately $31.74 billion of total consolidated assets, $26.44 billion of total deposits and over 4,500 employees.

Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of Synovus. Merger Sub was formed by Synovus solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not carried on any business or conducted any other operations.

Synovus Share Repurchases

On July 25, 2018, Synovus announced that it intended to continue to execute open market share repurchases of the remaining amount of its repurchase plan (up to approximately $51 million) before the beginning of the proxy solicitation in connection with the proposal to be voted on at the Synovus special meeting and FCB special meeting. On October 24, 2018, Synovus completed the repurchase program. From and including July 23, 2018, the date of the merger agreement, through October 24, 2018, Synovus repurchased an aggregate of 1,160,085 shares of Synovus common stock at an average price of $48.00.

FCB Financial Holdings, Inc.
2500 Weston Road, Suite 300
Weston, Florida 33331
Phone: (954) 984-3313

FCB Financial Holdings, Inc. is a bank holding company, headquartered in Weston, Florida. Through its wholly-owned subsidiaries FCB Bank and Floridian Custody Services, Inc., FCB provides a range of financial products and services to individuals, small and medium-sized businesses, some large businesses, and other local organizations and entities through approximately 50 banking centers throughout Florida. FCB targets retail customers and commercial customers who are engaged in a wide variety of industries including commercial real estate; residential housing; retail and wholesale trade; tourism; distribution and distribution-related industries; manufacturing; technology; automotive; aviation; marine services; building materials; healthcare and professional services; food products; and agricultural services.

Since its formation in April 2009, FCB has raised equity capital and acquired certain assets and assumed certain liabilities of eight failed banks from the Federal Deposit Insurance Corporation, as receiver. In January 2014 and March 2018, FCB acquired Great Florida Bank and Floridian Community Holdings, Inc., respectively. Through the integration of the operations and systems of the acquired banks and through internal growth, FCB has transformed into a large, integrated commercial bank. FCB’s consolidated total assets, total deposits and total stockholders’ equity were $12.19 billion, $9.86 billion and $1.34 billion, respectively, at June 30, 2018.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Synovus, Merger Sub and FCB. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Synovus or FCB. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Synovus and FCB make with the SEC. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151.

Terms of the Merger

On July 23, 2018, the Synovus board of directors and the FCB board of directors each unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the Synovus board of directors, the Synovus share issuance. The merger agreement provides for the acquisition of FCB by Synovus through the merger of Merger Sub with and into FCB, with FCB continuing as the surviving corporation. Immediately following the merger, the upstream merger will be completed.

Pursuant to the merger agreement, Synovus may, at any time prior to the effective time of the merger, change the method of effecting the combination of Synovus and FCB, if and to the extent both parties mutually deem such a change to be necessary or desirable. However, no such change may (i) alter or change the exchange ratio or the number of shares of Synovus common stock received by the FCB stockholders for each share of FCB Class A common stock, (ii) adversely affect the tax treatment of the merger with respect to FCB’s stockholders or Synovus’ shareholders, (iii) adversely affect the tax treatment of FCB or Synovus or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each outstanding share of FCB Class A common stock held immediately prior to the effective time of the merger, except for shares of FCB Class A common stock owned by FCB as treasury stock or shares of Class A common stock owned by FCB or Synovus, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted (which will be cancelled), will be automatically converted into the right to receive the merger consideration.

Treatment of FCB Equity Awards

At the effective time of the merger, each FCB option will be converted into an option to purchase (i) a number of whole shares of Synovus common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of FCB Class A common stock subject to such FCB option immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Synovus common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share for the shares of FCB Class A common stock of such FCB option immediately prior to the effective time of the merger divided by (B) the exchange ratio, and having the same terms and conditions (including with respect to vesting) as applied to the corresponding FCB option immediately prior to the effective time of the merger. In addition, the merger agreement permits FCB to amend the award agreements applicable to FCB options held by a member of the FCB board of directors (other than Mr. Ellert), to provide that such options remain exercisable for the full term thereof upon a separation from service for any reason.

In addition, at the effective time of the merger, each FCB restricted stock award, whether vested or unvested, will fully vest (with any performance-based vesting condition applicable to such FCB restricted stock award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the FCB board of directors prior to the effective time of the merger)) and be cancelled and converted automatically into the right to receive the merger consideration, in respect of each share of FCB Class A common stock underlying such FCB restricted stock award, together with any accrued but unpaid dividends corresponding to the FCB restricted stock awards that vest in accordance with the merger agreement, less applicable tax withholdings.

Furthermore, at the effective time of the merger, each vested FCB RSU award will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB RSU award, together with any accrued but unpaid dividend equivalents corresponding to the Vested FCB RSU awards. In addition, at the effective time of the merger, each Unvested FCB RSU award that is not held by a non-employee director of FCB will be converted into a Synovus RSU award in respect of that number of whole shares of Synovus common stock (rounded to the nearest whole share, with 0.50 being rounded upward) equal to the product of (i) the total number of shares of FCB Class A common stock subject to such FCB RSU award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Each such Synovus RSU award will continue to have, and will be subject to, the same terms and conditions (including with respect to vesting and dividend equivalents) as applied to the corresponding FCB RSU award immediately prior to the effective time of the merger. In addition, at the effective time of the merger, each Unvested FCB RSU award held by a non-employee director of FCB, will fully vest and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB RSU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB RSU awards held by such non-employee directors that vest in accordance with the merger agreement.

In addition, at the effective time of the merger, each FCB PSU award will fully vest (with any performance-based vesting condition applicable to such FCB PSU award deemed to have been fully achieved (or if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the board of directors of FCB prior to the effective time of the merger)) and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB PSU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB PSU awards that vest in accordance with the merger agreement, less applicable tax withholdings.

In addition, at the effective time of the merger, each FCB CPU award will fully vest (with any performance-based vesting condition applicable to such FCB CPU award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the board of directors of FCB prior to the effective time of the merger)) and will be cancelled and converted automatically into the right to receive an amount in cash (rounded to the nearest cent) equal to the per share stock consideration, in respect of each share of FCB Class A common stock underlying such FCB CPU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB CPU awards that vest in accordance with the merger agreement, less applicable tax withholdings.

Treatment of FCB Warrants

At the effective time of the merger, each FCB warrant, that is outstanding immediately prior to the effective time of the merger will be converted into a Synovus warrant to purchase (i) the same amount and kind of securities, cash or property as the holder of such FCB warrant would have been entitled to receive upon the consummation of the merger if such holder had exercised such FCB warrant immediately prior to the merger (which, for the avoidance of doubt, shall equal that number of whole shares of Synovus common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of FCB Class A common stock subject to such FCB warrant immediately prior to the effective time of the merger multiplied by (B) the exchange ratio) (ii) at an exercise price as set forth in such FCB warrant, in each case in accordance with the terms of such FCB warrant. Except as otherwise provided in the merger agreement, each such Synovus warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding FCB warrant immediately prior to the effective time of the merger.

Conversion of Shares; Exchange and Payment Procedures

At or prior to the effective time of the merger, Synovus will deposit or cause to be deposited with an exchange agent designated by Synovus and reasonably acceptable to FCB, for the benefit of the holders of shares of FCB Class A common stock, sufficient cash and shares of Synovus common stock to be exchanged in accordance with the merger agreement, including the merger consideration and payment of cash in lieu of fractional shares.

The conversion of FCB Class A common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As promptly as practicable after the effective time of the merger, the exchange agent will exchange certificates or book entry shares representing shares of FCB Class A common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letters of Transmittal

As promptly as practicable after the effective time of the merger, but in no event later than five business days thereafter, the exchange agent will mail to each holder of record of FCB Class A common stock immediately prior to the effective time of the merger that have been converted at the effective time of the merger into the right to receive the merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions on how to surrender shares of FCB Class A common stock in exchange for the merger consideration and cash in lieu of fractional shares such holder is entitled to receive under the merger agreement. FCB stockholders who properly surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of FCB Class A common stock, 1.055 shares of Synovus common stock plus any cash payable in lieu of any fractional shares of Synovus common stock, and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrue on any merger consideration or cash in lieu of fractional shares.

After completion of the merger, there will be no further transfers on the stock transfer books of FCB of shares of FCB Class A common stock that were issued and outstanding immediately prior to the effective time of the merger. If certificates representing shares of FCB Class A common stock or book entry shares are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of FCB Class A common stock represented by that certificate or book entry share have been converted.

Dividends and Distributions

No dividends or other distributions declared with respect to Synovus common stock will be paid to the holder of any unsurrendered certificates or book entry shares of FCB Class A common stock until the holder surrenders such certificate or book entry share in accordance with the merger agreement. After the surrender of a certificate or book entry share in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Synovus common stock that the shares of FCB Class A common stock represented by such certificate or book entry share have been converted into the right to receive under the merger agreement.

Fractional Shares

Synovus will not issue any fractional shares of Synovus common stock in the merger. Instead, a FCB stockholder who otherwise would have received a fraction of a share of Synovus common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Synovus common stock for the five full trading days ending on the day prior to the effective time of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Synovus common stock to which such stockholder would otherwise be entitled to receive.

Withholding

Each of Synovus and the exchange agent will be entitled to deduct and withhold from any consideration otherwise payable pursuant to the merger agreement such amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which the deduction and withholding was made.

Dissenting Shares

Under the DGCL, the holders of FCB Class A common stock will not have any appraisal rights with respect to the merger.

Lost, Stolen or Destroyed Stock Certificates

If a certificate for FCB Class A common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly payable under the merger agreement upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Synovus, the posting of a bond in an amount as Synovus may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Background of the Merger

The FCB board of directors and FCB management have regularly reviewed FCB’s results of operations, future growth prospects and competitive position in the industry in which FCB operates. They have also regularly considered FCB’s strategic options in light of economic and regulatory conditions, among other things, including whether the continued execution of FCB’s strategy as a standalone company or the possible sale to, or a combination with, a third party would be in the best long-term interest of FCB and FCB’s stockholders. As part of their review, the FCB board of directors and FCB management have considered a number of factors, including that additional scale and capital may be required for continued growth of FCB’s business, the available potential opportunities for organic and inorganic growth in the Florida market, the present regulatory environment, trends in interest rates and other economic factors as well as the competitive landscape for community banks more generally, including the competition with larger financial institutions operating in the Florida market.

During the course of 2018, the strategic discussions of the FCB board of directors focused on opportunities that might be available to FCB to pursue a business combination that would produce enhanced economies of scale and competitive benefits that could result from becoming a larger institution.

Members of the FCB board of directors and FCB management periodically discussed strategic opportunities of this nature with other financial institutions and with investment banking firms. In March 2018, FCB engaged Sandler O’Neill, Guggenheim Securities and Evercore as financial advisors to the FCB board of directors in connection with FCB’s consideration of a potential business combination or sale transaction.

Sandler O’Neill was authorized by FCB to contact a selected group of financial institutions, including Synovus, to discuss the potential interest of these financial institutions in a possible business combination with FCB, which institutions were selected based on their size, financial resources and likely ability to complete a transaction with FCB as well as their expected level of potential interest in pursuing a transaction with FCB at this time. In late March and early April of 2018 Sandler O’Neill communicated with each of these financial institutions and following such communications eight of these institutions, including Synovus, expressed interest in receiving nonpublic information about FCB.

Between March 29, 2018 and April 16, 2018, FCB entered into confidentiality agreements with each of these eight larger regional banks, including with Synovus on April 9, 2018. Shortly thereafter, FCB granted to each of such parties access to an electronic data room containing certain business, financial, legal and other information of FCB.

Following preliminary discussions with Sandler O’Neill, representatives of four of the eight potential counterparties that had executed confidentiality agreements communicated to representatives of Sandler O’Neill that they would not pursue a business combination with FCB at that time. The remaining four potential counterparties, including Synovus, expressed interest in pursuing discussions with FCB management regarding a potential transaction.

In April and May of 2018, members of FCB management participated in meetings with representatives of each of the four potential counterparties, including Synovus, to discuss FCB’s operations and future prospects and the merits of a potential business combination. During these meetings, members of FCB management communicated to each potential counterparty that FCB was willing to review acquisition proposals with respect to transactions that delivered substantial value to the stockholders of FCB.

On April 10, 2018, representatives of FCB including Kent Ellert, FCB’s Chief Executive Officer, and Jim Baiter, FCB’s Executive Vice President and Chief Credit Officer, and representatives of Sandler O’Neill met with representatives of Synovus, including Kessel Stelling, Synovus’ Chief Executive Officer and President, and Kevin Blair, Synovus’ Executive Vice President and Chief Financial Officer, and discussed numerous aspects of FCB’s business and operations. Following this meeting, and at Synovus’ request, FCB management made available to Synovus additional due diligence materials with respect to FCB’s loan portfolio.

On April 13, 2018, Thomson Reuters published a report that FCB was working with a financial advisor with respect to a potential sale transaction. The trading price of FCB stock, which had closed on April 12, 2018, prior to the publication of this media report, at a price of $52.90, increased on the basis of this media report and subsequently closed on April 13, 2018 at $56.25, an increase of approximately 6.3%. Following this media report, no additional inquiries from potentially interested third parties were received by FCB or its financial advisors.

FCB management held discussions with representatives of one of the potential counterparties (which we refer to as “Party A”) on April 18, 2018 and May 4, 2018 and May 30, 2018. During the course of these discussions, FCB management presented information regarding its franchise and responded to requests for information. At Party A’s request, FCB management also made available additional due diligence materials with respect to FCB’s loan portfolio.

On April 19, 2018, Mr. Ellert and Mr. Stelling met at Synovus’ headquarters in Columbus, Georgia to continue discussions about a possible business combination between Synovus and FCB.

On April 23, 2018, representatives of FCB met with representatives of another of the potential counterparties. This counterparty did not request further meetings with FCB management and did not submit a formal indication of interest.

At the Synovus board of directors’ April 25, 2018 meeting, Synovus senior management presented an overview of the potential transaction with FCB and transaction considerations, including initial due diligence findings and valuation metrics. The Synovus board of directors discussed the proposed business combination and expressed an interest in the potential business combination. Following this meeting, the Synovus board of directors received regular updates from Synovus senior management, including Mr. Stelling, regarding the proposed transaction.

On May 8, 2018, representatives of FCB, including Mr. Ellert and Mr. Baiter, and representatives of Sandler O’Neill met with representatives of Synovus, including Mr. Stelling and Mr. Blair, in Naples, Florida to further discuss FCB and its operations as well as the potential benefits of a business combination to the two companies and their respective customers and shareholders.

On May 14, 2018, the FCB board of directors held a meeting at which FCB management discussed with the board the status of exploratory discussions with respect to a potential strategic sale transaction. The FCB board of directors authorized FCB management to continue discussions with Synovus and to continue to explore whether Party A would be interested in pursuing a transaction.

Following the May 14, 2018 meeting of the FCB board of directors, Mr. Ellert periodically discussed with Party A the possibility of Party A’s continued interest in a transaction.

On May 15, 2018, representatives of FCB met with representatives of the fourth potential counterparty that had expressed interest in continued discussions. Following this meeting, this counterparty also did not request further meetings with FCB management nor did it submit a formal indication of interest.

During the remainder of May and June 2018, the executive committee of the FCB board of directors met regularly to discuss with Mr. Ellert the status and progress of discussions with the interested potential counterparties.

In early June, representatives of FCB, including Mr. Ellert, continued to have discussions by telephone with representatives of Synovus, including Mr. Stelling, during which they discussed certain aspects of FCB’s business and continued discussions about the potential business combination between FCB and Synovus.

On June 13 and June 14, 2018 representatives of FCB, including Mr. Baiter, and representatives of Sandler O’Neill met with representatives of Synovus in Weston, Florida to discuss certain operational and financial aspects of FCB, including certain aspects of FCB’s loan portfolio, credit management policies and practices and financial resources and condition, and a potential business combination of FCB with Synovus.

On June 26, 2018, Mr. Ellert and Mr. Stelling met in Atlanta, Georgia to discuss value creation opportunities in connection with the potential business combination of FCB and Synovus. Mr. Blair also met with representatives of Sandler O’Neill to discuss initial pricing, during which Mr. Blair indicated that based on Synovus’ due diligence conducted to date, Synovus was considering proposing an exchange ratio of 1.05 shares of Synovus common stock per share of FCB Class A common stock.

Over the next few days, representatives of FCB, including Mr. Ellert, and representatives of Sandler O’Neill had numerous discussions with representatives of Synovus, including Mr. Stelling, and representatives of BofA Merrill Lynch, with respect to Synovus’ due diligence findings, synergies and financial terms of the potential business combination. Following these discussions, on July 3, 2018, Mr. Stelling informed Mr. Ellert that Synovus would be interested in pursuing an acquisition of FCB at an exchange ratio of 1.05 shares of Synovus common stock per share of FCB Class A common stock.

Around this time, discussions with Party A, whose stock price had declined since the prior meetings between Party A and FCB, concluded without Party A delivering an indication of interest.

Following further conversations between representatives of Synovus and representatives of FCB and based on Synovus’ further due diligence and updated cost savings and synergies estimates, on July 5, 2018, Mr. Stelling informed Mr. Ellert that Synovus could offer an exchange ratio of 1.055 shares of Synovus common stock per share of FCB Class A common stock, which would be Synovus’ best and final offer. Such offer represented a price of $56.19 per share of FCB Class A common stock based on Synovus’ $53.26 closing price on July 3, 2018, the last trading day prior to Mr. Stelling making this offer.

From early July 2018 through the date of the execution of the merger agreement, FCB and Synovus continued to conduct due diligence investigations with respect to each other’s business, legal, regulatory, technology and other matters and the parties’ respective representatives held discussions concerning the parties’ respective businesses and prospects, key value drivers and the potential synergies and commercial benefits that could result from a potential combination of the two companies. As part of this process, beginning on July 10, 2018, Synovus made available to FCB and certain of its advisors an electronic data room containing certain business, financial, legal and other information of Synovus.

On July 6, 2018, Wachtell, Lipton, Rosen & Katz, counsel to FCB (which we refer to as “Wachtell Lipton”), and FCB delivered a draft merger agreement to Synovus.

On July 9, 2018, a special meeting of the Synovus board of directors was held, which was attended by members of Synovus management and representatives of BofA Merrill Lynch. During the meeting, Synovus management updated the Synovus board of directors on the discussions, meetings and activities relating to the potential transaction to date, including due diligence findings, and provided the Synovus board of directors with a high level overview of FCB. Also during the meeting, representatives of BofA Merrill Lynch provided to the Synovus board of directors their preliminary review of the financial aspects of a potential business combination. The Synovus board of directors discussed the proposed business combination, as well as other potential strategic alternatives, and authorized management to continue to work towards a potential transaction with FCB.

On July 11, 2018, Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”) and Alston & Bird LLP (which we refer to as “Alston & Bird”), counsel to Synovus, delivered to Wachtell Lipton a revised draft of the merger agreement.

On July 12, 2018, a special meeting of the FCB board of directors was held, which was attended by members of FCB management and representatives of Wachtell Lipton, Sandler O’Neill, Guggenheim Securities and Evercore. Members of FCB management discussed the evolution of FCB, including trends in its financial metrics and its future growth prospects, the macroeconomic and regulatory environment for institutions like FCB, the importance of scale for successfully driving growth and enhancing services offered to customers, and the strategic rationale for a potential transaction with Synovus. Members of FCB management discussed with the FCB board of directors, among other things, that a partnership with Synovus would advance FCB toward achieving a number of strategic objectives such as expanded product offerings and existing and prospective client relationships and provide FCB with additional funding sources to support asset growth as well as provide FCB shareholders the ability to share in the benefits of the growth of the combined institution through receipt of stock consideration in the transaction. Representatives of Sandler O’Neill reviewed the sale process conducted in the spring of 2018, and representatives of Sandler O’Neill, Guggenheim Securities and Evercore provided the FCB board with a financial summary of the terms of the transaction that Synovus was proposing. Representatives of Wachtell Lipton reviewed the fiduciary duties of the FCB board of directors in considering such a transaction. Following discussion, the FCB board of directors expressed its view that FCB management should continue negotiating the terms of a potential transaction with Synovus and report to the FCB board of directors its findings with respect to FCB’s due diligence investigation of Synovus.

Following the July 12, 2018 special meeting of the FCB board of directors, representatives of Wachtell Lipton, Simpson Thacher and Alston & Bird exchanged drafts of the merger agreement and worked to finalize the related transaction documents, including, at Synovus’ request, employment arrangements with certain members of FCB’s senior management team including Mr. Ellert and Mr. Baiter.

On July 17, 2018, members of FCB management, together with representatives of Sandler O’Neill and Wachtell Lipton, met telephonically with members of Synovus management to discuss aspects of Synovus’ business and prospects.

On July 18, 2018, a special meeting of the FCB board of directors was held, which was attended by members of FCB management and representatives of Wachtell Lipton, Sandler O’Neill, Guggenheim Securities and Evercore. Members of FCB management reviewed the strategic rationale for a potential transaction with Synovus and provided a report on FCB’s due diligence investigations with respect to Synovus. Representatives of Sandler O’Neill, Guggenheim Securities and Evercore discussed extensively their preliminary joint financial analysis of the exchange ratio in connection with the potential merger. The FCB board of directors also discussed with its financial advisors the financial aspects of the proposed transaction relative to other potential opportunities that might be pursued by FCB, including remaining independent, and also reviewed the progression of the discussions Sandler O’Neill had had with the other potential counterparties which in the view of the FCB board of directors indicated the limited prospects that any other party would have an interest in a potential transaction. Representatives of Wachtell Lipton reviewed the fiduciary duties of the FCB board of directors in considering such a transaction and the terms of the draft merger agreement being negotiated with Synovus. Following discussion, the FCB board of directors expressed its view that FCB management should proceed to finalize the terms of the merger agreement with Synovus.

On July 20, 2018, a special meeting of the Synovus board of directors was held, which was attended by members of FCB management and representatives of Simpson Thacher, Alston & Bird and BofA Merrill Lynch. Representatives of BofA Merrill Lynch discussed with the Synovus board of directors their preliminary financial analysis of the exchange ratio in connection with the proposed merger. Representatives of Simpson Thacher then discussed the Synovus board of directors’ fiduciary duties in connection with the proposed business combination with FCB and the terms of the draft merger agreement. Following discussions, the Synovus board of directors authorized and directed management to proceed with finalizing the terms of the merger agreement with FCB and the employment agreements with Mr. Ellert and Mr. Baiter.

Following the July 18, 2018 special meeting of the FCB board of directors and the July 20, 2018 special meeting of the Synovus board of directors, representatives of Wachtell Lipton, Simpson Thacher and Alston & Bird worked to finalize the terms of the merger agreement and related transaction documents.

On July 23, 2018, a special meeting of the FCB board of directors was held, which was attended by members of FCB management and representatives of Wachtell Lipton, Sandler O’Neill, Guggenheim Securities and Evercore. Representatives of Wachtell Lipton and Sandler O’Neill updated the FCB board of directors on the status of negotiations with Synovus since the prior meeting of the FCB board of directors. Representatives of Wachtell Lipton reviewed the final terms of the proposed merger agreement. Representatives of Sandler O’Neill, Guggenheim Securities and Evercore discussed updates to their joint financial analysis of the exchange ratio and rendered separate oral opinions, each confirmed by delivery of a written opinion, dated July 23, 2018, to the FCB board of directors to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in connection with the merger was fair, from a financial point of view, to the holders of FCB Class A common stock. See “—Opinions of FCB’s Financial Advisors.”

After taking into consideration the matters discussed during the July 23, 2018 meeting and prior meetings of the FCB board of directors, including the factors described under the section of this proxy statement entitled “—Reasons for the Merger; Recommendation of the FCB Board of Directors,” the FCB board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of FCB and its stockholders, directed that the adoption of the merger agreement and the approval of the transactions contemplated thereby be submitted to a vote at a meeting of the stockholders of FCB, and recommended that the stockholders of FCB approve the adoption of the merger agreement and approve the transactions contemplated thereby (including the other proposals set forth in this proxy statement). In addition, in connection with the execution of the merger agreement, the FCB board of directors amended FCB’s Bylaws to adopt a forum selection provision providing that the sole and exclusive forum for certain proceedings relating to FCB will be a state court within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Also on July 23, 2018, a special meeting of the Synovus board of directors was held, which was attended by members of Synovus management and representatives of Simpson Thacher, Alston & Bird and BofA Merrill Lynch. Representatives of BofA Merrill Lynch updated the Synovus board of directors on the status of negotiations with FCB since the prior meeting of the Synovus board of directors and representatives of Simpson Thacher reviewed the final terms of the proposed merger agreement. Also at this meeting, BofA Merrill Lynch reviewed with the Synovus board of directors its financial analysis of the exchange ratio and delivered to the Synovus board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 23, 2018, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Synovus. See “—Opinion of Synovus’ Financial Advisor.” After taking into consideration the matters discussed during the July 23, 2018 meeting and prior meetings of the Synovus board of directors, including the factors described under the section of this proxy statement entitled “—Reasons for the Merger; Recommendation of the Synovus Board of Directors,” the Synovus board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the Synovus share issuance, and directed that the approval of the Synovus share issuance contemplated thereby be submitted to a vote at a meeting of the Synovus shareholders, and recommended that the Synovus shareholders approve the Synovus share issuance.

On the evening of July 23, 2018, following the meetings of the FCB board of directors and the Synovus board of directors, the merger agreement and related transaction documents were executed and delivered by the parties. On the morning of July 24, 2018, FCB and Synovus publicly announced their entry into the merger agreement via a joint press release.

Recommendation of the FCB Board of Directors and Reasons for the Merger

In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that the stockholders of FCB approve the adoption of the merger agreement and approve the transactions contemplated thereby (including the other proposals set forth in this joint proxy statement/prospectus), the FCB board of directors evaluated the merger and the other transactions contemplated by the merger agreement in consultation with FCB management, as well as its financial and legal advisors, and considered a number of factors, including the following factors:

•	each of FCB’s, Synovus’ and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;
•	the extensive review undertaken by the FCB board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to FCB;
•	the challenges facing FCB as an independent institution, including competition with larger financial institutions operating in the Florida market, and the FCB board of directors’ belief that combining with a larger financial institution with additional scale and capital would be in the best long-term interest of FCB and FCB’s stockholders;
•	the available potential opportunities for organic and inorganic growth in the Florida market, and the belief of the FCB board of directors and management in the importance of scale for successfully driving growth and enhancing services offered to customers;
•	the enhanced organic growth opportunities through the potential to offer the full Synovus product set to FCB’s customers and prospective customers and the ability to leverage the combined company’s larger capital base to better serve customers of both companies;
•	the anticipated pro forma impact of the merger on the combined company, including the expected impact on financial metrics including earnings and on regulatory capital levels;

•	its consideration that the transaction with Synovus was more favorable to holders of shares of FCB Class A common stock than the potential value that might result from other alternatives reasonably available to FCB, including:
○	its consideration, in consultation with FCB’s management and with FCB’s financial advisors, of the prospects of FCB as an independent company;
○	the fact that FCB and, at FCB’s direction, Sandler O’Neill had contacted a selected group of financial institutions believed by FCB to have a significant likelihood of having a serious interest in a business combination with FCB that did not result in any other formal offers to FCB regarding a combination transaction; and
•	the likelihood of consummating the merger with Synovus;
•	the competitive environment in which FCB and Synovus operate and prevailing and possible future changes in interest rates;
•	the historical performance of Synovus common stock and Synovus common stock’s liquidity in terms of average daily trading volume, which had historically been meaningfully greater than the average daily trading volume of FCB Class A common stock;
•	the fact that the merger consideration would be in stock and with a fixed exchange ratio, which would allow FCB’s stockholders to participate in the future performance of the combined company (including any realized synergies);
•	with the merger consideration consisting of shares of Synovus common stock at a fixed exchange ratio, the potential for the value of the merger consideration to be received by holders of shares of FCB Class A common stock to be adversely affected by a decrease in the trading price of Synovus common stock;
•	the likelihood that Synovus will be able to obtain requisite regulatory approvals for the transaction on a timely basis, based on FCB management’s discussions with Synovus management;
•	the complementary geographic scope of the two companies, diversifying the footprint of the combined company in high growth markets;
•	the nature of the product offerings, customers and geographic areas of the two companies would enable FCB to achieve goals it would have independently attempted to pursue in connection with its strategic plan (including expanding product offerings and existing and prospective client relationships);
•	the similarities in the two companies’ customer- and community-centric cultures, which would benefit a successful integration of the two companies;
•	the soundness of Synovus’ capital position and management’s expectation that the combined company will have a strong capital position upon completion of the merger;
•	the anticipated continued participation of certain of FCB’s employees in the combined company, including the fact that Mr. Ellert had agreed, at Synovus’ request, to become Executive Vice President of Synovus and President of the Florida Region, which may enhance the likelihood that the expected strategic benefits of the merger will be realized;
•	the separate written opinions, dated July 23, 2018, of Sandler O’Neill, Guggenheim Securities and Evercore, respectively, to the FCB board of directors as to the fairness, from a financial point of view and as of the date of the opinions, of the exchange ratio to the holders of FCB Class A common stock, which opinions were based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “—Opinions of FCB’s Financial Advisors” beginning on page 60;
•	its review and discussions with FCB’s management and legal advisors concerning FCB’s due diligence examination of Synovus;

•	the terms of the merger agreement, including the fixed exchange ratio of stock consideration, expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes and the commitment of Synovus to pay a termination fee to FCB in certain circumstances in the event that the merger is not completed (see “The Merger Agreement” beginning on page 100);
•	the fact that the implied value of the merger consideration as of July 20, 2018 of approximately $57.61 per share of FCB Class A common stock, based on Synovus’ common stock closing price of $54.61 per share on July 20, 2018, represented a discount of approximately 1.5% to the closing price of FCB Class A common stock of $58.50 per share on July 20, 2018, and risk that the market would react negatively to the announcement of the merger transaction;
•	the fact that the merger agreement includes certain provisions that prohibit FCB from soliciting alternative transactions and from taking certain actions in response to unsolicited proposals for alternative transactions (see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 110);
•	FCB’s obligation to pay Synovus a termination fee of $93.5 million in certain circumstances;
•	the conditions to closing contained in the merger agreement, which the FCB board of directors believed are reasonable and customary in number and scope, and which, in the case of the condition related to the accuracy of FCB’s representations and warranties, are generally subject to a “material adverse effect” qualification (see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 111);
•	the potential risks associated with successfully integrating FCB’s business, operations and workforce with those of Synovus, including the costs and risks of successfully integrating the two companies;
•	the potential for diversion of management and employee attention and resources from the operation of FCB’s and Synovus’ business and the risk of employee attrition and the potential impact on customer service pending the completion of the merger;
•	the potential for legal claims challenging the merger;
•	the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;
•	the fact that the exchange ratio is fixed, which the FCB board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;
•	the merger agreement provisions generally requiring FCB to conduct its business in the ordinary course and the other restrictions on the conduct of FCB’s business prior to completion of the merger, which may delay or prevent FCB from undertaking business opportunities that may arise pending completion of the merger;
•	the fact that FCB stockholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;
•	that FCB’s directors and executive officers may have interests in the merger that are different from or in addition to those of its stockholders generally, as described under “—Interests of FCB’s Directors and Executive Officers in the Merger,” beginning on page 88;
•	the fact that, while the merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied or waived; and
•	the other risks described under “Risk Factors,” beginning on page 27, and the risks of investing in Synovus’ Class A common stock identified in the Risk Factors sections of Synovus’ periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the information and factors considered by the FCB board of directors is not intended to be exhaustive, but includes the material factors considered by the FCB board of directors. In reaching its decision to approve the merger agreement and the other transactions contemplated by the merger agreement, the

FCB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FCB board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the FCB board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25.

For the reasons set forth above, the FCB board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of FCB and its stockholders and declared that the merger agreement is advisable and (i) approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The FCB board of directors unanimously recommends that the FCB stockholders vote “FOR” the merger proposal, “FOR” the FCB compensation proposal and “FOR” the FCB adjournment proposal, if necessary or appropriate to solicit additional proxies.

Unaudited Financial Forecasts

FCB and Synovus do not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, except Synovus, from time to time, publicly discloses certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

However, in connection with the merger, FCB senior management prepared or approved for use certain unaudited prospective financial information with respect to FCB on a standalone basis and without giving effect to the merger (which we refer to as the “FCB financial forecasts”) and Synovus senior management prepared or approved for use certain unaudited prospective financial information with respect to Synovus on a standalone basis and without giving effect to the merger (which we refer to as the “Synovus financial forecasts”) which were provided to and considered by Sandler O’Neill, Guggenheim Securities, Evercore and BofA Merrill Lynch for the purpose of performing financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under the heading “—Opinions of FCB’s Financial Advisors” beginning on page 60 and “—Opinion of Synovus’ Financial Advisor” beginning on page 81, respectively, and the FCB and Synovus boards of directors in connection with their respective evaluations of the merger. We refer to the FCB financial forecasts and the Synovus financial forecasts, together with the Synovus-FCB financial forecasts which are described below, collectively as the “financial forecasts.”

The financial forecasts were not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing FCB stockholders and Synovus shareholders access to certain nonpublic information made available to FCB’s and Synovus’ financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions. The information included below does not comprise all of the prospective financial information provided to FCB’s or Synovus’ financial advisors.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions made by FCB senior management or Synovus senior management, as applicable, at the time such forecasts were prepared or approved for use by their respective financial advisors and represent FCB senior management’s or Synovus senior management’s respective evaluation of FCB’s expected future financial performance on a stand-alone basis, without reference to the merger and Synovus senior management’s evaluation of Synovus’ expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which FCB and Synovus operate and the risks and uncertainties described under “Risk Factors” beginning on page 27, “Cautionary Statement Regarding Forward-Looking

Statements” beginning on page 25 and in the reports that FCB and Synovus file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of FCB and Synovus and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of FCB or Synovus could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that FCB, Synovus or their respective boards of directors or financial advisors, considered, or now consider, these projections and forecasts to be material information to any FCB stockholders or Synovus shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with those projections and forecasts. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results, and this information should not be relied on as such. The financial projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if these financial forecasts and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Synovus would operate the combined company after the merger.

Grant Thornton LLP (FCB’s independent registered public accounting firm) and KPMG LLP (Synovus’ independent registered public accounting firm) have not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, Grant Thornton LLP and KPMG LLP have not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of FCB and Synovus, respectively. Such reports do not extend to the financial forecasts and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

FCB Financial Forecasts

For the purposes of the FCB net present value analyses performed by FCB’s financial advisors in connection with their respective fairness opinions, FCB senior management directed FCB’s financial advisors to rely upon and utilize estimates for FCB earnings per share for 2018 and 2019 that reflected consensus Wall Street research estimates. The consensus median Wall Street estimates of FCB earnings per share utilized by FCB’s financial advisors were $3.67 and $4.32 for 2018 and 2019, respectively.

Further, for purposes of the FCB net present value analyses performed by FCB’s financial advisors in connection with their respective fairness opinions, FCB senior management provided FCB’s financial advisors with, and directed FCB’s financial advisors to rely upon and utilize, 15%, 14%, 13% and 12% annual growth rates of FCB earnings per share for 2020 through 2023, respectively.

In connection with the merger, Synovus senior management also prepared certain unaudited prospective financial information relating to FCB on a standalone basis and without giving effect to the merger (which we refer to as the “Synovus-FCB financial forecasts”), which was provided solely to BofA Merrill Lynch for the purpose of performing financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under the heading “—Opinion of Synovus’ Financial Advisor” beginning on page 81 and to the Synovus board of directors in connection with its evaluation of the merger. The Synovus-FCB financial forecasts were developed from consensus Wall Street research estimates, with certain adjustments and extrapolations made by Synovus in light of, among other things, the due diligence Synovus conducted on FCB and certain macroeconomic and industry trends and reflect Synovus’ best estimates as to FCB’s future performance. Synovus senior management provided BofA Merrill Lynch with, and directed BofA Merrill Lynch to rely upon and utilize the Synovus-FCB financial forecasts. The following table presents a summary of the Synovus-FCB financial forecasts:

	2018E		2019E		2020E	2021E	2022E	2023E	2024E
Net Income (in millions)	$176	(1)	$217	(1)	$243	$272	$299	$323	$342
Earnings Per Share	$3.62		$4.40		$4.92	$5.51	$6.07	$6.55	—
Total Assets (in millions)	$12,984		$14,694		$16,163	$17,779	$19,557	$21,122	—
(1)	Synovus senior management directed BofA Merrill Lynch to rely upon and utilize estimates for FCB’s net income for 2018 and 2019 that reflected consensus median Wall Street research estimates.

Synovus Financial Forecasts

For the purposes of the Synovus net present value analyses performed by FCB’s financial advisors in connection with their respective fairness opinions and for purposes of BofA Merrill Lynch’s analysis in connection with its fairness opinion, Synovus senior management directed FCB’s financial advisors and BofA Merrill Lynch to rely upon and utilize consensus median Wall Street research estimates relating to Synovus for 2018 and 2019.

The consensus median Wall Street estimates relating to Synovus that FCB’s financial advisors utilized included the following:

	2018E	2019E
Net Income (in millions)	$425	$463
Earnings Per Share	$3.58	$3.98
Total Assets (in millions)	$32,776	$34,331

The consensus median Wall Street estimates relating to Synovus that BofA Merrill Lynch utilized included the following:

	2018E	2019E
Net Income (in millions)	$425	$464
Earnings Per Share	$3.61	$3.98
Total Assets (in millions)	$32,776	$34,331

The incremental differences in the consensus median Wall Street estimates relating to Synovus used by FCB’s financial advisors and BofA Merrill Lynch were due to timing and/or rounding.

Synovus senior management also provided FCB’s financial advisors and BofA Merrill Lynch with, and directed FCB’s financial advisors and BofA Merrill Lynch to rely upon and utilize, assumptions of a $1.12 dividend per share of Synovus common stock in 2019 and a dividend payout ratio of 30% thereafter, and the following growth rates through 2023 in the case of the FCB’s financial advisors and through 2024 in the case of BofA Merrill Lynch:

	2020E	2021E	2022E	2023E	2024E
Net Income Growth Rate	6%	5%	5%	4%	4%
Earnings Per Share Growth Rate	8%	7%	7%	6%	-
Total Assets Growth Rate	5%	4%	4%	(1)	-
(1)	BofA Merrill Lynch used a total assets growth rate of 3% for 2023 and FCB’s financial advisors used a total assets growth rate of 4% for 2023. The incremental difference was due to timing and/or rounding.

In connection with the pro forma financial analysis, Synovus senior management provided FCB’s financial advisors and BofA Merrill Lynch with certain assumptions regarding, among other items, purchase accounting adjustments. For purposes of its analysis, BofA Merrill Lynch utilized assumptions that included a gross credit mark on loans of $51 million in excess of the reserve, a loan fair value mark rate write-down of $66 million, accreted through income over four years, and a borrowings fair value mark write-up to equity of $11 million, pre-tax, amortized through income over three years, as well as annual cost savings of approximately 26% of FCB’s estimated noninterest expense.

For purposes of their analysis, FCB’s financial advisors utilized assumptions that Synovus senior management provided slightly earlier and that included a gross credit mark on loans of $50 million in excess of the reserve, a loan fair value mark rate write-down of $56 million, accreted through income over four years, and a borrowings fair value mark write-up to equity of $11 million, pre-tax, amortized through income over three years, as well as annual cost savings of approximately 25% of FCB’s estimated noninterest expense.

General

The financial forecasts were prepared separately using, in some cases, different assumptions, and are not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the financial forecasts, neither Synovus nor FCB nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of FCB or Synovus compared to the information contained in the financial forecasts. Neither FCB, Synovus nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section are not being included in this joint proxy statement/prospectus in order to induce any FCB stockholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the FCB special meeting or to induce any Synovus shareholder to vote in favor of the Synovus share issuance proposal or any of the other proposals to be voted on at the Synovus special meeting.

Opinions of FCB’s Financial Advisors

Overview

FCB retained Sandler O’Neill, Guggenheim Securities and Evercore to act as financial advisors to the FCB board of directors in connection with the potential sale of or merger or other business combination involving FCB. At the July 23, 2018 meeting at which the FCB board of directors considered the merger agreement, Sandler O’Neill, Guggenheim Securities and Evercore reviewed with the FCB board of directors their joint financial analysis of the exchange ratio and rendered separate oral opinions, each confirmed by delivery of a written opinion dated July 23, 2018, to the FCB board of directors to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in connection with the merger was fair, from a financial point of view, to the holders of FCB Class A common stock. Sandler O’Neill’s, Guggenheim Securities’ and Evercore’s written opinions, which are attached as Annex B, Annex C and Annex D, respectively, to this joint proxy statement/prospectus and which you should read carefully and in their entirety, are subject to the assumptions, limitations, qualifications and other conditions contained in such opinions. The descriptions of the opinions set forth below are qualified in their entirety by reference to the full text of the opinions.

Opinion of Sandler O’Neill

FCB selected Sandler O’Neill as financial advisor to the FCB board of directors because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. As part of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O’Neill acted as financial advisor to the FCB board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the FCB board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of FCB as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of FCB Class A common stock and did not address the underlying business decision of FCB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for FCB or the effect of any other transaction in which FCB might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employee of FCB or Synovus, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated July 20, 2018;
•	certain publicly available financial statements and other historical financial information of FCB that Sandler O’Neill deemed relevant;
•	certain publicly available financial statements and other historical financial information of Synovus that Sandler O’Neill deemed relevant;
•	publicly available median analyst estimates for FCB for the years ending December 31, 2018 and December 31, 2019, as approved by the senior management of FCB, and long-term growth rate assumptions for FCB, as provided by the senior management of FCB;
•	publicly available median analyst estimates for Synovus for the years ending December 31, 2018 and December 31, 2019, as approved by the senior management of Synovus, and long-term growth rate and dividend assumptions for Synovus, as provided by the senior management of Synovus;
•	the pro forma financial impact of the merger on Synovus based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Synovus;
•	the relative contribution of assets, liabilities, equity and earnings of FCB and Synovus to the combined entity;
•	the publicly reported historical price and trading activity for FCB Class A common stock and Synovus common stock, including a comparison of certain stock market information for FCB Class A common stock and Synovus common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which were publicly traded;
•	a comparison of certain financial information for FCB and Synovus with similar institutions for which information was publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of FCB the business, financial condition, results of operations and prospects of FCB and held similar discussions with certain members of the senior management of Synovus regarding the business, financial condition, results of operations and prospects of Synovus.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by FCB or Synovus, or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective senior managements of FCB and Synovus that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FCB or Synovus, or any of their respective subsidiaries, and Sandler O’Neill was not furnished with any evaluations or appraisals prepared by others. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of FCB or Synovus. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of FCB or Synovus, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to FCB or Synovus. Sandler O’Neill assumed, with FCB’s consent, that the respective allowances for loan losses for both FCB and Synovus were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available median analyst estimates for FCB for the years ending December 31, 2018 and December 31, 2019, as approved by the senior management of FCB, and long-term growth rate assumptions for FCB, as provided by the senior management of FCB, as well as publicly available median analyst estimates for Synovus for the years ending December 31, 2018 and December 31, 2019, as approved by the senior management of Synovus, and long-term growth rate and dividend assumptions for Synovus, as provided by the senior management of Synovus. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Synovus. With respect to the foregoing information, the respective senior managements of FCB and Synovus confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of FCB and Synovus, respectively, and the other matters covered thereby. Sandler O’Neill assumed that the future financial performance reflected in all of the foregoing information used by Sandler O’Neill would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which they were based. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of FCB and Synovus since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that FCB and Synovus would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill also assumed, with FCB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on FCB, Synovus or the merger or any related transaction, and (iii) the merger and related transactions (including, without limitation, the upstream merger and the bank merger) would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger and the upstream merger would qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of FCB Class A common stock or Synovus common stock at any time or what the value of Synovus common stock would be once it is actually received by the holders of FCB Class A common stock.

Sandler O’Neill is acting as FCB’s financial advisor in connection with the merger and will receive a fee for such services of $9.75 million, of which $1 million became payable upon the delivery of Sandler O’Neill’s opinion and the balance is payable if the merger is consummated. FCB has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

Sandler O’Neill did not provide any other investment banking services to FCB in the two years preceding the date of Sandler O’Neill’s opinion. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain investment banking services to Synovus and received fees for such services. Sandler O’Neill (i) acted as a co-manager in connection with the offer and sale of Synovus’ perpetual preferred stock in June 2018, (ii) acted as a co-manager in connection with the offer and sale of Synovus senior notes in January 2018, and (iii) acted as financial advisor to Synovus in connection with Synovus’ strategic transaction with Capital One Financial Corp. and World’s Foremost Bank, a wholly-owned subsidiary of Cabela’s Inc. In connection with the foregoing transactions, Sandler O’Neill received fees (including underwriting discounts) of approximately $0.6 million in the aggregate from Synovus. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to FCB and Synovus. Sandler O’Neill may also actively trade the equity and debt securities of FCB and Synovus for Sandler O’Neill’s own account and for the accounts of its customers.

Opinion of Guggenheim Securities

In selecting Guggenheim Securities as its financial advisor, the FCB board of directors considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the financial services industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

For purposes of this description of Guggenheim Securities’ opinion, we may sometimes refer to the merger and the upstream merger, collectively, as the “transaction” in this section. In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to the FCB board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the exchange ratio;
•	did not constitute a recommendation to the FCB board of directors with respect to the transaction;
•	does not constitute advice or a recommendation to any holder of FCB Class A common stock or Synovus common stock as to how to vote or act in connection with the transaction or otherwise;
•	did not address FCB’s underlying business or financial decision to pursue the transaction, the relative merits of the transaction as compared to any alternative business or financial strategies that might exist for FCB or the effects of any other transaction in which FCB might engage;
•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to the holders of FCB Class A common stock;
•	expressed no view or opinion as to (i) any other term, aspect or implication of (a) the transaction (including, without limitation, the form or structure of the transaction) or the merger agreement or (b) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the transaction or (ii) the fairness, financial or otherwise, of the transaction to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of FCB or Synovus; and
•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of FCB’s or Synovus’ directors, officers or employees, or any class of such persons, in connection with the transaction relative to the exchange ratio or otherwise.

Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated July 20, 2018;
•	reviewed certain publicly available business and financial information regarding each of FCB and Synovus;
•	reviewed certain non-public business and financial information regarding FCB’s and Synovus’ respective businesses and prospects, as prepared and provided by FCB’s and Synovus’ senior management, respectively;
•	reviewed Wall Street equity research consensus estimates for FCB relating to calendar years 2018 and 2019 and long-term growth rate assumptions relating to calendar years 2020 through 2023 provided by FCB’s senior management (which we refer to in this section for purposes of this description of Guggenheim Securities’ opinion, collectively, as the “FCB financial forecasts”), in each case as approved by FCB’s senior management;
•	reviewed Wall Street equity research consensus estimates for Synovus relating to calendar years 2018 and 2019 and long-term growth rate and dividend assumptions relating to calendar years 2020 through 2023 provided by Synovus’ senior management (which we refer to in this section for purposes of this description of Guggenheim Securities’ opinion, collectively, as the “Synovus financial forecasts” and, together with the FCB financial forecasts, as the “financial forecasts”), in each case as approved by Synovus’ senior management;
•	reviewed certain estimated cost savings and other combination benefits and estimated costs to achieve such synergies (which we refer to in this section for purposes of this description of Guggenheim Securities’ opinion, collectively, as “synergy estimates” or “synergies”) expected to result from the transaction, all as prepared and provided by Synovus’ senior management;
•	discussed with FCB’s senior management their strategic and financial rationale for the transaction as well as their views of FCB’s and Synovus’ respective businesses, operations, historical and projected financial results and future prospects;
•	reviewed and discussed with FCB and its lead financial advisor, Sandler O’Neill, the solicitation of indications of interest from various third parties, including Synovus, regarding a potential transaction involving FCB (which we refer to in this section for purposes of this description of Guggenheim Securities’ opinion as the “solicitation process”);
•	reviewed the relative contribution of assets, liabilities, equity and earnings of FCB and Synovus to the combined entity;
•	reviewed the historical prices, trading multiples and trading activity of FCB Class A common stock and Synovus common stock;
•	compared the financial performance of FCB and Synovus and the trading multiples and trading activity of FCB Class A common stock and Synovus common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating FCB and Synovus;
•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the transaction;
•	performed dividend discount analyses of FCB and Synovus based on the FCB financial forecasts and the Synovus financial forecasts, respectively;
•	reviewed the pro forma financial results, financial condition and capitalization of Synovus giving effect to the transaction, as prepared and provided by Synovus’ senior management; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the financial forecasts, the synergy estimates, any other estimates and any other forward-looking information) furnished by or discussed with FCB or Synovus or obtained from public sources, data suppliers and other third parties.
•	Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the financial forecasts, the synergy estimates, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the financial forecasts, the synergy estimates, any other estimates and any other forward-looking information or the assumptions upon which they were based and (iii) relied upon the assurances of FCB’s senior management that it was unaware of any facts or circumstances that would make such information (including, without limitation, the financial forecasts, the synergy estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.
•	Guggenheim Securities had no direct discussions with Synovus’ senior management, and Guggenheim Securities assumed that, had such discussions occurred, any information received from Synovus’ senior management would not materially differ from the financial information utilized in Guggenheim Securities’ analyses.
•	Neither FCB nor Synovus furnished Guggenheim Securities with any internally generated stand-alone financial projections/forecasts regarding FCB or Synovus (other than the financial forecasts and, in the case of FCB, a budget for the period through June 30, 2019 which was made available to Guggenheim Securities but not for purposes of its opinion). Accordingly, at the direction of FCB’s senior management, Guggenheim Securities based its forward-looking analyses regarding FCB and Synovus on the financial forecasts. Guggenheim Securities was advised by FCB’s senior management and Synovus’ senior management (as the case may be), and Guggenheim Securities assumed with the consent of the FCB board of directors and senior management, that the financial forecasts were consistent with the best currently available estimates and judgments of FCB’s senior management and Synovus’ senior management (as the case may be) as to the expected future performance of FCB and Synovus (as the case may be).
•	With respect to the synergy estimates, any other estimates and any other forward-looking information furnished by or discussed with Synovus or FCB, Guggenheim Securities was advised by Synovus’ senior management and FCB’s senior management (as the case may be), and Guggenheim Securities assumed, that such synergy estimates, other estimates and other forward-looking information utilized in Guggenheim Securities’ analyses were reasonably prepared on bases reflecting the best currently available estimates and judgments of Synovus’ senior management and FCB’s senior management (as the case may be) as to the matters covered thereby, including the expected amounts and realization of the synergies (and Guggenheim Securities assumed that the synergies would be realized in the amounts and at the times projected).
•	In addition, with respect to (i) the financial forecasts, the synergy estimates, any other estimates and any other forward-looking information furnished by or discussed with FCB or Synovus, Guggenheim Securities assumed that such financial forecasts, synergy estimates, other estimates and other forward-looking information were reviewed by the FCB board of directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with Guggenheim Securities’ analyses and opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•	During the course of its engagement, Guggenheim Securities was not asked by the FCB board of directors to, and Guggenheim Securities did not, solicit indications of interest from any strategic, financial or other third parties regarding the potential acquisition of or any other extraordinary corporate transaction involving FCB, and Guggenheim Securities did not express any view or render any opinion as to the solicitation process.
•	Guggenheim Securities did not perform or obtain any independent appraisal or assessment of the fair market value of (i) the assets (including the respective investment portfolios) or liabilities (including any contingent, derivative or off-balance sheet liabilities) of FCB or Synovus, (ii) the collateral securing any of such assets or liabilities or (iii) the solvency or fair value of FCB or Synovus, and Guggenheim Securities was not furnished with any such appraisals or assessments. Guggenheim Securities did not make an independent evaluation of and rendered no opinion regarding the collectability of any assets or the future performance of any loans of FCB or Synovus. In addition, Guggenheim Securities did not make an independent evaluation of the adequacy of the allowance for loan and lease losses for FCB or Synovus, nor did Guggenheim Securities conduct any review of the credit files of FCB or Synovus. Guggenheim Securities assumed that the respective allowances for loan and lease losses for FCB or Synovus are adequate to cover such future loan and lease losses and will be adequate on a pro forma basis for the combined company resulting from the transaction. Guggenheim Securities was advised by FCB’s and Synovus’ respective senior management, and Guggenheim Securities assumed, that each of FCB and Synovus are in substantial compliance with all banking-related regulatory requirements in the jurisdictions in which they operate.
•	Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of FCB’s senior management and FCB’s and Synovus’ respective other professional advisors with respect to such matters. Guggenheim Securities assumed that the transaction will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the transaction to FCB, Synovus or their respective securityholders.
•	Guggenheim Securities further assumed that:
○	In all respects meaningful to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) FCB and Synovus would comply with all terms and provisions of the merger agreement and (iii) the representations and warranties of FCB and Synovus contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the transaction would be satisfied without any waiver, amendment or modification thereof;
○	The transaction would be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on FCB, Synovus, or the transaction (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.
•	Guggenheim Securities did not express any view or opinion as to the price or range of prices at which FCB Class A common stock, Synovus common stock or other securities or financial instruments of or relating to FCB or Synovus may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the transaction.

Pursuant to the terms of Guggenheim Securities’ engagement, FCB has agreed to pay Guggenheim Securities a cash transaction fee of $9.75 million, of which $1 million became payable upon the delivery of Guggenheim Securities’ opinion and the balance is payable upon consummation of the merger. In addition, FCB has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

Aside from its current engagement by FCB, Guggenheim Securities has not been previously engaged by FCB during the two years preceding the date of Guggenheim Securities’ opinion, nor has Guggenheim Securities been previously engaged by Synovus during the two years preceding the date of Guggenheim Securities’ opinion, to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide FCB and Synovus and their respective affiliates with certain financial advisory and investment banking services unrelated to the transaction in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to FCB, Synovus, other participants in the transaction and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to FCB, Synovus, other participants in the transaction and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in FCB, Synovus, other participants in the transaction and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to FCB, Synovus, other participants in the transaction and their respective affiliates and the transaction that differ from the views of Guggenheim Securities’ investment banking personnel.

Opinion of Evercore

FCB engaged Evercore to act as a financial advisor to the FCB board of directors based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

For purposes of this description of Evercore’s opinion, we may sometimes refer to the merger and the upstream merger, collectively, as the “transaction” in this section. Evercore’s opinion was addressed to, and provided for the information and benefit of, the FCB board in connection with its evaluation of the proposed transaction. The opinion does not constitute a recommendation to the FCB board or to any other persons in respect of the proposed transaction, including as to how any holder of shares of FCB Class A common stock should vote or act in respect of the proposed transaction. Evercore’s opinion did not address the relative merits of the transaction as compared to other business or financial strategies that might be available to FCB, nor did it address the underlying business decision of FCB to engage in the transaction. The issuance of the fairness opinion was approved by an Opinion Committee of Evercore.

In connection with rendering its opinion Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to FCB and Synovus that Evercore deemed to be relevant, including publicly available research analysts’ consensus estimates for FCB and Synovus relating to 2018 and 2019 approved by the respective senior managements of FCB and Synovus (as the case may be);
•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to FCB and Synovus prepared and furnished by the respective senior managements of FCB and Synovus (as the case may be);
•	reviewed certain non-public long-term growth rate assumptions relating to FCB furnished by senior management of FCB, certain non-public long-term growth rate and dividend assumptions for Synovus furnished by senior management of Synovus and the amount and timing of the cost savings estimated by the senior management of Synovus to result from the transaction (which we refer to in this section for purposes of this description of Evercore’s opinion, collectively, as the “synergies”) as well as certain pro forma purchase accounting adjustments furnished by senior management of Synovus;

•	held discussions with members of senior management of FCB concerning the matters described in the three clauses immediately above;
•	reviewed the relative contribution of assets, liabilities, equity and earnings of FCB and Synovus to the combined entity;
•	reviewed the reported prices and the historical trading activity of FCB Class A common stock and Synovus common stock;
•	compared the financial performance of FCB and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
•	compared the financial performance of Synovus and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
•	compared the financial performance of FCB and the valuation multiples relating to the transaction with those of certain other transactions (on a regional and nationwide basis) that Evercore deemed relevant;
•	considered the potential pro forma impact of the transaction based on the synergies and the pro forma purchase accounting adjustments referred to above;
•	reviewed and discussed with FCB and its lead financial advisor the solicitation of indications of interest from various third parties, including Synovus, regarding a potential transaction involving FCB (which we refer to in this section as the “solicitation process”);
•	reviewed a draft version of the merger agreement dated July 20, 2018; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the publicly available research analysts’ consensus estimates, non-public long-term growth rate and dividend assumptions, synergies and pro forma purchase accounting adjustments referred to above, Evercore assumed that they were reasonably prepared on bases reflecting (or, in the case of the publicly available research analysts’ consensus estimates referred to above, were consistent with) the best currently available estimates and good faith judgments of the senior managements of FCB and Synovus (as the case may be) as to the future financial performance of FCB and Synovus and the other matters covered thereby. Evercore expressed no view as to any of the foregoing financial information or the assumptions on which they were based, and assumed that the projected financial results reflected in the foregoing financial information utilized in Evercore’s analyses, including with respect to the synergies, would be realized in the amounts and at the times projected. Evercore had no direct discussions with Synovus’ senior management and assumed that, had such discussions occurred, any information received from Synovus’ senior management would not materially differ from the foregoing financial information utilized in Evercore’s analyses. Evercore assumed that the foregoing financial information utilized in its analyses was reviewed by the FCB board of directors with the understanding that such information would be used and relied upon by Evercore in connection with its analyses and opinion.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the transaction would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the transaction would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on FCB, Synovus, the combined company or the consummation of the transaction or materially reduce the benefits to the holders of FCB Class A common stock of the transaction. In addition, Evercore assumed that the transaction would qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Evercore did not make nor did it assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of FCB or Synovus, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of FCB or Synovus under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of Evercore’s opinion. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion. Evercore is not an expert in the evaluation of loan, mortgage or similar portfolios or allowances for losses with respect thereto, and Evercore was not requested to, and Evercore did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. Evercore expressed no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Evercore assumed that each of FCB and Synovus has, and the pro forma combined company will have, appropriate reserves to cover any such losses.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of FCB Class A common stock, from a financial point of view, of the exchange ratio. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of FCB, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of FCB, or any class of such persons, whether relative to the exchange ratio or otherwise. Evercore assumed that any modification to the structure of the transaction would not vary in any respect material to its analysis. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of FCB Class A common stock or any business combination or other extraordinary transaction involving FCB, and Evercore did not express any view or render any opinion as to the solicitation process. Evercore expressed no opinion as to the price at which shares of FCB Class A common stock or Synovus common stock would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by FCB and its advisors with respect to legal, regulatory, accounting and tax matters.

Pursuant to the terms of Evercore’s engagement letter with FCB, Evercore is entitled to receive a fee of $2.5 million, of which $1 million became payable upon the delivery of Evercore’s opinion and the balance is payable if the merger is consummated. FCB has agreed to reimburse Evercore for its expenses and to indemnify Evercore for certain liabilities arising out of its engagement.

During the two-year period prior to the date of its written opinion, Evercore and its affiliates provided financial advisory services to FCB and received fees for the rendering of these services including the reimbursement of expenses. Evercore acted as financial advisor to FCB in connection with its acquisition of Floridian Community Holdings, Inc., which closed in March 2018. In connection with the foregoing transaction, Evercore received a fee of $250,000 from FCB. During the two year period prior to the date of its written opinion, no material relationship existed between Evercore and its affiliates and Synovus pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to FCB and Synovus in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of FCB, Synovus and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Summary of Financial Analyses

In rendering their opinions, Sandler O’Neill, Guggenheim Securities and Evercore performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s, Guggenheim Securities’ and Evercore’s opinions or the joint presentation made by FCB’s financial advisors to the FCB board of directors (for purposes of this joint presentation, we refer to Sandler O’Neill,

Guggenheim Securities and Evercore, collectively, as the “FCB Financial Advisors” in this section), but is a summary of the material analyses jointly presented by the FCB Financial Advisors to the FCB board of directors at its July 23, 2018 meeting. Such presentation to the FCB board of directors was supplemented by the FCB Financial Advisors’ oral discussion, the nature and substance of which may not be fully described herein.

The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. The FCB Financial Advisors believe that the financial analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying the opinions. Also, no company included in the comparative analyses described below is identical to FCB or Synovus and no transaction is identical to the merger. Accordingly, an analysis of selected companies or selected transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of FCB and Synovus and the companies to which they were compared. In arriving at their respective opinions, each of Sandler O’Neill, Guggenheim Securities and Evercore did not attribute any particular weight to any analysis or factor that it considered. Rather, each of Sandler O’Neill, Guggenheim Securities and Evercore made qualitative judgments as to the significance and relevance of each analysis and factor. None of Sandler O’Neill, Guggenheim Securities or Evercore formed an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, each of Sandler O’Neill, Guggenheim Securities and Evercore made its determination as to the fairness of the exchange ratio to the holders of FCB Class A common stock on the basis of its experience and professional judgment after considering the results of all the analyses taken as a whole.

In performing the analyses, the FCB Financial Advisors also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FCB, Synovus, Sandler O’Neill, Guggenheim Securities and Evercore. The analyses performed by the FCB Financial Advisors are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, the FCB Financial Advisors’ analyses do not necessarily reflect the value of FCB Class A common stock or Synovus common stock or the prices at which FCB Class A common stock or Synovus common stock may be sold at any time.

Summary of Implied Transaction Metrics

The FCB Financial Advisors reviewed the financial terms of the proposed merger and calculated a per share implied transaction price of $57.61, and an aggregate implied transaction value of $2,846 million (inclusive of the consideration payable in the merger for FCB options, warrants and restricted stock awards), based on the 1.055x exchange ratio and the closing price of Synovus common stock on July 20, 2018. The FCB Financial Advisors also calculated a per share implied transaction price of $56.65, and an aggregate implied transaction value of $2,796 million (inclusive of the consideration payable in the merger for FCB options, warrants and restricted stock awards), based on the 1.055x exchange ratio and the 20-day average closing price of Synovus common stock as of July 20, 2018.

Using financial information for FCB as of or for the period ended June 30, 2018, publicly available consensus analyst median 2018 and 2019 earnings per share estimates for FCB and the closing prices of FCB Class A common stock on July 20, 2018 and April 12, 2018 (the last trading day prior to the April 13, 2018 news article reporting rumors of a potential sale of FCB), the FCB Financial Advisors calculated the following implied transaction metrics based on (i) the per share implied transaction price of $57.61 and the aggregate implied transaction value of $2,846 million, and (ii) the per share implied transaction price of $56.65 and the aggregate implied transaction value of $2,796 million.

Implied Transaction Metrics

	Based on
	Implied Transaction Price of $57.61		Implied Transaction Price of $56.65
Implied Transaction Price / Year-to-date, or YTD, Annualized Earnings per Share:	16.8	x	16.5	x
Implied Transaction Price / 2018E Earnings Per Share:	15.7	x	15.4	x
Implied Transaction Price / 2019E Earnings Per Share:	13.3	x	13.1	x
Implied Transaction Price / June 30, 2018 Book Value Per Share:	202%		198%
Implied Transaction Price / June 30, 2018 Tangible Book Value Per Share:	226%		223%
Implied Transaction Price / June 30, 2018 Adjusted Tangible Book Value Per Share(1):	239%		235%
Tangible Book Premium / Core Deposits(2):	24.1%		23.4%
Premium/Discount to FCB’s Closing Stock Price as of July 20, 2018:	(1.5%)		(3.2%)
Premium/Discount to FCB’s Closing Stock Price as of April 12, 2018:	8.9%		7.1%
(1)	Adjusted to reflect “normalized” tangible book value per share based on tangible common equity to tangible assets ratio of 9%
(2)	Calculated as total deposits less time deposits greater than $100,000

Contribution Analysis

The FCB Financial Advisors reviewed the relative contribution of market capitalization and various balance sheet and income statement items to be made by FCB and Synovus to the combined entity, based on closing stock prices for FCB and Synovus on April 12, 2018 (the last trading day prior to the April 13, 2018 news article reporting rumors of a potential sale of FCB), the 20-day average closing stock prices for FCB and Synovus as of April 12, 2018, financial information for FCB and Synovus as of June 30, 2018 and publicly available consensus analyst median 2018 and 2019 earnings per share estimates for FCB and Synovus. This analysis did not include mark-to-market or other merger-related adjustments. The results of this analysis are set forth in the following table, which also sets forth a comparison of the results of this analysis with the implied pro forma ownership percentages of FCB and Synovus shareholders in the combined company based on the 1.055x exchange ratio provided for in the merger.

Contribution Analysis

	FCB	Synovus
Market Capitalization
Based on April 12, 2018 close	30%	70%
Based on 20-Day Average Closing Price as of April 12, 2018	29%	71%

Balance Sheet
Total Assets	28%	72%
Gross Loans Held for Investment	26%	74%
Total Deposits	27%	73%
Tangible Common Equity	30%	70%

Income Statement
2018E Net Income	30%	70%
2019E Net Income	31%	69%

Pro Forma Ownership	31%	69%

FCB and Synovus Stock Price Performance

The FCB Financial Advisors reviewed the historical stock price performance of FCB Class A common stock and Synovus common stock for the one-year period ended and the three-year period ended July 20, 2018. As set forth in the tables below, the FCB Financial Advisors then compared the relationship between the historical stock price performance of FCB Class A common stock and Synovus common stock to movements in their respective peer groups (as described below under the sub-heading “FCB and Synovus Peer Group Analyses”) as well as certain stock indices.

Stock Price Performance (Periods Ended July 20, 2018)

	1-Year	3-Year
FCB	22.5%	77.9%
FCB Peer Group	9.7%	26.8%

Synovus	24.6%	74.9%
Synovus Peer Group	5.4%	24.7%

S&P 500 Index	13.3%	31.6%
SNL U.S. Bank NYSE Index	12.5%	31.7%

FCB and Synovus Peer Group Analyses

The FCB Financial Advisors used publicly available information and information provided by FCB to compare selected financial information for FCB with a group of selected financial institutions (which we refer to in this section for purposes of this description of the FCB Financial Advisors’ analyses, collectively, as the “FCB peer group”). The FCB peer group included 13 banks publicly traded on NASDAQ, the New York Stock Exchange or NYSE MKT that were either headquartered in the Southeast United States with assets between $10.0 billion and $20.0 billion or headquartered in Florida with assets between $10.0 billion and $40.0 billion. Targets of announced merger transactions were excluded from the FCB peer group. The FCB peer group consisted of the following companies:

BankUnited, Inc.	TowneBank
BancorpSouth Bank	Trustmark Corporation
CenterState Bank Corporation	Union Bankshares Corporation
Home BancShares, Inc.	United Bankshares, Inc.
Renasant Corporation	United Community Banks, Inc.
Simmons Financial National Corporation	WesBanco, Inc.
South State Corporation

Unless otherwise indicated, the analysis compared financial information for FCB as of or for the quarter ended March 31, 2018 and, to the extent available at such time, June 30, 2018 with corresponding data for the FCB peer group as of or for the quarter ended March 31, 2018 (or June 30, 2018, to the extent publicly available at such time, in the case of BancorpSouth Bank, Home BancShares, Inc., Union Bankshares Corporation and Renasant Corporation), with pricing data as of July 20, 2018 (and, in the case of FCB, April 12, 2018 (the last trading day prior to the April 13, 2018 news article reporting rumors of a potential sale of FCB)). The table below sets forth the data for FCB and the high, low, mean, and median data for the FCB peer group. Certain financial data referenced in the table presented below may not correspond to the data presented in FCB’s historical financial statements, as a result of the different periods, assumptions and methods used to compute the financial data presented.

FCB Peer Group Analysis

	FCB				FCB Peer Group High	FCB Peer Group Low	FCB Peer Group Mean	FCB Peer Group Median
	3/31/2018 Data		6/30/2018 Data
Total Assets ($mm)	11,662		12,192		30,433	10,245	14,772	13,463
Loans / Deposits (%)	91.8		90.5		99.0	79.5	91.1	92.7
Nonperforming Assets / Total Assets (%)	0.23		—		0.92	0.23	0.55	0.50
Tangible Common Equity / Tangible Assets (%)	10.04		9.88		10.12	7.94	9.05	9.00
Total Risk-Based Capital Ratio (%)	12.15		12.14		15.56	12.15	13.92	13.66
CRE / Total Risk-Based Capital (%)	242.8		—		310.7	201.2	251.1	245.0
Return on Average Assets (%)	1.46		1.46		2.13	1.05	1.33	1.33
Return on Average Tangible Common Equity (%)	14.5		14.7		24.5	11.0	15.7	14.8
Net Interest Margin (%)	3.16		3.25		4.46	3.35	3.83	3.75
Efficiency Ratio (%)	40.6		41.1		65.9	37.0	55.9	56.3
Yield on Loans (%)	4.26		4.48		5.94	4.43	4.93	4.78
Yield on Securities (%)	3.77		—		3.28	1.98	2.64	2.62
Cost of Deposits (%)	1.06		1.18		1.02	0.24	0.47	0.46
Price / Tangible Book Value (%)	236	/	230	/	309	144	242	247
	213	(1)	208	(1)
Price / YTD Annualized Earnings Per Share (x)	17.4	/	17.1	/	23.0	13.0	16.7	16.1
	15.7	(1)	15.4	(1)
Price / NTM Est. Earnings Per Share(2)	14.5	/	14.5	/	15.7	12.4	14.2	14.4
	13.1	(1)	13.1	(1)
Price / Median Consensus Analyst 2018E Earnings Per Share (x)	15.9	/	15.9	/	16.5	12.3	14.9	15.2
	14.4	(1)	14.4	(1)
Price / Median Consensus Analyst 2019E Earnings Per Share (x)	13.5	/	13.5	/	15.1	12.2	13.7	13.9
	12.2	(1)	12.2	(1)
Core Deposit Premium (%)	23.0	/	24.4	/	28.0	7.0	17.6	18.3
	19.2	(1)	20.4	(1)
Current Dividend Yield (%)	0.00	/	0.0	/	3.7	1.3	2.1	1.9
	0.00	(1)	0.0	(1)
Market Capitalization ($mm)	2,783	/	2,865	/	4,238	2,111	2,954	2,734
	2,517	(1)	2,591	(1)
(1)	Calculated using April 12, 2018 closing stock price for FCB
(2)	Next-twelve-months, or NTM, EPS multiples assumed a time-weighted average as of July 20, 2018 per FactSet

The FCB Financial Advisors used publicly available information and information provided by Synovus to perform a similar analysis for Synovus by comparing selected financial information for Synovus with a group of selected financial institutions (which we refer to in this section for purposes of this description of the FCB Financial Advisors’ analyses, collectively, as the “Synovus peer group”). The Synovus peer group included 15 banks publicly traded on NASDAQ, the New York Stock Exchange or NYSE MKT that were headquartered in the Southeast, Southwest or Mid-Atlantic United States with assets between $20.0 billion and $45.0 billion. Targets of announced merger transactions and institutions with multiple classes of stock were excluded from the Synovus peer group. The Synovus peer group consisted of the following companies:

BankUnited, Inc.	IBERIABANK Corporation
Bank OZK	Investors Bancorp, Inc.
BOK Financial Corporation	Pinnacle Financial Partners, Inc.
Cullen/Frost Bankers, Inc.	Prosperity Bancshares, Inc.
First Horizon National Corporation	Sterling Bancorp
F.N.B. Corporation	Texas Capital Bancshares, Inc.
Fulton Financial Corporation	Valley National Bancorp
Hancock Whitney Corporation

Unless otherwise indicated, the analysis compared financial information for Synovus as of or for the quarter ended March 31, 2018 and, to the extent available at such time, June 30, 2018 with corresponding data for the Synovus peer group as of or for the quarter ended March 31, 2018 (or June 30, 2018, to the extent publicly available at such time, in the case of First Horizon National Corporation, IBERIABANK Corporation, Hancock Whitney Corporation, Texas Capital Bancshares, Inc., Pinnacle Financial Partners, Inc., Bank OZK and Fulton Financial Corporation), with pricing data as of July 20, 2018. The table below sets forth the data for Synovus and the high, low, mean, and median data for the Synovus peer group. Certain financial data referenced in the table presented below may not correspond to the data presented in Synovus’ historical financial statements, as a result of the different periods, assumptions and methods used to compute the financial data presented.

Synovus Peer Group Analysis

	Synovus		Synovus Peer Group High	Synovus Peer Group Low	Synovus Peer Group Mean	Synovus Peer Group Median
	3/31/2018 Data	6/30/2018 Data
Total Assets ($mm)	31,501	31,740	41,077	20,173	28,522	29,464
Loans / Deposits (%)	94.8	95.3	124.4	50.1	91.4	94.5
Nonperforming Assets / Total Assets (%)	0.83	0.79	1.49	0.15	0.64	0.61
Tangible Common Equity / Tangible Assets (%)	8.79	8.77	13.53	6.54	8.79	8.56
Total Risk-Based Capital Ratio (%)	12.40	13.07	16.13	11.11	13.21	13.20
CRE / Total Risk-Based Capital (%)	238.6	—	397.6	111.9	232.3	212.8
Return on Average Assets (%)	1.32	1.42	2.10	0.57	1.16	1.12
Return on Average Tangible Common Equity (%)	14.8	15.7	18.4	7.7	13.6	14.0
Net Interest Margin (%)	3.70	3.86	4.65	2.82	3.48	3.48
Efficiency Ratio (%)	57.2	58.8	64.9	33.7	54.0	57.0
Yield on Loans (%)	4.59	4.88	6.18	4.05	4.76	4.66
Yield on Securities (%)	2.38	2.43	3.36	2.24	2.75	2.63
Cost of Deposits (%)	0.41	0.50	1.02	0.16	0.61	0.62
Price / Tangible Book Value (%)	235	232	302	124	211	216
Price / YTD Annualized Earnings Per Share (x)	16.3	15.6	26.9	11.9	16.2	16.0
Price / NTM Est. Earnings Per Share(¹)	14.4	14.4	16.3	11.0	13.3	12.7
Price / Median Consensus Analyst 2018E Earnings Per Share (x)	15.2	15.2	17.1	11.8	14.1	14.1
Price / Median Consensus Analyst 2019E Earnings Per Share (x)	13.7	13.7	16.0	10.5	12.7	12.5
Core Deposit Premium (%)	15.6	15.4	19.2	4.6	13.0	12.6
Current Dividend Yield (%)	1.8	1.8	3.5	0.0	2.1	2.1
Market Capitalization ($mm)	6,516	6,506	7,475	3,112	4,911	4,832
(1)	Next-twelve-months EPS multiples assumed a time-weighted average as of July 20, 2018 per FactSet

Analysis of Selected Nationwide and Florida M&A Transactions

The FCB Financial Advisors reviewed a group of selected merger and acquisition transactions (which we refer to in this section for purposes of this description of the FCB Financial Advisors’ analyses, collectively, as the “precedent transactions”). The precedent transactions included 19 commercial bank and thrift transactions announced between January 1, 2015 and July 20, 2018 with either a U.S. target and an announced transaction value of greater than $1.0 billion or a Florida target and an announced transaction value of greater than $500 million, but excluded the Toronto-Dominion Bank / Scottrade Bank transaction and TIAA Board of Overseers / EverBank Financial Corp transaction.

The precedent transactions were composed of the following transactions:

Acquiror	Target
Independent Bank Group, Inc.	Guaranty Bancorp
Fifth Third Bancorp	MB Financial, Inc.
Cadence Bancorporation	State Bank Financial Corporation
Banco de Credito e Inversiones SA	TotalBank
Valley National Bancorp	USAmeriBancorp, Inc.
First Financial Bancorp.	MainSource Financial Group, Inc.
First Horizon National Corporation	Capital Bank Financial Corp.
Home BancShares, Inc.	Stonegate Bank
Sterling Bancorp	Astoria Financial Corporation
IBERIABANK Corporation	Sabadell United Bank N.A.
Pinnacle Financial Partners, Inc.	BNC Bancorp
F.N.B. Corporation	Yadkin Financial Corporation
Canadian Imperial Bank of Commerce	PrivateBancorp, Inc.
Chemical Financial Corporation	Talmer Bancorp, Inc.
Huntington Bancshares Incorporated	FirstMerit Corporation
BBCN Bancorp, Inc.	Wilshire Bancorp, Inc.
KeyCorp	First Niagara Financial Group
BB&T Corporation	National Penn Bancshares, Inc.
Royal Bank of Canada	City National Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, the FCB Financial Advisors reviewed the following transaction metrics: transaction price to last-twelve-months, or LTM, earnings per share, or EPS, transaction price to estimated current year EPS (in the case of the 16 precedent transactions in which consensus “street estimates” for the target were then available), transaction price to book value per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium (in the case of the 17 precedent transactions in which the target was publicly traded). The FCB Financial Advisors compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the precedent transactions (excluding the impact of the estimated current year earnings per share multiple and 1-day market premium of Sterling Bancorp’s acquisition of Astoria Financial Corporation which were considered to be not meaningful).

Analysis of Selected Nationwide and Florida M&A Transactions

	Synovus / FCB				Precedent Transactions High		Precedent Transactions Low		Precedent Transactions Mean		Precedent Transactions Median
Transaction price/LTM EPS	21.3	x	16.8	x(2)	35.4	x	14.8	x	21.6	x	21.3	x
Transaction price/Estimated current year EPS	15.7	x			21.3	x	12.7	x	17.9	x	18.3	x
Transaction price/Adjusted estimated current year EPS(1)	15.7	x			19.2	x	10.8	x	16.0	x	16.4	x
Transaction price/Book value per share	202%				252%		106%		175%		167%
Transaction price/Tangible book value per share	226%		239	%(3)	319%		146%		225%		232%
Core deposit premium	24.1%				25.5%		6.7%		16.8%		18.4%
1-Day market premium	(1.5%)		8.9	%(4)	60.9%		(2.9%)		14.6%		10.2%
(1)	For the precedent transactions announced prior to 2018, then estimated current year earnings per share was adjusted to reflect current tax rate environment.
(2)	Calculated using year-to-date annualized earnings per share.
(3)	Calculated using “normalized” tangible book value per share based on tangible common equity to tangible assets ratio of 9%.
(4)	Calculated using closing stock price for FCB on April 12, 2018 (the last trading day prior to the April 13, 2018 news article reporting rumors of a potential sale of FCB).

FCB Net Present Value Analysis

The FCB Financial Advisors performed an analysis that estimated the net present value per share of FCB Class A common stock, assuming FCB performed in accordance with publicly available median analyst estimates for FCB for the years ending December 31, 2018 and December 31, 2019 and long-term growth rate assumptions for FCB relating to the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of FCB. To approximate the terminal value of FCB Class A common stock at December 31, 2022, the FCB Financial Advisors applied price to 2023 earnings per share multiples ranging from 12.0x to 15.0x. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%. As illustrated in the following table, the analysis indicated an imputed range of values per share of FCB Class A common stock of $47.66 to $72.90.

FCB Net Present Value Analysis

2023 Earnings Per Share Multiples
Discount Rate(1)	12.0x	13.0x	14.0x	15.0x
9.0%	$58.32	$63.18	$68.04	$72.90
10.0%	55.97	60.64	65.30	69.97
11.0%	53.74	58.22	62.70	67.18
12.0%	51.61	55.92	60.22	64.52
13.0%	49.59	53.72	57.86	61.99
14.0%	47.66	51.64	55.61	59.58
(1)	Based on a separate cost of equity calculation, Guggenheim Securities used and relied upon a discount rate range of 10.0% to 12.25% for purposes of its opinion.

The FCB Financial Advisors also considered and discussed with the FCB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, the FCB Financial Advisors performed a similar analysis, assuming FCB’s earnings varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for FCB Class A common stock, applying the price to 2023 earnings per share multiples range of 12.0x to 15.0x referred to above and a discount rate of 11.5%.

Illustrative Earnings Variance Impact on FCB Net Present Value Analysis

2023 Earnings Per Share Multiples
Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x
(10.0%)	$47.40	$51.35	$55.30	$59.25
(5.0%)	50.03	54.20	58.37	62.54
0.0%	52.66	57.05	61.44	65.83
5.0%	55.30	59.91	64.51	69.12
10.0%	57.93	62.76	67.59	72.41

The FCB Financial Advisors noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Synovus Net Present Value Analysis

The FCB Financial Advisors performed an analysis that estimated the net present value per share of Synovus common stock, assuming that Synovus performed in accordance with publicly available median analyst estimates for Synovus for the years ending December 31, 2018 and December 31, 2019 and long-term growth rate and dividend assumptions for Synovus relating to the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Synovus. To approximate the terminal value of Synovus common stock at December 31, 2022, the FCB Financial Advisors applied price to 2023 earnings multiples ranging from 11.0x to 15.0x. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%. As illustrated in the following table, the analysis indicated an imputed range of values per share of Synovus common stock of $37.17 to $59.91.

Synovus Net Present Value Analysis

2023 Earnings Per Share Multiples
Discount Rate(1)	11.0x	12.0x	13.0x	14.0x	15.0x
8.0%	$45.17	$48.86	$52.54	$56.23	$59.91
9.0%	43.41	46.95	50.48	54.02	57.55
10.0%	41.73	45.13	48.52	51.91	55.30
11.0%	40.14	43.39	46.65	49.91	53.17
12.0%	38.62	41.74	44.87	48.00	51.13
13.0%	37.17	40.17	43.18	46.19	49.19
(1)	Based on a separate cost of equity calculation, Guggenheim Securities used and relied upon a discount rate range of 8.75% to 11.0% for purposes of its opinion.

The FCB Financial Advisors also considered and discussed with the FCB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, the FCB Financial Advisors performed a similar analysis assuming Synovus’ earnings varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for Synovus common stock, applying the price to 2023 earnings multiples range of 11.0x to 15.0x referred to above and a discount rate of 10.5%.

Illustrative Earnings Variance Impact on Synovus Net Present Value Analysis

2023 Earnings Per Share Multiples
Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x
(10.0%)	$37.27	$40.26	$43.25	$46.24	$49.24
(5.0%)	39.10	42.25	45.41	48.57	51.73
0.0%	40.93	44.25	47.57	50.90	54.22
5.0%	42.75	46.24	49.73	53.23	56.72
10.0%	44.58	48.24	51.90	55.55	59.21

The FCB Financial Advisors noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

The FCB Financial Advisors analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth calendar quarter of 2018. The FCB Financial Advisors utilized the following information and assumptions: (a) publicly available median analyst estimates for Synovus for the years ending December 31, 2018 and December 31, 2019 and long-term growth rate and dividend assumptions for Synovus, as provided by the senior management of Synovus; (b) publicly available median analyst estimates for FCB for the years ending December 31, 2018 and December 31, 2019 and long-term growth rate assumptions for FCB, as provided by the senior management of FCB; and (c) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by Synovus senior management. The analysis was performed under two scenarios concerning the treatment of FCB options and warrants. The analysis indicated that, in a scenario where holders of FCB options and warrants receive shares of Synovus common stock in the merger, the merger could be accretive to Synovus’ estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 through December 31, 2021, dilutive to Synovus’ estimated tangible book value per share at close and at December 31, 2019 and December 31, 2020, and accretive to Synovus’ estimated tangible book value per share at December 31, 2021. The analysis indicated that, in a scenario where holders of FCB options and warrants are rolled into Synovus options and warrants in the merger, the merger could be accretive to Synovus’ estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 through December 31, 2021, dilutive to Synovus’ estimated tangible book value per share at close and at December 31, 2019, and accretive to Synovus’ estimated tangible book value per share at December 31, 2020 and December 31, 2021.

In connection with this analysis, the FCB Financial Advisors considered and discussed with the FCB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Considerations

The decision to enter into the merger agreement was solely that of the FCB board of directors. The analyses of the FCB Financial Advisors and the respective opinions of Sandler O’Neill, Guggenheim Securities and Evercore were among a number of factors taken into consideration by the FCB board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of the FCB board of directors or senior management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between FCB and Synovus and were approved by the FCB board of directors.

Recommendation of the Synovus Board of Directors and Reasons for the Merger

After careful consideration, the Synovus board of directors, at a special meeting held on July 23, 2018, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Synovus and its shareholders and (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the Synovus share issuance. Accordingly, the Synovus board of directors unanimously recommends that Synovus shareholders vote “FOR” the approval of the Synovus share issuance and “FOR” the Synovus adjournment proposal (if necessary or appropriate).

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Synovus share issuance, and to recommend that Synovus’ shareholders approve the Synovus share issuance, the Synovus board of directors consulted with Synovus management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Synovus’ and FCB’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Synovus board of directors considered the following:
○	its view that the merger is a strategically compelling transaction that will create a stronger company, elevated growth and meaningful long-term value for both shareholders or stockholders (as applicable) and customers of Synovus and FCB;
○	its view that the merger is a well-structured, low-risk transaction that is consistent with Synovus’ M&A criteria, which include a compelling strategic rationale, mid- to high single-digit EPS accretion and an earn-back of less than three years;
○	that shareholders of Synovus and stockholders of FCB would benefit from expected annual cost savings from maximizing efficiencies across the combined organization;
○	its view that FCB’s business and operations complement those of Synovus, including by driving revenue synergies as a result of a broader suite of products deployed to clients and by strengthening its core operating and financial metrics;
○	that the merger would diversify Synovus’ loan portfolio, provides an opportunity to strengthen its core retail deposit franchise and provide expanded scale;
○	that the merger would enhance profitability and returns while reducing risk profile through diversification;
○	the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics (including earnings per share, return on invested capital, return on tangible common equity and cash efficiency ratio) and on long-term capital ratios;
○	the impact of the merger on certain of Synovus’ financial metrics, including its dilutive impact on Synovus’ tangible book value per share;
○	the opportunity to add high performing senior leaders and producers and that key members of FCB management entered into employment agreements with Synovus;
○	the opportunity to strengthen and scale Synovus’ presence in high growth Florida markets; and
○	the opportunity to invest Synovus’ capital in a transaction that is expected to be earnings accretive and generate attractive returns by realizing sizeable cost synergies.
•	its understanding of the current and prospective environment in which Synovus and FCB operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Synovus both with and without the proposed transaction;
•	its review and discussions with Synovus’ management and its legal and financial advisors concerning the due diligence review of FCB;
•	the compatible nature of the cultures of the two companies, which Synovus management believes should facilitate integration and implementation of the transaction, and the complementary nature of the products, customers and markets of the two companies, which Synovus management believes should provide the opportunity to mitigate integration risks and increase potential returns;
•	the financial and other terms of the merger agreement, including the fixed exchange ratio for the stock portion of the merger consideration, the expected tax treatment and the deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the fact that, effective upon the closing of the merger, Kent Ellert, the President and Chief Executive Officer of FCB will serve as Executive Vice President of Synovus and President of Florida Region, and James Baiter, FCB’s Executive Vice President and Chief Credit Officer will serve as Regional Credit Officer– Florida of Synovus;
•	the opinion of BofA Merrill Lynch, dated July 23, 2018, to the Synovus board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Synovus of the exchange ratio provided for in the merger, as more fully described below under “—Opinion of Synovus’ Financial Advisor” beginning on page 81;
•	the fact that Synovus’ shareholders will have the opportunity to vote to approve the Synovus share issuance and that FCB’s stockholders will have an opportunity to vote on the adoption of the merger agreement;
•	the right of the FCB board of directors under the merger agreement to withdraw its recommendation to the FCB stockholders that they adopt the merger agreement in certain circumstances and the right of the Synovus board of directors under the merger agreement to withdraw its recommendation to the Synovus shareholders that they approve the Synovus share issuance proposal in certain circumstances, as more fully described under “The Merger Agreement—Covenants and Agreements” beginning on page 104;
•	the rights of Synovus and FCB to terminate the merger agreement in certain circumstances, as more fully described under “The Merger Agreement—Termination; Termination Fee” beginning on page 112;
•	the fact that Synovus and FCB may be obligated to pay the other party a termination fee of $93.5 million in certain circumstances as more fully described under “The Merger Agreement—Termination; Termination Fee” beginning on page 112;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating FCB’s business, operations and workforce with those of Synovus, including the costs and risks of successfully integrating the differing business models of the two companies;
•	the nature and amount of payments and other benefits to be received by FCB management in connection with the merger pursuant to existing FCB plans and compensation arrangements and the merger agreement;
•	the potential risk of diverting management attention and resources from the operation of Synovus’ business and towards the completion of the merger and the integration of the two companies;
•	the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions;
•	the restrictions on the conduct of Synovus’ business during the period between execution of the merger agreement and the consummation of the merger;
•	the potential effect of the merger on Synovus’ overall business, including its relationships with customers, employees, suppliers and regulators;
•	the risk of losing key Synovus or FCB employees during the pendency of the merger and thereafter;
•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Synovus and FCB, transaction fees, expenses and other payments that will or may arise from the merger; and
•	the risk that the merger may not be completed despite the combined efforts of Synovus and FCB or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from the Synovus shareholders and FCB stockholders.

The foregoing discussion of the information and factors considered by the Synovus board of directors is not intended to be exhaustive, but Synovus believes it addresses the material information and factors considered by the Synovus board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement, including factors that may support the merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Synovus board of directors did not find it practicable to quantify or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered in reaching its determination, and individual members of the Synovus board of directors may have given different weights to different factors. The above factors are not listed in any particular order of priority. The Synovus board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered and considered all these factors as a whole, including discussions with, and questioning of, Synovus’ management and Synovus’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

It should be noted that this explanation of the Synovus board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25.

Opinion of Synovus’ Financial Advisor

Synovus has retained BofA Merrill Lynch to act as Synovus’ financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Synovus selected BofA Merrill Lynch to act as Synovus’ financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Synovus and its business.

On July 23, 2018, at a meeting of the Synovus board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the Synovus board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 23, 2018, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Synovus.

The full text of BofA Merrill Lynch’s written opinion to the Synovus board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Synovus board of directors for the benefit and use of the Synovus board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Synovus or in which Synovus might engage or as to the underlying business decision of Synovus to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any FCB stockholder or Synovus shareholder as to how to vote or act in connection with the proposed merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch has, among other things:

•	reviewed certain publicly available business and financial information relating to FCB and Synovus;
•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of FCB furnished to or discussed with BofA Merrill Lynch by the senior management of FCB, including certain financial forecasts relating to FCB prepared by the senior management of FCB, referred to herein as FCB forecasts;
•	reviewed certain financial forecasts relating to FCB prepared by the senior management of Synovus, referred to herein as Synovus-FCB forecasts, and discussed with the senior management of Synovus its assessments as to the relative likelihood of achieving the future financial results reflected in the FCB forecasts and the Synovus-FCB forecasts;
•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Synovus furnished to or discussed with BofA Merrill Lynch by the senior management of Synovus, including certain financial forecasts relating to Synovus based on publicly available analyst estimates, with certain adjustments and extrapolations as directed by Synovus, prepared by or at the direction of and approved by the senior management of Synovus, referred to herein as Synovus forecasts;

•	reviewed certain estimates as to the amount and timing of cost savings anticipated by the senior management of Synovus to result from the merger, referred to herein as cost savings;
•	discussed the past and current business, operations, financial condition and prospects of FCB with members of senior managements of FCB and Synovus, and discussed the past and current business, operations, financial condition and prospects of Synovus with members of senior management of Synovus;
•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Synovus, including the potential effect on Synovus’ estimated earnings per share;
•	reviewed the trading histories for FCB Class A common stock and Synovus common stock and a comparison of such trading histories with the trading histories of other companies BofA Merrill Lynch deemed relevant;
•	compared certain financial and stock market information of FCB and Synovus with similar information of other companies BofA Merrill Lynch deemed relevant;
•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;
•	reviewed the relative financial contributions of FCB and Synovus to the future financial performance of the combined company on a pro forma basis;
•	reviewed a draft, dated July 23, 2018, of the merger agreement, referred to herein as the Draft Agreement; and
•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the senior managements of Synovus and FCB that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the FCB forecasts, BofA Merrill Lynch was advised by FCB, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the senior management of FCB as to the future financial performance of FCB. With respect to the Synovus-FCB forecasts, the Synovus forecasts and the cost savings, BofA Merrill Lynch assumed, at the direction of Synovus, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the senior management of Synovus as to the future financial performance of FCB and Synovus and the other matters covered thereby and, based on the assessments of the senior management of Synovus as to the relative likelihood of achieving the future financial results reflected in the FCB forecasts and the Synovus-FCB forecasts, BofA Merrill Lynch relied, at the direction of Synovus, on the Synovus-FCB forecasts for purposes of its opinion. BofA Merrill Lynch relied, at the direction of Synovus, on the assessments of the senior management of Synovus as to Synovus’ ability to achieve the cost savings and was advised by Synovus, and assumed, that the cost savings will be realized in the amounts and at the times projected. BofA Merrill Lynch relied, at the direction of Synovus, upon the assessments of the senior management of Synovus as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting Synovus and its business. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of FCB or Synovus, nor did it make any physical inspection of the properties or assets of FCB or Synovus. BofA Merrill Lynch did not evaluate the solvency or fair value of FCB or Synovus under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Synovus, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on FCB, Synovus or the contemplated benefits of the merger. BofA Merrill Lynch assumed, at the direction of Synovus, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Merrill Lynch also assumed, at the direction of Synovus, that the final executed Agreement would not differ in any material respect from the Draft Agreement reviewed by it.

BofA Merrill Lynch expressed no opinion or view as to any terms or other aspects or implications of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Synovus of the exchange ratio provided for in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Synovus or in which Synovus might engage or as to the underlying business decision of Synovus to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion or view as to what the value of Synovus common stock actually would be when issued or the prices at which Synovus common stock or FCB Class A common stock would trade at any time, including following announcement or consummation of the merger. BofA Merrill Lynch also did not express any opinion or view with respect to, and BofA Merrill Lynch relied at the direction of Synovus upon the assessments of representatives of Synovus regarding, legal, regulatory, accounting, tax and similar matters relating to Synovus or the merger, as to which matters BofA Merrill Lynch understood that Synovus obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder or shareholder should vote or act in connection with the merger or any other matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch. Except as described in this summary, Synovus imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in the section entitled “—Summary of Material Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Synovus board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material Financial Analyses

Selected Publicly Traded Companies Analyses. BofA Merrill Lynch performed separate selected public companies analyses of Synovus and FCB in which BofA Merrill Lynch reviewed and compared financial and operating data relating to Synovus and FCB and the selected publicly traded companies listed below. BofA Merrill Lynch then used the results of such analyses to determine an implied exchange ratio for the merger.

Synovus. In performing a selected public companies analysis of Synovus, BofA Merrill Lynch reviewed publicly available financial and stock market information for Synovus and 16 bank holding companies with assets between $20 billion and $40 billion and similar business models as Synovus. BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on July 20, 2018, of the selected publicly traded companies, referred to in this section of the joint proxy statement/prospectus as the “Synovus selected publicly traded companies,” as a multiple of (i) tangible book value per share, commonly referred to as TBVPS, as of March 31, 2018, and (ii) calendar year 2018 and 2019 estimated earnings per share, commonly referred to as EPS. The Synovus selected publicly traded companies and their respective multiples are as follows:

Company	TBVPS Multiple		2018E EPS Multiple		2019E EPS Multiple
Associated Banc-Corp	2.05	x	13.8	x	13.2	x
BOK Financial Corporation	2.15	x	14.6	x	13.6	x
Commerce Bancshares, Inc.	3.02	x	17.7	x	17.4	x
Cullen/Frost Bankers, Inc.	3.02	x	17.1	x	15.8	x
First Horizon National Corporation	2.19	x	14.1	x	11.1	x
F.N.B. Corporation	2.21	x	12.1	x	11.1	x
Hancock Whitney Corporation	2.13	x	13.2	x	12.2	x
IBERIABANK Corporation	1.93	x	13.0	x	11.7	x
Pinnacle Financial Partners, Inc.	2.60	x	13.4	x	12.2	x
Prosperity Bancshares, Inc.	2.51	x	15.1	x	13.8	x
Sterling Bancorp	2.16	x	11.8	x	10.5	x
UMB Financial Corporation	1.99	x	16.6	x	15.7	x
Umpqua Holdings Corporation	2.22	x	15.8	x	13.4	x
Valley National Bancorp	2.26	x	14.8	x	12.5	x
Webster Financial Corporation	3.08	x	18.4	x	16.8	x
Wintrust Financial Corporation	2.15	x	15.1	x	14.0	x

The overall low to high TBVPS multiples observed for the Synovus selected publicly traded companies were 1.93x to 3.08x (with a median of 2.20x). The overall low to high calendar year 2018 estimated EPS multiples observed for the Synovus selected publicly traded companies were 11.8x to 18.4x (with a median of 14.7x). The overall low to high calendar year 2019 estimated EPS multiples observed for the Synovus selected publicly traded companies were 10.5x to 17.4x (with a median of 13.3x). BofA Merrill Lynch then applied ranges of TBVPS multiples and calendar year 2018 and 2019 EPS multiples of 2.10x to 2.57x, 12.5x to 16.5x and 11.0x to 15.0x, respectively, derived from the Synovus selected publicly traded companies and based on BofA Merrill Lynch’s professional judgment and experience, to Synovus’ TBVPS as of March 31, 2018 and calendar year 2018 and 2019 estimated EPS. This analysis indicated an approximate implied per share value range for Synovus common stock of $48.79 to $59.71 based on TBVPS as of March 31, 2018, $45.10 to $59.53 based on calendar year 2018 estimated EPS and $43.78 to $59.70 based on calendar year 2019 estimated EPS.

FCB. In performing a selected public companies analysis of FCB, BofA Merrill Lynch reviewed publicly available financial and stock market information for FCB and 13 bank holding companies with assets between $10 billion and $30 billion headquartered in the Southeast and with similar business models as FCB. BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on July 20, 2018, the last trading day before BofA Merrill Lynch delivered its opinion to the Synovus board of directors, of the selected publicly traded companies, referred to in this section of the joint proxy statement/prospectus as the “FCB selected publicly traded companies,” as a multiple of (i) TBVPS, as of March 31, 2018, and (ii) calendar year 2018 and 2019 estimated EPS. The FCB selected publicly traded companies and their respective multiples are as follows:

Company	TBVPS Multiple		2018E EPS Multiple		2019E EPS Multiple
Ameris Bancorp	2.98	x	17.9	x	12.2	x
BancorpSouth, Inc.	2.33	x	15.2	x	13.9	x
CenterState Bank Corporation	2.87	x	15.1	x	13.3	x
Hancock Whitney Corporation	2.13	x	13.2	x	12.2	x
Home BancShares, Inc.	3.20	x	13.1	x	12.2	x
Pinnacle Financial Partners, Inc.	2.60	x	13.4	x	12.2	x
Renasant Corporation	2.51	x	15.5	x	13.3	x
Simmons First National Corporation	2.47	x	13.2	x	12.3	x
South State Corporation	2.62	x	16.4	x	14.3	x
TowneBank	2.47	x	16.5	x	15.0	x
Trustmark Corporation	2.00	x	15.9	x	15.1	x
Union Bankshares Corporation	2.59	x	16.1	x	14.5	x
United Community Banks, Inc.	2.37	x	14.0	x	12.7	x

The overall low to high TBVPS multiples observed for the FCB selected publicly traded companies were 2.00x to 3.20x (with a median of 2.51x). The overall low to high calendar year 2018 estimated EPS multiples observed for the FCB selected publicly traded companies were 13.1x to 17.9x (with a median of 15.2x). The overall low to high calendar year 2019 estimated EPS multiples observed for the FCB selected publicly traded companies were 12.2x to 15.1x (with a median of 13.3x). BofA Merrill Lynch then applied ranges of TBVPS multiples and calendar year 2018 and 2019 EPS multiples of 2.22x to 2.59x, 13.0x to 17.0x and 11.0x to 15.0x, respectively, derived from the FCB selected publicly traded companies and based on BofA Merrill Lynch’s professional judgment and experience, to FCB’s TBVPS as of March 31, 2018 and calendar year 2018 and 2019 estimated EPS. This analysis indicated an approximate implied per share value range for FCB Class A common stock of $55.03 to $64.33 based on TBVPS as of March 31, 2018, $47.01 to $61.47 based on calendar year 2018 estimated EPS and $48.35 to $65.93 based on calendar year 2019 estimated EPS.

Implied Exchange Ratio. Utilizing the implied per share equity value reference ranges derived for Synovus and FCB described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based On			Exchange Ratio
TBVPS	2018E EPS	2019E EPS	1.0550x
0.9216x – 1.3185x	0.7896x – 1.3630x	0.8099x – 1.5060x

Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates. Estimated financial data of Synovus were based on the Synovus forecasts and estimated financial data of FCB were based on the Synovus-FCB forecasts as described in the section “—Unaudited Financial Forecasts.”

No company used in this analysis is identical or directly comparable to Synovus or FCB. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Synovus or FCB was compared.

Dividend Discount Analyses. BofA Merrill Lynch performed separate dividend discount analyses of Synovus and FCB, and used the results to determine an implied exchange ratio for the merger.

Synovus. BofA Merrill Lynch calculated the estimated present value of the capital available for distribution that Synovus was forecasted to generate during fiscal years 2018 through 2023 based on the Synovus forecasts. For purposes of calculating the terminal values for Synovus, BofA Merrill Lynch applied terminal forward multiples of 12.0x to 16.0x, which range was selected based on BofA Merrill Lynch’s professional judgment and experience, to Synovus’ 2024 net income based on the Synovus forecasts. The capital available for distribution and terminal values were then discounted to present value as of July 20, 2018 using discount rates ranging from 8.1% to 10.1%, which were based on an estimate of Synovus’ weighted average cost of capital. This analysis indicated an approximate implied per share value range for Synovus common stock of $51.18 to $68.27.

FCB. BofA Merrill Lynch calculated the estimated present value of the capital available for distribution that FCB was forecasted to generate during fiscal years 2018 through 2023 based on the Synovus-FCB forecasts. For purposes of calculating the terminal values for FCB, BofA Merrill Lynch applied terminal forward multiples of 12.0x to 16.0x, which range was selected based on BofA Merrill Lynch’s professional judgment and experience, to FCB’s 2024 net income based on the Synovus-FCB forecasts. The capital available for distribution and terminal values were then discounted to present value as of July 20, 2018 using discount rates ranging from 9.2% to 11.2%, which were based on an estimate of FCB’s weighted average cost of capital. This analysis indicated an approximate implied per share value range for FCB Class A common stock of $60.05 to $81.00.

BofA Merrill Lynch also calculated the estimated present value of the cash flows that the combined company was forecasted to generate from cost savings during calendar years 2019 through 2023 based on the Synovus forecasts. For purposes of calculating the terminal values for the cost savings, BofA Merrill Lynch applied terminal forward multiples of 12.0x to 16.0x, which range was selected based on BofA Merrill Lynch’s professional judgment and experience, to the estimated value of such cost savings in the calendar year 2023 based on the Synovus forecasts. Such cash flows and terminal values were then discounted to present value as of July 20, 2018 using discount rates ranging from 9.2% to 11.2%, which were based on an estimate of FCB’s weighted average cost of capital. This analysis indicated an approximate implied per share value range for such cost savings of $4.66 to $7.08. BofA Merrill Lynch then added such implied per share value range to the implied per share value ranges obtained in its dividend discount analysis of FCB described above. This analysis indicated an approximate implied per share value range for FCB Class A common stock with cost savings of $64.71 to $88.08.

Implied Exchange Ratio. Utilizing the implied per share equity value reference ranges derived for Synovus and FCB, with and without cost savings as described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range Based On		Exchange Ratio
Dividend Discount Model without Cost Savings	Dividend Discount Model with Cost Savings	1.0550x
0.8796x – 1.5827x	0.9479x – 1.7209x

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	selected precedent transactions announced between January 1, 2017 and July 20, 2018 involving the sale of commercial banks with transaction values of more than $950,000,000;
•	historical trading prices of Synovus common stock and FCB Class A common stock during the 52-week period ended July 20, 2018, which indicated low and high closing prices for Synovus common stock and FCB Class A common stock during such period of approximately $40.27 and $57.40 per share and $39.90 and $62.95 per share, respectively, as compared to the closing prices of Synovus common stock and FCB Class A common stock on July 20, 2018 of $54.61 per share and $58.50 per share, respectively;
•	publicly available research analysts’ one-year forward price targets for Synovus common stock and FCB Class A common stock, discounted to present value as of July 20, 2018 utilizing a discount rate of 9.1% and 10.2%, respectively, which indicated low to high price targets for Synovus common stock and FCB Class A common stock of approximately $47.82 to $56.95 per share and $53.68 to $66.76 per share, respectively, as compared to the closing prices of Synovus common stock and FCB Class A common stock on July 20, 2018 of $54.61 per share and $58.50 per share, respectively;

•	an illustrative has/gets analysis to calculate the theoretical change in value for Synovus shareholders resulting from the merger based on a comparison of (i) the pro forma ownership by Synovus shareholders of the combined company following the merger, and (ii) the 100% ownership by Synovus shareholders of the Synovus common stock on a stand-alone basis, using the (1) price to 2019 estimated EPS analysis (2) price to TBVPS analysis and (3) dividend discount analysis described above under “Summary of Material Financial Analyses—Selected Publicly Traded Companies Analyses” and “—Dividend Discount Analyses,” which indicated that the value attributable to a share of Synovus common stock on a pro forma basis after giving effect to the merger would generally be higher than that on a stand-alone basis based on such analyses;
•	the relative contributions of Synovus and FCB to the combined company’s estimated tangible common equity as of December 31, 2018, calendar year 2019 estimated net income, calendar year 2020 estimated net income and market capitalization (based on Synovus’ market capitalization as of July 20, 2018 and FCB’s market capitalization as of April 12, 2018 (the last trading day prior to news reports that FCB was exploring a sale)), which indicated that each of such relative contributions of Synovus to the combined company, except with respect to market capitalization, would be less than the equity ownership percentage for holders of Synovus common stock in the combined company of approximately 69.5% implied by the exchange ratio;
•	the relationship between movements in Synovus common stock, FCB Class A common stock and the Keefe, Bruyette & Woods, Inc. regional bank index during the one-year period ended July 20, 2018; and
•	the potential pro forma financial effect of the merger on (i) Synovus’ estimated EPS for calendar year 2020, after giving effect to potential strategic and operational benefits anticipated to result from the merger, (ii) Synovus’ TBVPS, and (iii) Synovus’ capital ratios.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “—Summary of Material Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the Synovus board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Synovus and FCB. The estimates of the future performance of Synovus and FCB in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to Synovus of the exchange ratio to be received by FCB stockholders in connection with the merger and were provided to the Synovus board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Synovus or FCB.

The type and amount of consideration payable in the merger was determined through negotiations between Synovus and FCB, rather than by any financial advisor, and was approved by the Synovus board of directors. The decision to enter into the Agreement was solely that of the Synovus board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Synovus board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Synovus board of directors or management with respect to the merger or the exchange ratio.

Synovus has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $15.5 million, $2.5 million of which was payable upon delivery of its opinion and the remaining portion of which is contingent upon consummation of the merger. Synovus also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Synovus, FCB and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Synovus and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain term loans, letters of credit and credit facilities for Synovus, (ii) having acted as a bookrunning manager on certain debt offerings and a preferred stock offering for Synovus, (iii) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Synovus and (iv) having provided or providing certain treasury management services to Synovus. From July 1, 2016 through June 30, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from Synovus and its affiliates of approximately $17 million for investment and corporate banking services. BofA Merrill Lynch has not been previously engaged by FCB during the two years preceding the date of BofA Merrill Lynch’s opinion.

The Synovus Board of Directors After the Merger

The Synovus board of directors will not change in connection with the merger and the other transactions contemplated by the merger agreement. Information regarding current directors of Synovus, including biographical information, compensation and stock ownership, can be found in Synovus’ proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC and is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151.

Interests of FCB Directors and Executive Officers in the Merger

In considering the recommendation of the FCB board of directors, FCB stockholders should be aware that the directors and executive officers of FCB have certain interests in the merger that may be different from, or in addition to, the interests of FCB stockholders generally. the FCB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that FCB stockholders vote to approve the merger proposal. These interests are described in further detail below.

Treatment of FCB Equity Awards

At the effective time of the merger, each FCB option, whether or not vested, and each Unvested FCB RSU award (other than those held by non-employee directors) will be converted into Synovus options or Synovus RSU awards of approximately equivalent value. To the extent not vested as of the effective time of the merger, such awards will vest on the first anniversary of the effective time or an earlier qualifying termination of employment without cause. In addition, the merger agreement permits FCB to amend the award agreements applicable to FCB options held by a member of the FCB board of directors (other than Mr. Ellert), to provide that such options remain exercisable for the full term thereof upon a separation from service for any reason.

Unvested FCB RSU awards held by non-employee directors, Vested FCB RSU awards, FCB PSU awards, FCB restricted stock awards and FCB CPU awards will vest upon the effective time of the merger and be settled for the merger consideration (or, in the case of CPU awards, a cash amount approximately equal to the value of the merger consideration). Any performance-based vesting conditions applicable to a FCB restricted stock award, FCB PSU award or FCB CPU award will be deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger).

For an estimate of the amounts that would become payable to FCB’s named executive officers upon the vesting and settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to FCB Named Executive Officers” below. FCB estimates that the aggregate amount that would become payable to its eight non-employee directors in settlement of their unvested equity-based awards if the effective time of the merger were August 28, 2018, and based on a price per share of FCB Class A common stock of $51.57 (the average closing price of shares of FCB Class A common stock on the five business days following the announcement of the merger), is $490,379.

2018 Annual Bonuses and Other Cash Incentives

Under the merger agreement, FCB may pay annual incentives and other bonuses in respect of 2018 in the ordinary course of business consistent with past practice, as well as settled awards under FCB’s Management Long-Term Incentive Plan (the “FCB MLTIP”), on or prior to the effective time of the merger, as determined based on actual performance as of the effective time (adjusted for any costs or expenses associated with the merger).

For an estimate of the amounts that would become payable to FCB’s named executive officers in respect of 2018 annual incentives and the FCB MLTIP, see “—Quantification of Payments and Benefits to FCB Named Executive Officers” below.

FCB Bank Letter Agreements

In connection with the execution of the merger agreement, FCB Bank entered into letter agreements with Kent Ellert, Vincent Tese, Les Lieberman and James Baiter, which would become effective upon the effective time of the merger and subject to their execution of a release of claims, terminating their employment agreements with FCB Bank in consideration for a lump sum cash payment upon the effective time of the merger based on the value of their change-in-control severance benefits in the following amounts: for Mr. Ellert, $11,900,000; for Messrs. Tese and Lieberman, $4,050,000; and for Mr. Baiter, $1,400,000. The letter agreements also provide that certain provisions of the employment agreements between the such executives and FCB Bank, including restrictive covenants concerning noncompetition, nonsolicitation of customers and employees and nondisclosure, are incorporated into the letter agreements and will continue to apply to the executive officers.

In connection with the execution of the merger agreement, FCB Bank also entered into a letter agreement with Jack Partagas, which would become effective upon the effective time of the merger and subject to his execution of a release of claims, terminating the change-in-control severance protections under his offer letter with FCB Bank in consideration for a lump sum cash payment upon the effective time of the merger in an amount equal to $412,500 and terminating any obligation for Mr. Partagas to repay his sign-on bonus following the effective time of the merger. The letter agreement also provides that, if Mr. Partagas receives compensation and benefits in connection with the merger that otherwise would be subject to Sections 280G and 4999 of the Internal Revenue Code, such payments would be reduced to the extent a reduction would place Mr. Partagas in a better after-tax position.

280G Mitigation

If FCB reasonably determines that the effective time of the merger will not occur in 2018, then the merger agreement permits FCB to take actions to mitigate the impact of Sections 280G and 4999 of the Code, including accelerating the vesting or payment of compensation that is scheduled to vest or be paid in 2019 into 2018, accelerating the vesting or payment of compensation that would vest or become payable at the effective time of the merger in accordance with the merger agreement or the terms of the applicable benefit plan, or paying out accrued vacation in 2018, so long as there would be no material increase in the amount of any such payments.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, from and after the effective time, the surviving corporation would indemnify certain persons, including FCB’s directors and executive officers. In addition, for a period of six years from the effective time, Synovus would maintain an insurance policy for the benefit of certain persons, including FCB’s directors and executive officers. For additional information, see “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 109.

Post-Closing Roles

Concurrently with the signing of the merger agreement, Synovus also entered into five-year employment agreements with Messrs. Ellert and Baiter (such agreements, the “new employment agreements”). These new employment agreements, which will become effective upon the closing of the merger, provide that Mr. Ellert will serve as Executive Vice President of Synovus and President of Florida Region, and that Mr. Baiter will serve as Regional Credit Officer– Florida.

Pursuant to the new employment agreements, the executives will be entitled to receive an annualized base salary of not less than $525,000 ($400,000 for Mr. Baiter), with adjustments, if any, as may be approved in writing by the compensation committee of the board of directors of Synovus and will be eligible for an annual incentive bonus with a target value equal to 100% (65% for Mr. Baiter) of his base salary, with the actual bonus payable being based upon the level of achievement of annual Synovus and individual performance objectives for such fiscal year as determined by the compensation committee of the board of directors of Synovus. Beginning in fiscal year 2019, the executives will be entitled to receive an annual equity grant with a target value of $1,000,000 ($260,000 for Mr. Baiter) on the date of grant in accordance with terms and conditions of the Synovus stock incentive plan and long term incentive grants made to other executives of Synovus. At the effective time of the merger, Synovus will make a one-time grant of restricted stock units to the executives with a target value of $3,000,000 ($750,000 for Mr. Baiter). 50% of such grant will vest on the fifth anniversary of the closing date of the merger, subject to the executive’s continued employment with Synovus through such date and the remaining 50% of such grant will vest on the third anniversary of the closing date of the merger, subject to the executive’s continued employment with Synovus through such date and the achievement of certain performance criteria; provided that upon certain qualifying terminations of employment, the unvested portion of such equity award will be accelerated assuming achievement of the applicable performance objective(s) at the target level of performance (as applicable). Pursuant to the new employment agreements, Messrs. Ellert and Baiter will be eligible to participate in all health, insurance, retirement, and other perquisites and benefits, including the same number of holiday, vacation days and sick days as are generally provided to similarly-situated executives of Synovus.

Upon certain qualifying terminations of employment, the new employment agreements provide that Messrs. Ellert and Baiter will be entitled to severance benefits, conditioned upon the execution, delivery and non-revocation of a release of claims, consisting of (i) accrued obligations, (ii) any unpaid annual bonus in respect of completed fiscal year that has ended prior to the date of such qualifying termination, (iii) subject to satisfaction of the applicable performance objective applicable for the fiscal year in which such qualifying termination occurs, a pro-rated bonus for the fiscal year in which such qualifying termination occurs, which will be paid at such time annual bonuses are paid to other senior executive of Synovus (but in no event later than the date that is 2½ months following the last day of the fiscal year in which such qualifying termination occurs), (iv) an amount equal to the sum of (x) the executive’s base salary plus (y) the executive’s target annual bonus, payable in a lump sum and (v) subject to the executive’s election of COBRA continuation coverage under the Synovus group health plan, payment on the first regularly scheduled payroll date of each month during the twelve month period following such qualifying termination of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in clause (v) will cease in the event that the executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the twelve month period following such qualifying termination.

Each of Messrs. Ellert and Baiter will also enter into a change of control severance agreement with Synovus upon the closing date of the merger. The change of control agreements provide for a lump sum payment equal to three years (two years for Mr. Baiter) of base salary and the affected executive’s average bonus for the past three years, as well as three years (two years for Mr. Baiter) of health and welfare benefits. These payments and benefits are paid only in the event of a “double trigger,” requiring a change of control of Synovus followed by termination of an executive’s employment by Synovus for any reason other than “cause,” death or disability, or by the executive for “good reason,” within two years of the change of control of Synovus, as such terms are defined in the change of control agreements.

Each of Messrs. Ellert and Baiter will be subject to customary non-competition and non-interference covenants for the period commencing upon the closing date of the merger and ending on the later of (x) the third anniversary of the date such executive’s employment with Synovus is terminated for any reason and (y) the fifth anniversary of the closing date of the merger; provided that upon a “change of control” of Synovus (as defined in the change of control agreements), such covenants will terminate immediately and be of no further force or effect.

Treatment of FCB Warrants

At the effective time of the merger, each FCB warrant, that is outstanding immediately prior to the effective time of the merger will be converted into a Synovus warrant to purchase (i) the same amount and kind of securities, cash or property as the holder of such FCB warrant would have been entitled to receive upon the consummation of the merger if such holder had exercised such FCB warrant immediately prior to the merger (which, for the avoidance of doubt, shall equal that number of whole shares of Synovus common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of FCB Class A common stock subject to such FCB warrant immediately prior to the effective time of the merger multiplied by (B) the exchange ratio) (ii) at an exercise price as set forth in such FCB warrant, in each case in accordance with the terms of such FCB warrant. Except as otherwise provided in the merger agreement, each such Synovus warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding FCB warrant immediately prior to the effective time of the merger.

Merger-Related Compensation for FCB’s Named Executive Officers

The following table and the related footnotes provide information about the compensation to be paid to FCB’s named executive officers that is based on or otherwise relates to the merger. The compensation shown in this table and described in the footnote to the table is the subject of a non-binding, advisory vote of the FCB stockholders at the FCB special meeting, as described in “FCB Proposals—Proposal No. 2: FCB Compensation Proposal” beginning on page 38. The figures in the table are estimated based on current compensation levels and assume, among other things, that each of FCB’s named executive officers is terminated without cause immediately following the effective time of the merger. The merger-related compensation described below is based on the named executive officers’ existing compensation arrangements with FCB. It does not include amounts payable to Messrs. Ellert and Baiter under their new employment arrangements with Synovus following the effective time of the merger. For additional details regarding the terms of the payments described below as well as the new employment arrangements between Synovus and Messrs. Ellert and Baiter, see the discussion under the caption “—Interests of FCB’s Directors and Executive Officers in the Merger” above.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed:

•	August 28, 2018 as the closing date of the merger; and
•	a termination of each named executive officer’s employment without cause, effective as of immediately following the effective time of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Named Executive Officers
Kent S. Ellert	11,900,000	9,508,838	21,408,838
Vincent S. Tese	4,050,000	2,263,304	6,313,304
Les J. Lieberman	4,050,000	2,263,304	6,313,304
Jack W. Partagas	412,500	421,791	834,291
James E. Baiter	1,600,000	640,276	2,240,276
(1)	The cash amount payable to the named executive officers consists of the following components:
(a)	A cash payment in settlement of the executives’ change-in-control severance benefits, which is payable automatically upon the effective time of the merger (i.e., “single-trigger”) and the execution of a release of claims;
(b)	To the extent not already paid in the ordinary course of business, an annual bonus for 2018, which is payable at the election of the board on or prior to the effective time of the merger (i.e., “single-trigger”); and
(c)	For Mr. Baiter, payment of his award under FCB MLTIP, which is payable automatically upon the effective time of the merger (i.e., “single-trigger”).

Set forth below is the estimated value of each component of the aggregate cash amount.

Name	Change-in-Control Payment ($)	MLTIP ($)
Named Executive Officers
Kent S. Ellert	11,900,000	—
Vincent S. Tese	4,050,000	—
Les J. Lieberman	4,050,000	—
Jack W. Partagas	412,500	—
James E. Baiter	1,400,000	200,000
(2)	At the effective time of the merger, each FCB option, whether or not vested, and each Unvested FCB RSU award (other than those held by non-employee directors) will be converted into Synovus options or Synovus RSU awards of approximately equivalent value. To the extent not vested as of the effective time of the merger, such awards will vest on the first anniversary of the effective time or an earlier qualifying termination of employment without cause (i.e., “double-trigger”). Unvested FCB RSU awards held by non-employee directors, Vested FCB RSU awards, FCB PSU awards, FCB restricted stock awards and FCB CPU awards will vest upon the effective time of the merger (i.e., “single-trigger”) and be settled for the merger consideration (or, in the case of CPU awards, a cash amount approximately equal to the value of the merger consideration). Any performance-based vesting conditions applicable to a FCB restricted stock award, FCB PSU award or FCB CPU award will be deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger). This table assumes a price per share of FCB Class A common stock of $51.57 (the average closing price of shares of FCB Class A common stock on the five business days following the announcement of the merger). Set forth below is the estimated value of each type of unvested FCB equity-based award held by the named executive officers that would become vested upon the effective time of the merger or a qualifying termination of employment thereafter.
	Single-Trigger Awards			Double-Trigger Awards
Name	Restricted Stock ($)	Performance -Vesting RSUs ($)	CPUs ($)	Stock Options ($)	Time-Vesting RSUs ($)
Named Executive Officers
Kent S. Ellert	2,478,815	6,099,184	930,839	—	—
Vincent S. Tese	1,239,382	1,023,922	—	—	—
Les J. Lieberman	1,239,382	1,023,922	—	—	—
Jack W. Partagas	—	—	—	—	421,791
James E. Baiter	—	—	—	386,500	253,776

Dividends/Distributions

From and after the date of the merger agreement, FCB may not, and may not permit its subsidiaries to, without the prior written consent of Synovus (such consent not to be unreasonably withheld), make, declare or pay any dividend or other distributions other than dividends paid by any of FCB’s subsidiaries to FCB or any of FCB’s wholly-owned subsidiaries.

From and after the date of the merger agreement, Synovus may not, and may not permit its subsidiaries to, without the prior written consent of FCB (such consent not to be unreasonably withheld), make, declare or pay any dividend or other distributions other than regular quarterly cash dividends by Synovus at a rate not in excess of such amount sent forth in the merger agreement.

After the effective time, no dividends or other distributions declared or made with respect to shares of Synovus common stock will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of FCB Class A common stock until such holder properly surrenders such shares. See “—Conversion of Shares; Exchange and Payment Procedures” beginning on page 48.

Litigation Relating to the Merger

On October 9, 2018, an action captioned Stephen Bushansky v. FCB Financial Holdings, Inc. et al., Case 1:18-cv-62399-BB, was filed in the United States District Court, Southern District of Florida on behalf of a purported class of FCB’s stockholders against FCB and its current directors. This complaint alleges violations of Sections 14(a) and 20(a) of the Exchange Act. The action seeks, among other things, to enjoin the defendants from consummating the merger until additional information is disclosed to FCB’s stockholders in advance of the FCB special meeting or to rescind the merger or recover damages to the extent the merger is completed. On October 11, 2018, an action captioned Paul Parshall v. FCB Financial Holdings, Inc. et al., Case 1:18-cv-01570-LPS, was filed in the United States District Court for the District of Delaware on behalf of a purported class of FCB’s stockholders against FCB, its current directors, Synovus and Merger Sub, alleging violations of Sections 14(a) and 20(a) of the Exchange Act. The action seeks, among other things, to cause defendants to disseminate additional or revised disclosures, to enjoin defendants from consummating the merger, and to rescind the merger or recover damages to the extent the merger is completed. The court has not acted on either of these complaints, and no relief has been granted as of this time. The defendants believe the claims are without merit.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from (i) the Federal Reserve Board, (ii) the Georgia DBF and (iii) any other regulatory approval, the failure of which to obtain would reasonably be expected to have a material adverse effect on Synovus or FCB, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a materially burdensome regulatory condition. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Synovus and FCB have agreed to use their reasonable best efforts to obtain as promptly as practicable all required regulatory approvals. Synovus, FCB and/or their respective subsidiaries filed applications and notifications to obtain these regulatory approvals on August 22, 2018.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Synovus after the completion of the merger or will contain a materially burdensome regulatory condition.

Federal Reserve Board

Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the BHC Act. In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve Board reviews certain factors, including: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the bank holding companies and banks involved (including consideration of capital adequacy, liquidity, and earnings performance; the competence, experience, and integrity of the officers, directors, and principal shareholders; assessments of the risk management systems and operations; the records of compliance with applicable laws and regulations) and the future prospects of the combined organization (including consideration of the current and projected capital positions and levels of indebtedness), (3) the convenience and needs of the communities to be served, (4) the effectiveness of the companies in combatting money laundering, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system.

In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”). In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (which we refer to as the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

The bank merger will be subject to approval by the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (3) the convenience and needs of the communities to be served, (4) the depository institutions’ effectiveness in combating money-laundering activities and (5) the risk to the stability of the United States banking and financial system. Synovus Bank’s establishment and operation of branches at FCB Bank’s existing branch locations is also subject to approval under Section 9 of the Federal Reserve Act.

In considering an application under Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the CRA. In addition, in connection with an interstate bank merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Act, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board, and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.

Furthermore, the BHC Act, the Bank Merger Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board. Synovus filed its applications to the Federal Reserve Board under the BHC Act and Bank Merger Act on August 22, 2018.

Department of Justice

In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) conducts a concurrent competitive review of the merger to analyze the transaction’s competitive effects and determine whether the transaction would result in a violation of the antitrust laws. After the Federal Reserve Board approves the transaction, the parties generally must wait at least 30 days to complete the transaction, during which time the DOJ may bring a court action challenging the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the antitrust aspects of the transaction, the DOJ may analyze the competitive effects of the transaction differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger’s effects on competition. A determination by the DOJ not to object to the transactions contemplated by the merger agreement may not prevent the filing of antitrust actions by private persons or state attorneys general. Synovus and FCB believe that the transactions contemplated by the merger agreement should not raise significant competitive concerns. However, there can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Georgia Department of Banking and Finance

The merger must be approved by the Georgia DBF under Section 7-1-606 of the Official Code of Georgia. In considering an application under Section 7-1-606, the Georgia DBF reviews certain factors, including: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the bank holding companies and banks involved and the future prospects of the combined organization, and (3) the convenience and needs of the communities to be served.

In addition, the bank merger must be approved by the Georgia DBF under Section 7-1-530 of the Official Code of Georgia. In considering an application under Section 7-1-530, the Georgia DBF may consider a variety of factors including whether: (1) the bank merger adequately protects the interests of depositors, other creditors, and shareholders; (2) the requirements for a merger under all applicable laws have been satisfied and the resulting bank would satisfy the requirements of applicable Georgia law, and (3) the bank merger would be consistent with adequate and sound banking and in the public interest on the basis of the financial history and condition, prospects, character of management of the parties to the bank merger and the convenience and needs of the area primarily to be served by the resulting institution.

Furthermore, the applicable provisions of the Official Code of Georgia require published notice of, and the opportunity for public comment on, the applications for both the merger and bank merger to the Georgia DBF.

Synovus filed its applications to the Georgia DBF on August 22, 2018 and received approval on September 25, 2018.

Office of the Comptroller of the Currency

FCB Bank is regulated by the Office of the Comptroller of the Currency (“OCC”). As required by OCC regulation, a notice was filed with the OCC on August 27, 2018, advising the agency that FCB Bank intends to merge with and into Synovus Bank, with Synovus Bank as the surviving bank.

Synovus and FCB believe that the transactions contemplated by the merger agreement should not raise significant regulatory concerns and that Synovus will be able to obtain all requisite regulatory approvals in a timely manner. However, there can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of Synovus and FCB to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In recent similar transactions, the Federal Reserve Board has taken a longer time to render a decision on applications than the typical time period for approval set forth in the Federal Reserve Board’s regulations. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the merger will be accounted for as a business combination using the acquisition method of accounting. As a result, the recorded assets and liabilities of Synovus will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of FCB will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Synovus common stock to be issued to former FCB stockholders, option holders and holders of restricted stock awards, restricted stock unit awards, cash phantom unit awards, and warrants, as applicable, at fair value, exceeds the fair value of the net assets including identified intangible assets of FCB on the date the merger is completed, such amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of FCB being included in the operating results of Synovus beginning from the date of completion of the merger.

PUBLIC TRADING MARKETS

Synovus common stock is listed on the NYSE under the symbol “SNV.” FCB Class A common stock is listed on the NYSE under the symbol “FCB.” Upon completion of the merger, FCB Class A common stock will be delisted from the NYSE and thereafter will be deregistered under the Exchange Act and FCB will no longer be required to file periodic reports with the SEC with respect to the FCB Class A common stock. The Synovus common stock issuable in the merger will be listed on the NYSE.

RESALE OF SHARES OF SYNOVUS COMMON STOCK

All shares of Synovus common stock received by FCB stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) and the Exchange Act, except for shares of Synovus common stock received by any FCB stockholder who becomes an “affiliate” of Synovus after completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of Synovus common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated herein by reference and attached as Annex A to this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement.

Structure of the Merger

The Synovus board of directors has approved and the FCB board of directors has approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of Azalea Merger Sub with and into FCB, with FCB continuing as the surviving corporation. Immediately following the merger, FCB will merge with and into Synovus, with Synovus continuing as the surviving entity. Immediately following the upstream merger or at such later time as Synovus may determine, FCB Bank, a national banking association and a wholly-owned subsidiary of FCB, will merge with and into Synovus Bank, a Georgia state-chartered bank and a wholly-owned subsidiary of Synovus, with Synovus Bank continuing as the surviving entity. Each of the upstream merger and the bank merger will be implemented pursuant to an agreement and plan of merger, each in a form to be mutually agreed upon by Synovus and FCB.

Merger Consideration

Each share of FCB Class A common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 1.055 shares of Synovus common stock, except for specified shares of FCB Class A common stock held by FCB or Synovus, which will be cancelled.

If the number of outstanding shares of Synovus common stock or FCB Class A common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.

Fractional Shares

Synovus will not issue any fractional shares of Synovus common stock in the merger. Instead, Synovus will pay to each former stockholder of FCB who otherwise would be entitled to receive a fractional share of Synovus common stock in an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the average of the closing-sale prices of Synovus common stock for the five full trading days ending on the trading day preceding the closing date of the merger (which we refer to as the “Synovus common stock closing price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Synovus common stock which such stockholder of FCB would otherwise be entitled to receive.

Governing Documents

At the effective time of the merger, Merger Sub’s certificate of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law.

Treatment of FCB Equity Awards

FCB Options

At the effective time of the merger, each FCB option will be converted into an option to purchase (i) a number of whole shares of Synovus common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of FCB Class A common stock subject to such FCB option immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Synovus common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share for the shares of FCB Class A common stock of such FCB option immediately prior to the effective time of the merger divided by (B) the exchange ratio, and having the same terms and conditions (including with respect to vesting) as applied to the corresponding FCB option immediately prior to the effective time of the merger. In addition, the merger agreement permits FCB to amend the award agreements applicable to FCB options held by a member of the FCB board of directors (other than Mr. Ellert), to provide that such options remain exercisable for the full term thereof upon a separation from service for any reason.

FCB Restricted Stock Awards

At the effective time of the merger, each FCB restricted stock award, whether vested or unvested, will fully vest (with any performance-based vesting condition applicable to such FCB restricted stock award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the FCB board of directors prior to the effective time of the merger)) and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB restricted stock award, together with any accrued but unpaid dividends corresponding to the FCB restricted stock awards that vest in accordance with the merger agreement, less applicable tax withholdings.

FCB RSU Awards

At the effective time of the merger, each vested FCB RSU award will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB RSU award, together with any accrued but unpaid dividend equivalents corresponding to the Vested FCB RSU awards.

At the effective time of the merger, each Unvested FCB RSU award that is not held by a non-employee director of FCB will be converted into a Synovus RSU award in respect of that number of whole shares of Synovus common stock (rounded to the nearest whole share, with 0.50 being rounded upward) equal to the product of (i) the total number of shares of FCB Class A common stock subject to such FCB RSU award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. Each such Synovus RSU award will continue to have, and will be subject to, the same terms and conditions (including with respect to vesting and dividend equivalents) as applied to the corresponding FCB RSU award immediately prior to the effective time of the merger.

At the effective time of the merger, each Unvested FCB RSU award held by a non-employee director of FCB, will fully vest and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB RSU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB RSU awards held by such non-employee directors that vest in accordance with the merger agreement.

FCB PSU Awards

At the effective time of the merger, each FCB PSU award will fully vest (with any performance-based vesting condition applicable to such FCB PSU award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the board of directors of FCB prior to the effective time of the merger)) and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of FCB Class A common stock underlying such FCB PSU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB PSU awards that vest in accordance with the merger agreement, less applicable tax withholdings.

FCB CPU Awards

At the effective time of the merger, each FCB CPU award will fully vest (with any performance-based vesting condition applicable to such FCB CPU award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the effective time of the merger, as determined by the compensation committee of the board of directors of FCB prior to the effective time of the merger)) and will be cancelled and converted automatically into the right to receive an amount in cash (rounded to the nearest cent) equal to the per share stock consideration, in respect of each share of FCB Class A common stock underlying such FCB CPU award, together with any accrued but unpaid dividend equivalents corresponding to the FCB CPU awards that vest in accordance with the merger agreement, less applicable tax withholdings.

Treatment of FCB Warrants

At the effective time of the merger, each FCB warrant, that is outstanding immediately prior to the effective time of the merger will be converted into a Synovus warrant to purchase (i) the same amount and kind of securities, cash or property as the holder of such FCB warrant would have been entitled to receive upon the consummation of the merger if such holder had exercised such FCB warrant immediately prior to the merger (which, for the avoidance of doubt, shall equal that number of whole shares of Synovus common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of FCB Class A common stock subject to such FCB warrant immediately prior to the effective time of the merger multiplied by (B) the exchange ratio) (ii) at an exercise price as set forth in such FCB warrant, in each case in accordance with the terms of such FCB warrant. Except as otherwise provided in the merger agreement, each such Synovus warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding FCB warrant immediately prior to the effective time of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. For more information, see “The Merger Agreement—Conditions to Complete the Merger.”

The merger will become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York City time on a date no later than three business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, or such other date or time mutually agreed in writing by the parties. It currently is anticipated that the completion of the merger will occur by the first quarter of 2019 subject to the receipt of Synovus shareholder approval of the Synovus share issuance proposal, FCB stockholder approval of the merger proposal and regulatory approvals and other customary closing conditions, but neither Synovus nor FCB can guarantee when or if the merger will be completed.

Conversion of Shares and Exchange of Certificates

The conversion of FCB Class A common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. FCB stockholders should not send in any stock certificates now. After the merger is complete, you will receive separate written instructions for surrendering your shares of FCB Class A common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, but in no event later than five business days thereafter, the exchange agent will mail to each holder of record of FCB Class A common stock immediately prior to the effective time of the merger that have been converted at the effective time of the merger into the right to receive the merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions on how to surrender such shares of FCB Class A common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for FCB Class A common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Synovus, the posting of a bond in an amount as Synovus may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of FCB of shares of FCB Class A common stock that were issued and outstanding immediately prior to the effective time of the merger.

Withholding

Synovus and the exchange agent will be entitled to deduct and withhold from any consideration otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which the deduction and withholding was made.

Dividends and Distributions

No dividends or other distributions declared with respect to Synovus common stock will be paid to the holder of any unsurrendered certificates or book entry shares of FCB Class A common stock until the holder thereof surrenders such certificate or book entry share in accordance with the merger agreement. After the surrender of a certificate or book entry share in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Synovus common stock which the shares of FCB Class A common stock represented by such certificate or book entry share have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations, warranties, and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications, or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Synovus and FCB rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Synovus or FCB.

Therefore, the representations and warranties and other provisions of the merger agreement or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Synovus, FCB, or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151. Synovus and FCB will provide additional disclosure in their public reports to the extent that they are or become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required under federal securities laws.

The merger agreement contains customary representations and warranties of each of Synovus and FCB relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by each of FCB and Synovus relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;

•	legal proceedings;
•	tax matters;
•	employee and employee benefit plan matters;
•	compliance with applicable laws;
•	certain material contracts;
•	derivative instruments and transactions;
•	environmental matters;
•	investment securities;
•	real property;
•	intellectual property and information security matters;
•	related party transactions;
•	inapplicability of takeover statutes;
•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;
•	opinion from financial advisor;
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents; and
•	insurance matters.

In addition, certain representations and warranties relating to loan matters are made only by FCB to Synovus.

Certain representations and warranties of Synovus and FCB are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to FCB or Synovus, as the case may be, means a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that, with respect to this clause (i), material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated thereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

FCB and Synovus have each agreed that, prior to the effective time of the merger (or earlier termination of the merger agreement), except as expressly contemplated by the merger agreement, required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each party will, and will cause each of its subsidiaries to, (i) conduct its respective businesses in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (ii) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement, or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

In addition to the general covenants above, FCB has agreed that prior to the effective time of the merger (or earlier termination of the merger agreement), except as expressly contemplated by the merger agreement, required by law or as consented to in writing by Synovus (such consent not to be unreasonably withheld), FCB will not, and FCB will not permit any of its subsidiaries to, undertake the following:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of FCB or any of its wholly-owned subsidiaries to FCB or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice will include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice);
•	adjust, split, combine or reclassify any capital stock;
•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the subsidiaries of FCB to FCB or any of its wholly-owned subsidiaries or (ii) the acceptance of shares of FCB Class A common stock as payment for the exercise price or withholding taxes incurred in connection with the vesting, exercise or settlement of FCB equity awards, in each case, in accordance with past practice and the terms of the applicable award agreement or as payment for the exercise price in connection with the exercise or settlement of FCB warrants);
•	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
•	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for pursuant to the settlement of FCB equity awards or FCB warrants in accordance with their terms;
•	sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business which in any case is in excess of $500,000 based on a generally accepted accounting principles value to any individual, corporation or other entity other than a wholly-owned subsidiary of FCB, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of the merger agreement;
•	except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary of FCB;

•	terminate, materially amend, or waive any material provision of, any FCB contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to FCB, or enter into any contract that would constitute a FCB contract if it were in effect on the date of the merger agreement;
•	except as required under applicable law or the terms of any FCB benefit plan that is in effect on the date of the merger agreement, (i) enter into, adopt or terminate any FCB benefit plan, (ii) amend any FCB benefit plan, other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to FCB of maintaining such FCB benefit plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, individual independent contractor or director, except for if the effective time of the merger occurs after December 31, 2018, increases in annual base salary or wage rates (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice, that do not exceed, in the aggregate for 2019, 3% of the aggregate cost of all employee annual base salaries and wage rates for 2018; provided, that FCB will consult with Synovus in good faith with respect to such increases in annual base salary and wage rates and consider, in good faith, Synovus’ reasonable recommendations, (iv) enter into or amend any collective bargaining agreement or similar agreement, (v) take any action to accelerate any payment or benefit payable or to any current or former employee, officer, individual independent contractor or director, (vi) fund any rabbi trust or similar arrangement, (vii) hire or promote any employee or individual independent contractor whose title is senior vice president or higher of FCB, or (viii) terminate the employment or service of any employee or individual independent contractor whose title is senior vice president or higher of FCB, other than for cause;
•	settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of FCB or its subsidiaries or Synovus and its subsidiaries after the consummation of the merger;
•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger and the upstream merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	amend the FCB charter or the FCB bylaws or comparable governing documents of its subsidiaries;
•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;
•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;
•	take any action that is intended or expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, except as may be required by applicable law;
•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;
•	(i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity or (ii) make or acquire, renew or extend any loans except for loans made, acquired, renewed or extended in the ordinary course of business consistent with past practice and (A) with respect to existing customers, increases in aggregate outstanding commitments to any such existing customer by not more than $10 million or (B) with respect to new loans, that do not result in aggregate commitments to any such new customer in excess of $25 million, except pursuant to existing commitments entered into prior to the date hereof; provided, that Synovus has agreed to respond to any request for a consent to make such loan or extension of credit in writing within three business days after the loan package is delivered to Synovus;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity;
•	other than as contemplated by the capital expenditure budget set forth in the merger agreement, make, or commit to make, any capital expenditures in excess of $100,000 individually or $1 million in the aggregate;
•	make application for the opening, relocating or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;
•	make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or
•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

Synovus has agreed to a more limited set of restrictions on its business prior to the effective time of the merger. Specifically, Synovus has agreed that prior to the effective time of the merger (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, or as consented to in writing by FCB (which will not be unreasonably withheld), it will not and will not permit any of its subsidiaries to undertake the following:

•	amend the Synovus charter or the Synovus bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of FCB Class A common stock;
•	make, declare or pay any dividend, or make any other distribution on, any shares of Synovus common stock (except regular quarterly cash dividends by Synovus at a rate not in excess of the amount set forth in the merger agreement);
•	(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business or (ii) make capital contributions to, or investments in, any other person, in each case of clauses (i) and (ii), that would reasonably be expected to prevent or materially delay the consummation of the merger, or (iii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Synovus;
•	take any action that is intended or expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, except as may be required by applicable law;
•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger and the upstream merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters

Synovus and FCB have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part. Synovus and FCB have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by the merger agreement, and Synovus and FCB will thereafter as promptly as practicable mail or deliver the joint proxy statement/prospectus to their respective shareholders and stockholders (as applicable). Synovus has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and FCB has agreed to furnish all information concerning FCB and the holders of FCB Class A common stock as may be reasonably requested in connection with any such action.

Synovus and FCB have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger).

Additionally, each of Synovus and FCB has agreed to furnish, upon request, to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and stockholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Synovus, FCB or any of their respective subsidiaries to any governmental entity in connection with the transactions contemplated by the merger agreement.

Synovus and FCB have each agreed to use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would restrain, prevent or delay the closing of the merger, provided that Synovus and FCB will not be required to, and FCB will not be permitted to, without the prior written consent of Synovus, to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to result in a materially burdensome regulatory condition.

Employee Benefit Matters

During the period commencing at the effective time of the merger and ending on the first anniversary of the closing date of the merger, Synovus has agreed to cause the surviving corporation to provide each employee of FCB and its subsidiaries who continues to be employed by Synovus or its subsidiaries (including FCB and its subsidiaries) immediately following the effective time of the merger for so long as such employee is employed following the effective time of the merger (collectively, the “continuing employees”) with (i) a base salary or base wage rate, as applicable, that is no less favorable than that provided by FCB to such continuing employee immediately prior to the effective time of the merger, (ii) annual or short-term cash incentive compensation target opportunities that, in each case, are no less favorable than that provided by Synovus to similarly situated employees of Synovus and its subsidiaries and (iii) other compensation and employee benefits that are no less favorable than those provided to similarly situated employees of Synovus and its subsidiaries; provided, that Synovus may satisfy its obligations under the merger agreement for a transitional period by providing such compensation and employee benefits on terms that are substantially similar in the aggregate to those provided by the FCB and its subsidiaries immediately prior to the effective time of the merger. Notwithstanding the immediately preceding sentence, Synovus will, or will cause the FCB or one of its subsidiaries to, provide to each continuing employee whose employment terminates during the 12-month period following the closing date of the merger with severance benefits as set forth in the merger agreement.

If requested by Synovus in writing no later than ten days prior to the effective time of the merger, FCB will adopt such resolutions as are necessary to cause the FCB 401(k) plan to be terminated (and all account balances thereunder to be fully vested) effective as of immediately prior to the effective time of the merger, subject to the occurrence of the effective time of the merger and applicable law. To the extent that the FCB 401(k) plan is terminated pursuant to the previous sentence, each participant in the FCB 401(k) plan as of immediately prior to the effective time of the merger who is a continuing employee will be immediately eligible as of the effective time of the merger to commence participation in a Synovus 401(k) plan and be given the opportunity to elect to “roll over” the account balance (including any outstanding loans) under the FCB 401(k) plan to the Synovus 401(k) plan. All resolutions to be adopted and notices or other documents to be issued to the FCB 401(k) plan participants in connection with the implementation of the merger agreement will be subject to Synovus’ reasonable prior review and approval, which will not be unreasonably withheld, conditioned or delayed and in any event will be delivered to Synovus not later than two days immediately preceding the effective time of the merger.

Director and Officer Indemnification and Insurance

The merger agreement provides that following the effective time of the merger, each of Synovus and FCB will indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of FCB and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of FCB or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including matters occurring in connection with the merger agreement, and will also advance expenses to such persons to the fullest extent permitted by applicable law.

The merger agreement requires Synovus to, for a period of six years after the effective time of the merger, maintain FCB’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims against present and former officers and directors of FCB or any of its subsidiaries arising from facts or events which occurred at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. However, Synovus is not required to expend, on an annual basis, more than 300% of the current annual premium paid as of the date of the merger agreement by FCB for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then Synovus will maintain policies of insurance which, in Synovus’ good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Synovus may (and with the prior written consent of Synovus, FCB may use its reasonable best efforts to) obtain at or prior to the effective time of the merger a six-year “tail” policy under FCB’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap. If Synovus or FCB purchases such a “tail policy,” Synovus must maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Synovus common stock to be issued in the merger, access to information, compliance with confidentiality obligations, rights to control or direct operations, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, restructuring efforts, advice of changes, change of method, exemption from liability under Section 16(b) of the Exchange Act, litigation and claims, assumption of FCB debt and conversion of FCB data.

Synovus Shareholder Meeting and FCB Stockholder Meeting and the Recommendations of Their Respective Board of Directors

In accordance with applicable law and Synovus’ and FCB’s respective charter and bylaws, each of Synovus and FCB will hold a meeting of its shareholders or stockholders (as applicable) as soon as reasonably practicable for the purpose of obtaining the requisite vote of the Synovus shareholders approving the Synovus share issuance and the requisite vote of FCB stockholders adopting the merger agreement. The board of directors of each of Synovus and FCB have agreed to use its reasonable best efforts to obtain from the shareholders of Synovus and the stockholders of FCB, as the case may be, the requisite vote required to approve the Synovus share issuance, in the case of Synovus, and the requisite vote required to adopt the merger agreement, in the case of FCB, including by communicating to its respective shareholders or stockholders (as applicable) its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the Synovus share issuance or adopt the merger agreement and the transactions contemplated thereby (as applicable). However, subject to the terms of the merger agreement, if the board of directors of Synovus or FCB, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement or the Synovus share issuance (as applicable), then such board of directors may submit the merger agreement or the Synovus share issuance (as applicable) to its stockholders or shareholders (as applicable) without recommendation (although the resolutions approving the merger agreement or the Synovus share issuance (as applicable) as of the date of the merger agreement may not be rescinded or amended), in which event the board of directors may communicate the basis for its lack of a recommendation to its stockholders or shareholders (as applicable) in this joint proxy statement/prospectus or an appropriate amendment or supplement hereto to the extent required by law; provided that neither board of directors may take any of the foregoing actions unless (1) it gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the FCB board of directors in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (2) at the end of such notice period, the applicable board of directors takes into account any amendment or modification to the merger agreement proposed by the other party and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new notice period.

Synovus or FCB will adjourn or postpone the Synovus special meeting or the FCB special meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Synovus common stock or FCB Class A common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting FCB or Synovus, as applicable, has not received proxies representing a sufficient number of shares necessary for adoption of the merger or approval of the Synovus share issuance (as applicable), and subject to the terms and conditions of the merger agreement, FCB or Synovus, as applicable, will continue to use reasonable best efforts to solicit proxies from its stockholders or shareholders (as applicable) in order to obtain the votes necessary for the adoption of the merger or the approval of the Synovus share issuance. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, each of the Synovus special meeting and the FCB special meeting will be convened and the Synovus share issuance proposed will be submitted to the Synovus shareholders and the merger proposal will be submitted to the FCB stockholders, respectively, for the purpose of voting on the approval or adoption (as applicable) of such proposals and the other matters contemplated by the merger agreement. Synovus and FCB have agreed to use their reasonable best efforts to cooperate to hold the FCB special meeting and the Synovus special meeting on the same day and at the same time as soon as reasonably practicable, and to set the same record date for each such special meeting.

Agreement Not to Solicit Other Offers

FCB will not, and will cause its subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, except to notify a person that has made or, to the knowledge of FCB, is making any inquiries with respect to, or is considering making, an acquisition proposal of the existence of this non-solicitation covenant. However, in the event that prior to the adoption of the merger agreement by FCB’s stockholders, FCB receives an unsolicited bona fide written acquisition proposal after the date of the merger agreement and its board of directors concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such acquisition proposal constitutes or is more likely than not to result in a superior proposal, it may, and may permit its subsidiaries and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the FCB board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that, prior to providing any such nonpublic information, FCB provides such information to Synovus and enters into an acceptable confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Synovus and FCB, and which acceptable confidentiality agreement does not provide such person with any exclusive right to negotiate with FCB. FCB will, and will use its reasonable best efforts to cause its and its subsidiaries’ officers, directors, agents, advisors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Synovus with respect to any acquisition proposal. FCB will promptly (within 24 hours) advise Synovus following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and will keep Synovus reasonably apprised (and in any event within 24 hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of FCB and its subsidiaries or 25% or more of any class of equity or voting securities of FCB or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of FCB, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of FCB or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of FCB, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving FCB or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of FCB. For purposes of the merger agreement, a “superior proposal” will mean a bona fide written acquisition proposal that the board of directors of FCB concludes in good faith to be more favorable to its stockholders than the merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who will be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel) financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “superior proposal,” the reference to “25%” in the definition of acquisition proposal will be deemed to be references to “a majority.”

Conditions to Complete the Merger

The obligations of Synovus and FCB to complete the merger are each subject to the satisfaction or waiver (if permitted) of the following conditions:

•	the approval of the Synovus share issuance by the requisite vote of Synovus shareholders;
•	the adoption of the merger agreement by the requisite vote of FCB stockholders;
•	the authorization for listing on the NYSE of the shares of Synovus common stock to be issued in the merger;
•	the receipt of all required regulatory approvals which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;
•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of any stop order or proceeding initiated or threatened by the SEC for that purpose and not withdrawn;
•	the absence of any order, injunction or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;
•	the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed (except to the extent such representations and warranties speak as of an earlier date), subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officer’s certificate from the other party to such effect); and
•	the receipt by such party of a written opinion of legal counsel based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the merger and the upstream merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Neither FCB nor Synovus can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived or that the merger will be contemplated. As of the date of this joint proxy statement/prospectus, neither FCB nor Synovus has reason to believe that any of these conditions will not be satisfied.

Termination; Termination Fee

The merger agreement may be terminated at any time by Synovus or FCB prior to the effective time of the merger, whether before or after approval of the Synovus share issuance proposal by the Synovus shareholders or approval of the merger proposal by the FCB stockholders under the following circumstances:

•	by mutual written consent of Synovus and FCB;
•	by either Synovus or FCB, if any governmental entity that must grant a required regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;
•	by either Synovus or FCB, if the merger has not been consummated on or before July 23, 2019 (which we refer to as the “termination date”), unless the failure to consummate the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement; provided that if on the termination date, all other closing conditions are satisfied or are capable of being satisfied other than receipt of the required regulatory approvals, then the termination date may be extended for a period of three months at the option of either FCB or Synovus by written notice to the other on or prior to the termination date (Synovus’ and FCB’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “termination date termination right”);
•	by either Synovus or FCB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true) set forth in the merger agreement on the part of the other party which, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date of the merger, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date) (FCB’s or Synovus’ right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “material breach termination right”);
•	by FCB prior to the approval of the Synovus share issuance by the Synovus shareholders, if (i) the board of directors of Synovus fails to recommend, in this joint proxy statement/prospectus that the shareholders of Synovus approve the Synovus share issuance or withdraws, modifies or qualifies its recommendation in a manner adverse to FCB, or publicly discloses that it has resolved to do so, or (ii) Synovus or its board of directors breaches its obligations to call a shareholder meeting and recommend to its shareholders, in accordance with the terms of the merger agreement, the approval of the Synovus share issuance in any material respect;
•	by Synovus prior to the adoption of the merger agreement by the FCB stockholders, if (i) the board of directors of FCB (A) fails to recommend in this joint proxy statement that the stockholders of FCB adopt the merger agreement, (B) withdraws, modifies or qualifies its recommendation in a manner adverse to Synovus, or publicly discloses that it has resolved to do so, or fails to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within ten business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms of the merger agreement or (C) recommends or endorses an acquisition proposal or fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (ii) FCB or its board of directors breaches its obligations to call a stockholder meeting and recommend to its stockholders, in accordance with the terms of the merger agreement, the adoption of the merger agreement or to refrain from soliciting alternative acquisition proposals in any material respect (Synovus’ right to terminate the merger agreement pursuant to this sub-bullet, we refer to as “Synovus’ change of recommendation termination right”).

If the merger agreement is terminated in accordance with its terms, it will become void and have no effect except that (1) both Synovus and FCB will remain liable for any liabilities or damages arising out of its willful breach of any provision of the merger agreement (which, for FCB, includes the loss of economic benefits of the merger, including the loss of the premium, for FCB’s Class A stockholders and holders of FCB equity awards) and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of the termination fee and the confidential treatment of information. For purposes of the merger agreement, “willful breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, the merger agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this merger agreement.

FCB will be obligated to pay Synovus a termination fee of $93.5 million (which we refer to as the “termination fee”):

•	In the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to senior management or the FCB board of directors or has been made directly to its stockholders generally or any person will have publicly announced (whether or not withdrawn) an acquisition proposal with respect to FCB and (i) thereafter the merger agreement is terminated by either Synovus or FCB pursuant to the termination date termination right and FCB failed to obtain the required vote of its stockholders to approve the merger agreement or (ii) thereafter the merger agreement is terminated by Synovus pursuant to its material breach termination right, and (iii) prior to the date that is twelve months after the date of such termination, FCB enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction by wire transfer of same day funds (provided that for purposes of the foregoing, all references in the definition of “acquisition proposal” to “25%” will instead refer to “50%”).
•	In the event that the merger agreement is terminated by Synovus pursuant to Synovus’ change of recommendation right, then FCB will pay Synovus, by wire transfer of same day funds on the date of such termination.

Synovus will pay FCB the termination fee in the event that the merger agreement is terminated by FCB pursuant to FCB’s change of recommendation termination right, then Synovus will pay FCB, by wire transfer of same day funds on the date of such termination.

Expenses and Fees

Except as described elsewhere in this joint proxy statement/prospectus, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by Synovus and FCB.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by FCB and Synovus in writing, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by FCB’s stockholders and Synovus’ shareholders, except that after approval of the Synovus share issuance by the Synovus shareholders or the adoption of the merger agreement by the FCB stockholders, there may not be, without further approval or adoption (as applicable) of such shareholders or stockholders (as applicable), any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, FCB and Synovus, with the authorization of their respective boards of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, provided that after approval of the Synovus share issuance by the Synovus shareholders or the adoption of the merger agreement by the FCB stockholders, there may not be, without further approval or adoption (as applicable) of such shareholders or stockholders (as applicable), any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party to any extension or waiver must be in writing.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of FCB Class A common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or U.S. federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of FCB Class A common stock which is:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;
•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of FCB Class A common stock that hold their FCB Class A common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of FCB Class A common stock in light of their individual circumstances or to holders of FCB Class A common stock that are subject to special rules, such as:

•	financial institutions;
•	pass-through entities or investors in pass-through entities;
•	insurance companies;
•	mutual funds;
•	tax-exempt organizations;
•	dealers or brokers in securities or currencies;
•	persons that hold FCB Class A common stock that are subject to the alternative minimum tax;
•	persons that immediately before the merger owned at least 5% of FCB Class A common stock;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold FCB Class A common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	regulated investment companies;
•	real estate investment trusts;
•	persons whose “functional currency” is not the U.S. dollar;
•	persons who are not U.S. holders; and
•	holders who acquired their shares of FCB Class A common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds FCB Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger and the upstream merger are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

•	except as discussed below with respect to cash received instead of a fractional share of Synovus common stock, under “—Cash Received Instead of a Fractional Share of Synovus Common Stock,” no gain or loss will be recognized by U.S. holders of FCB Class A common stock on the exchange of FCB Class A common stock for Synovus common stock in connection with the merger;
•	the aggregate basis of the Synovus common stock received by a U.S. holder of FCB Class A common stock in the merger (including fractional shares of Synovus common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the FCB Class A common stock for which it is exchanged; and
•	the holding period of Synovus common stock received in exchange for shares of FCB Class A common stock (including fractional shares of Synovus common stock deemed received and redeemed as described below) will include the holding period of the FCB Class A common stock for which it is exchanged.

If a U.S. holder of FCB Class A common stock acquired different blocks of FCB Class A common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of FCB Class A common stock.

Completion of the merger is conditioned on, among other things, the receipt by FCB and Synovus of legal opinions from Simpson Thacher & Bartlett LLP and Wachtell, Lipton, Rosen & Katz, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger and the upstream merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by FCB and Synovus to be delivered at the time of closing. Although the merger agreement allows each of Synovus and FCB to waive this condition to closing, neither Synovus nor FCB currently anticipates doing so. Neither of the tax opinions will be binding on the Internal Revenue Service. Neither Synovus nor FCB intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and the upstream merger and there is no guarantee that the Internal Revenue Service will treat the merger and the upstream merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Cash Received Instead of a Fractional Share of Synovus Common Stock

A U.S. holder of FCB Class A common stock who receives cash instead of a fractional share of Synovus common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Synovus. As a result, such U.S. holder of FCB Class A common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting

Payments of cash in lieu of a fractional share to a U.S. holder of FCB Class A common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.

UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated financial information combines the historical consolidated financial position and results of operations of Synovus and its subsidiaries and FCB and its subsidiaries, as an acquisition by Synovus of FCB using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of FCB will be recorded by Synovus at their respective fair values as of the date the merger is completed. The unaudited pro forma combined financial information should be read in conjunction with Synovus’ Quarterly Report on Form 10-Q for the period ended June 30, 2018, and Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated in this joint proxy statement/prospectus by reference, and FCB’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, and Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151.

The merger was announced on July 23, 2018, and provides that each outstanding share of FCB Class A common stock held immediately prior to the effective time of the merger, except for specified shares of FCB Class A common stock owned by FCB or Synovus (which will be cancelled), will be automatically converted into the right to receive the merger consideration. The merger and the upstream merger are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Therefore, except with respect to cash received instead of a fractional share of Synovus common stock, no gain or loss will be recognized by U.S. holders of FCB Class A common stock on the exchange of FCB Class A common stock for Synovus common stock in connection with the merger.

The unaudited pro forma combined condensed balance sheet gives effect to the merger as if the transaction had occurred on June 30, 2018. The unaudited pro forma combined condensed income statements for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the merger as if the transaction had become effective on January 1, 2017.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, extinguishment of liabilities and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes beginning on page 122, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

SYNOVUS AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2018

in thousands, except per share data	Synovus As Reported	FCB As Reported	Pro Forma Adjustments	Ref	Pro Forma Combined Synovus
ASSETS
Cash and cash equivalents	$1,091,788	$288,276	$(66,000)	A	$1,314,064
Investment securities available for sale	3,929,962	2,321,369	—		6,251,331
Loans and leases held for sale	56,406	2,323	—		58,729
Loans, net of unearned income	25,134,056	8,921,573	(161,000)	B	33,894,629
Less: Allowance for loan losses	(251,725)	(50,570)	50,570	C	(251,725)
Net loans	24,882,331	8,871,003	(110,430)		33,642,904
Bank-owned life insurance	547,261	213,982	—		761,243
Premises and equipment, net	428,633	42,075	—		470,708
Goodwill	57,315	139,529	502,243	D	699,087
Other intangible assets	10,458	7,584	107,416	E	125,458
Other real estate owned	6,288	11,159	—		17,447
Other assets	729,863	294,999	—		1,024,862
Total assets	$31,740,305	$12,192,299	$433,229		$44,365,833
LIABILITIES AND STOCKHOLDERS’ EQUITY
Savings and money market deposit accounts	$9,005,511	$2,703,362	$—		$11,708,873
Interest-bearing demand deposits	4,952,538	1,939,317	—		6,891,855
Noninterest-bearing deposits	7,630,491	1,530,718	—		9,161,209
Certificates of deposit	4,854,148	3,684,788	34,000	F	8,572,936
Total deposits	26,442,688	9,858,185	34,000		36,334,873
Federal funds purchased and securities sold under repurchase agreements	207,580	95,377	—		302,957
Long-term debt	1,656,647	765,000	(11,000)	G	2,410,647
Other liabilities	265,696	136,806	—		402,502
Total liabilities	28,572,611	10,855,368	23,000		39,450,979
Preferred stock	321,118	—	—		321,118
Common stock	143,078	49	49,611	H	192,738
Additional paid-in capital	3,045,014	1,037,436	726,064	I	4,808,514
Retained earnings	700,688	395,753	(461,753)	J	634,688
Accumulated other comprehensive income/(loss)	(125,720)	(18,934)	18,934	K	(125,720)
Treasury Stock	(916,484)	(77,373)	77,373	K	(916,484)
Stockholders’ equity	3,167,694	1,336,931	410,229		4,914,854
Total liabilities and stockholders’ equity	$31,740,305	$12,192,299	$433,229		$44,365,833
Common shares outstanding	117,841	46,766	2,572	L	167,179
Book value per common share	$24.16	$28.59			$27.48

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

SYNOVUS AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED INCOME STATEMENT FOR THE
SIX MONTHS ENDED JUNE 30, 2018

in thousands, except per share data	Synovus As Reported	FCB As Reported	Pro Forma Adjustments	Ref	Pro Forma Combined Synovus
Interest income	$642,968	$231,116	$14,204	M	$888,288
Interest expense	84,107	58,114	1,939	N	144,160
Net interest income	558,861	173,002	12,265		744,128
Provision for loan losses	24,566	3,581	—		28,147
Net interest income after provision for loan losses	534,295	169,421	12,265		715,981
Non-interest income	140,433	15,177	—		155,610
Non-interest expense	399,234	80,087	9,015	O	488,336
Income before income taxes	275,494	104,511	3,250		383,255
Income taxes	61,146	21,678	838	P	83,662
Net income	$214,348	$82,833	$2,412		$299,593
Dividends on preferred stock	5,119	—	—		5,119
Net income available to common shareholders	$209,229	$82,833	$2,412		$294,474
Net income per common share, basic	$1.77	$1.80	—		$1.76
Net income per common share, diluted	1.75	1.71	—		1.73
Weighted average common shares outstanding, basic	118,531	45,969	2,528	Q	167,028
Weighted average common shares outstanding, diluted	119,229	48,304	2,657	Q	170,190

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

SYNOVUS AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2017

in thousands, except per share data	Synovus As Reported	FCB As Reported	Pro Forma Adjustments	Ref	Pro Forma Combined Synovus
Interest income	$1,162,497	$374,101	$21,463	M	$1,558,061
Interest expense	139,188	78,649	(29,487)	N	188,350
Net interest income	1,023,309	295,452	50,950		1,369,711
Provision for loan losses	67,185	9,415	—		76,600
Net interest income after provision for loan losses	956,124	286,037	50,950		1,293,111
Non-interest income	345,327	35,016	—		380,343
Non-interest expense	821,313	141,694	20,644	O	983,651
Income before income taxes	480,138	179,359	30,306		689,803
Income taxes	204,664	54,165	11,789	P	270,618
Net income	$275,474	$125,194	$18,517		$419,185
Dividends on preferred stock	10,238	—	—		10,238
Net income available to common shareholders	$265,236	$125,194	$18,517		$408,947
Net income per common share, basic	$2.19	$2.92	—		$2.46
Net income per common share, diluted	2.17	2.71	—		2.40
Weighted average common shares outstanding, basic	121,162	42,887	2,359	Q	166,408
Weighted average common shares outstanding, diluted	122,012	46,121	2,537	Q	170,670

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Note 1—Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Synovus and FCB under the acquisition method of accounting with Synovus treated as the acquirer. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of FCB, as of the effective date of the merger, will be recorded by Synovus at their respective fair values and the excess of the merger consideration over the fair value of FCB’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed by the first quarter of 2019, provides for FCB Class A common stockholders to receive 1.055 shares of Synovus common stock for each share of FCB Class A common stock they hold immediately prior to the merger (except for specified shares of FCB Class A common stock owned by FCB or Synovus, which will be cancelled). Based on the closing price of Synovus common stock on the NYSE, on July 23, 2018, the last trading day before public announcement of the merger, the value of the per share merger consideration payable to holders of FCB Class A common stock would be $58.15. Based on the closing price of Synovus common stock on the NYSE on October 24, 2018, the last practicable trading date before the date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to holders of FCB Class A common stock would be $38.54.

The pro forma allocation of purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, (i) changes in FCB’s balance sheet through the effective time of the merger; (ii) changes in the aggregate value of merger consideration paid if the price of Synovus common stock varies from the assumed $58.15 per share, which represents the closing share price of Synovus common stock on July 23, 2018; (iii) changes in total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; (iv) the vesting and exercise of, in the ordinary course, outstanding FCB equity awards or FCB warrants; and (v) changes in the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Synovus and FCB are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated accounting entries to record the merger transaction under the acquisition method of accounting for business combinations. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

A core deposit intangible asset of $115.0 million is included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over ten years. When the actual amortization is recorded for periods following the merger closing, the straight line or sum-of-the-years-digits method will be used. Goodwill totaling $642 million is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on Synovus’ price per common share at the date of close, which has not yet occurred. Accordingly, a 10% increase or decrease in Synovus’ most recently used price per common share would result in a corresponding goodwill adjustment of approximately $181 million.

The preliminary purchase price was computed using FCB’s outstanding shares of FCB Class A common stock (including FCB restricted stock awards, FCB PSU awards and Vested FCB RSU awards) as of October 24, 2018 and reflects the market value of shares of Synovus common stock to be issued in connection with the merger based on the closing price of shares of Synovus common stock on the NYSE on October 24, 2018. The preliminary purchase price will fluctuate with the market price of shares of Synovus common stock until it is reflected on an actual basis when the merger is completed. The outstanding number of shares of FCB Class A common stock will change prior to the closing of the merger due to transactions in the ordinary course of business, including the vesting and exercise of outstanding FCB equity awards or the exercise of outstanding FCB warrants. These changes are not expected to have a material impact on the pro forma financial statements.

The preliminary purchase price allocation is as follows:

in thousands, except per share amounts
Pro Forma Purchase Price
Estimated FCB shares outstanding(1)	47,025
Exchange ratio	1.055
Total Synovus common shares issued	49,611
Synovus’ share price (as of October 24, 2018)	$36.53
Total estimated equity portion of purchase price	$1,812,290
Estimated cash portion of purchase price (includes CPUs)	$870
Total estimated consideration to be paid	$1,813,160
FCB Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents	$288,276
Investment securities available for sale	2,321,369
Loans, net of unearned income	8,760,573
Other intangible assets	115,000
Other assets	564,538
Total assets acquired	12,049,756
Liabilities assumed:
Deposits	9,892,185
Federal funds purchased and securities sold under repurchase agreements	95,377
Other liabilities	136,806
Long-term debt	754,000
Total liabilities assumed	10,878,368
Net assets acquired	1,171,388
Preliminary pro forma goodwill	$641,772
(1)	Includes FCB restricted stock awards, FCB PSU awards and Vested FCB RSU awards.

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed financial information. All taxable adjustments were calculated using a 25.8% tax rate to arrive at deferred tax asset or liability adjustments as of June 30, 2018. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Adjustment to cash to reflect contractually obligated after-tax merger costs of $66.0 million.
B.	Adjustment to loans, net of unearned income of $161.0 million to reflect estimated fair value adjustments to acquired loans of $99.0 million for credit deterioration and $62.0 million for current interest rates and liquidity.
C.	Elimination of FCB’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.
D.	Adjustments to goodwill to eliminate FCB goodwill of $139.5 million at merger date and record estimated goodwill associated with the merger of $642 million.
E.	Adjustments to other intangible assets to eliminate FCB other intangible assets of $7.6 million and record estimated core deposit intangible asset of $115.0 million.
F.	Adjustment to deposits to reflect estimated fair value of acquired time deposits.
G.	Adjustment to long-term debt to reflect estimated fair value of acquired Federal Home Loan Bank (“FHLB”) debt.

H.	Adjustments to common shares to eliminate FCB Class A common stock of $0.49 million par value and record the issuance of Synovus common stock to FCB Class A stockholders of $49.6 million par value.
I.	Adjustments to capital surplus to eliminate FCB capital surplus of $1.04 billion and record the issuance of Synovus common stock in excess of par value to FCB Class A stockholders of $1.76 billion.
J.	Adjustment to retained earnings to reflect contractually obligated after-tax merger costs of $66.0 million and eliminate FCB retained earnings balance of $395.8 million.
K.	Adjustments to eliminate remaining equity balances.
L.	Adjustment to Synovus’ common stock outstanding to eliminate FCB Class A common stock outstanding and record Synovus common stock outstanding, calculated using the exchange ratio of 1.055 per share.
M.	Net adjustments to interest income of $14.2 million for the six months ended June 30, 2018 and $21.5 million for the year ended December 31, 2017 to eliminate FCB’s accretion of discounts on previously acquired loans and record estimated accretion of discounts on acquired loans of FCB. An estimated average life of four years was used to reflect the accretion of loan discounts.
N.	Net adjustments to interest expense of $1.9 million for the six months ended June 30, 2018 and $(29.5) million for the year ended December 31, 2017 to eliminate FCB’s amortization of premiums on time deposits and amortization of premiums on FHLB borrowings and record estimated amortization of premium on acquired deposits of FCB and to record estimated accretion of discounts on acquired FHLB borrowings of FCB. An estimated average life of one year was used to reflect the amortization of deposit premiums from the interest rate fair value adjustment.
O.	Net adjustments to non-interest expense of $9.0 million for the six months ended June 30, 2018 and $20.6 million for the year ended December 31, 2017 to eliminate FCB’s amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets.
P.	Adjustment to income tax expense to record the income tax effect of pro forma adjustments at an estimated statutory tax rate of 25.8% for the six months ended June 30, 2018 and 38.9% for the year ended December 31, 2017.
Q.	Adjustments to weighted-average Synovus common stock outstanding to eliminate the weighted-average FCB Class A common stock outstanding and record Synovus common stock outstanding, calculated using the exchange ratio of 1.055 per share for all shares and outstanding equity awards.

Note 4—Estimated Cost Savings and Merger Integration Costs

Synovus expects to realize approximately $40 million, or 26% of FCB’s current non-interest expense in annual pre-tax cost savings following the merger. Estimated cost savings is expected to be fully realized in fiscal year 2020 and is excluded from this pro forma analysis.

Merger- and integration-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs are estimated to be $105 million pre-tax.

DESCRIPTION OF SYNOVUS CAPITAL STOCK

As a result of the merger, FCB stockholders who receive shares of Synovus common stock in the merger will become Synovus shareholders. Your rights as Synovus shareholders will be governed by Georgia law and the Synovus charter and the Synovus bylaws. The following description of the material terms of Synovus capital stock, including the Synovus common stock to be issued in connection with the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Georgia law, the Synovus charter and the Synovus bylaws and federal law governing bank holding companies carefully and in their entirety because they describe your rights as a holder of Synovus common stock.

General

Synovus’ authorized capital stock consists of 342,857,142 shares of common stock, par value $1.00 per share, and 100,000,000 shares of preferred stock, no par value. As of the Synovus record date, there were 116,388,487 shares of Synovus common stock and 8,000,000 shares of preferred stock issued and outstanding. All outstanding shares of Synovus common stock and preferred stock are, and the shares to be issued in the merger will be, when issued in accordance with the terms of the merger agreement, fully paid and non-assessable.

Common Stock

Voting Rights

Although Synovus only has one class of common stock, certain shares of Synovus common stock are entitled to ten votes per share on each matter submitted to a vote at a meeting of Synovus shareholders, as described below. Holders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of Synovus shareholders for each share of Synovus common stock that:

•	has had the same beneficial owner since April 24, 1986;
•	has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;
•	is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by the Synovus board of directors approving such acquisition specifically reference and grant such rights;
•	is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by the Synovus board of directors approving such issuance and/or transfer specifically reference and grant such rights;
•	was acquired under any employee, officer and/or director benefit plan maintained for one or more of Synovus’ and/or Synovus’ subsidiaries’ employees, officers and/or directors, and is held by the same beneficial owner for whom it was acquired under such plan;
•	was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; or
•	is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 162,723 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986).

For purposes of determining voting power under the provisions above, any share of Synovus common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of Synovus common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired.

For purposes of the foregoing, any share of Synovus common stock held in “street” or “nominee” name shall be presumed to have been acquired by the beneficial owner subsequent to April 24, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior to October 24, 2018. This presumption shall be rebuttable by presentation to the Synovus board of directors by such beneficial owner of evidence satisfactory to the Synovus board of directors that such share of Synovus common stock has had the same beneficial owner continuously since April 24, 1986 or such share of Synovus common stock has had the same beneficial owner for a period greater than 48 months prior to October 24, 2018.

In addition, for purposes of the foregoing, a beneficial owner of a share of Synovus common stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of Synovus common stock, (2) investment power, which includes the power to direct the sale or other disposition of such share of Synovus common stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of Synovus common stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of Synovus common stock.

Shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Synovus shareholders seeking to rebut this presumption should complete and execute the certification appearing on the proxy card. Synovus reserves the right to request additional documentation from any Synovus shareholder to confirm the voting power of such shareholder’s shares of Synovus common stock. Because certifications must be in writing, if any Synovus shareholder choose to vote by telephone, all of such shareholder’s shares of Synovus common stock will be voted as one vote per share. Synovus shareholders who do not certify on their proxies submitted by mail or internet that they are entitled to ten votes per share of Synovus common stock or who do not present such a certification if they are voting in person at the special meeting will be entitled to only one vote per share of Synovus common stock.

Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares of Synovus common stock and one-vote shares of Synovus common stock, in which case he or she will be entitled to ten votes for each ten-vote share of Synovus common stock and one vote for each one-vote share of Synovus common stock.

The Synovus common stock is registered with the SEC and is listed on the NYSE. Accordingly, Synovus common stock is subject to a NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being listed on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which voting rights for Synovus common stock qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or distributions upon liquidation, dissolution or winding-up of Synovus.

Preemptive Rights; Cumulative Voting; Liquidation

Synovus common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of Synovus common stock. In the event of liquidation, dissolution or winding-up of Synovus, holders of Synovus common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Synovus preferred stock. There are no redemption or sinking fund provisions applicable to Synovus common stock.

Dividends

Synovus is a legal entity separate and distinct from its subsidiaries. Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in the Synovus charter, or unless, after payment of the dividend, Synovus would not be able to pay its debts when they become due in the usual course of business or Synovus’ total assets would be less than the sum of its total liabilities. The Synovus charter provides that holders of shares of Synovus common stock are entitled to receive dividends when declared by the Synovus board of directors out of funds legally available therefor, subject to the rights of the holders of Synovus preferred stock.

In addition, Synovus is also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends, if any that it may pay. The Federal Reserve Board may restrict Synovus’ ability to pay dividends on any class of capital stock or any other Tier 1 capital instrument if it is not deemed to have a strong capital position. In addition, Synovus may have to reduce or eliminate dividends if:

•	net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;
•	prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or
•	Synovus will not meet, or are in danger of not meeting, the minimum regulatory capital adequacy ratios.

Further, Federal Reserve Board guidance provides that bank holding companies should consult with the Federal Reserve Board before taking any actions that could result in a diminished capital base, including increasing dividends or redeeming or repurchasing common stock or other regulatory capital instruments.

The Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has in some cases discouraged payment unless both asset quality and capital are very strong. Additionally, Synovus is subject to contractual restrictions that limit its ability to pay dividends if there is an event of default under such contract. Synovus in the future may become subject to additional supervisory actions and/or enhanced regulation that could have a material negative effect on business, operating flexibility, financial condition, and the value of its common stock.

The primary sources of funds for payment of dividends to Synovus shareholders are cash on hand and dividends from Synovus’ subsidiary bank and Synovus’ non-bank subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Synovus’ subsidiary bank and its non-banking subsidiaries may pay. Synovus’ subsidiary bank, Synovus Bank, is a Georgia bank. Under the regulations of the Georgia DBF, a Georgia bank must have approval of the Georgia DBF to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6 percent;
•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50 percent of its net after-tax profits for the previous calendar year; or
•	its total classified assets in its most recent regulatory examination exceeded 80 percent of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

In addition, the Georgia Financial Institutions Code contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings without the approval of the Georgia DBF.

The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal banking regulations applicable to Synovus and Synovus Bank require minimum levels of capital that limit the amounts available for payment of dividends. In addition, federal banking regulations applicable to Synovus and its bank subsidiaries require minimum levels of capital that limit the amounts available for the payment of dividends. Finally, “stress testing requirements” established by the Dodd-Frank Act may impact the ability of some banks and bank holding companies to pay dividends.

Preferred Stock

The Synovus charter provide that the Synovus board of directors has the authority, without further vote or action by its shareholders, to issue up to 100,000,000 shares of preferred stock and may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series. Such preferences, limitations and relative rights may include dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of Synovus common stock.

Series D preferred stock

On June 20, 2018, Synovus authorized the issuance of 8,000,000 shares, no par value, of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, with a liquidation preference of $25.00 per share (which we refer to as the “Series D preferred stock”).

The Series D preferred stock ranks senior to Synovus common stock and at least equally with each other series of preferred stock that Synovus may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series D preferred stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. The Series D preferred stock ranked equally with its Series C preferred stock, which Synovus redeemed in full using the proceeds from the issuance of the Series D preferred stock.

Synovus will pay non-cumulative cash dividends on the Series D preferred stock, when, as and if declared by the Synovus board of directors or a duly authorized committee of the board of directors, based on the $25.00 liquidation preference at a per annum rate equal to (1) 6.300% for each dividend period from the original issue date to, but excluding June 21, 2023, and (2) three-month LIBOR plus 3.352% for each dividend period from and including June 21, 2023 through the redemption date of the Series D preferred stock, if any. Dividends on the Series D preferred stock will be payable when, as, and if declared by the Synovus board of directors or a duly authorized committee of the board of directors, in arrears, quarterly on March 21, June 21, September 21 and December 21 of each year, beginning on September 21, 2018.

The Series D preferred stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series D preferred stock only to the extent Synovus’ assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series D preferred stock, and pro rata with any other shares of Synovus’ stock ranking equal to the Series D preferred stock.

The Series D preferred stock is perpetual and does not have any maturity date. The Series D preferred stock is redeemable at Synovus’ option (i) in whole or in part, from time to time, on any dividend payment date on or after June 21, 2023, or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event (as defined in the Synovus charter), in each case at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Accordingly, the Series D preferred stock will remain outstanding indefinitely unless and until Synovus decides to redeem it and receives the prior approval of the Federal Reserve Board applicable to bank holding companies to do so. The Series D preferred stock has no preemptive or conversion rights.

The Series D preferred stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing, shares of any class or series of stock ranking senior to the Series D preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Synovus; (iii) authorizing material and adverse changes to the terms of the Series D preferred stock, whether by merger consolidation or otherwise; and (iv) as otherwise required under Georgia law.

Series C Preferred Stock

On July 24, 2013, Synovus authorized the issuance of 5,200,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value (which we refer to as the “Series C preferred stock”), all of which were issued on July 25, 2013. Synovus redeemed all of the outstanding shares of the Series C preferred stock on August 1, 2018.

Series B Preferred Stock

On April 27, 2010, Synovus authorized the issuance of up to 2,500 shares of Series B Participating Cumulative Participating Preferred Stock, no par value (which we refer to as the “Series B preferred stock”), in connection with the adoption of Synovus’ Shareholder Rights Plan discussed below. No shares of Series B preferred stock have been issued.

Series A Preferred Stock

On December 17, 2008, Synovus authorized the issuance of up to 973,350 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (which we refer to as the “Series A preferred stock”), 967,870 of which were issued to the United States Department of the Treasury (which we refer to as the “U.S. Treasury”), on December 19, 2008. Synovus redeemed all of the outstanding shares of the Series A preferred stock on July 26, 2013.

Warrant

In connection with Synovus’ issuance of the Series A preferred stock referenced above, Synovus also issued a warrant (which we refer to as the “Warrant”), to the U.S. Treasury to purchase up to 2,215,819 shares of Synovus common stock, with a current exercise price of $65.52. The Warrant expires on December 19, 2018. The Warrant provides for the adjustment of the exercise price and the number of shares of Synovus common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of Synovus common stock, and upon certain issuances of Synovus common stock at or below a specified price relative to the initial exercise price. The issuance of securities pursuant to a prospectus supplement will not trigger the anti-dilution provisions of the Warrant. Pursuant to the securities purchase agreement Synovus entered into with the U.S. Treasury, the U.S. Treasury has agreed not to exercise voting power with respect to any share of Synovus common stock issued upon exercise of the Warrant.

Rights Plan

On April 26, 2010, the Synovus board of directors adopted a Shareholder Rights Plan, or the “Rights Plan.” The purpose of the Rights Plan is to protect Synovus’ ability to use certain tax assets, such as net operating loss carryforwards, capital loss carryforwards and certain built-in losses (which we refer to as the “Tax Benefits”), to offset future income. Synovus’ use of the Tax Benefits in the future would be substantially limited if it experienced an “ownership change” for U.S. federal income tax purposes. In general, an “ownership change” will occur if there is a cumulative change in Synovus’ ownership by “5-percent shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

The Rights Plan is designed to reduce the likelihood that Synovus will experience an ownership change by discouraging (i) any person or group from becoming (a) a beneficial owner of 5% or more of the then outstanding shares of Synovus common stock or (b) a “5-percent shareholder” (as defined under the U.S. income tax laws) with respect to Synovus (which we refer to as, in either case, as a “Threshold Holder”), and (ii) any existing Threshold Holder from acquiring any additional stock of Synovus. There is no guarantee, however, that the Rights Plan will prevent Synovus from experiencing an ownership change.

A corporation that experiences an ownership change will generally be subject to an annual limitation on certain of its pre-ownership-change tax assets in an amount generally equal to the equity value of the corporation immediately before the ownership change, multiplied by the “long-term tax-exempt rate” (subject to certain adjustments).

In connection with the adoption of the Rights Plan, on April 26, 2010, the Synovus board of directors declared a dividend of one preferred stock purchase right (which we refer to as a “Right”), for each share of Synovus common stock outstanding at the close of business on the record date of April 29, 2010 and authorized the issuance of one Right (subject to adjustment) in respect of each share of Synovus common stock issued after such record date.

Each Right will initially represent the right to purchase, for $84.00 (which we refer to as the “Purchase Price”), one one-millionth of a share of Series B preferred stock. The terms and conditions of the Rights are set forth in the Rights Plan.

The Rights will not be exercisable until the earlier of (i) the close of business on the 10th business day after the date (which we refer to as the “Stock Acquisition Date”), of the announcement that a person has become an Acquiring Person (as defined below) and (ii) the close of business on the 10th business day (or such later day as may be designated prior to the Stock Acquisition Date by the Synovus board of directors) after the date of the commencement of a tender or exchange offer by any person that could, if consummated, result in such person becoming an Acquiring Person. The date that the Rights become exercisable is referred to as the “Distribution Date.”

After any person has become an Acquiring Person, each Right (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) will generally entitle the holder to purchase for the Purchase Price a number of millionths of a share of the Series B preferred stock having a market value of twice the Purchase Price.

An “Acquiring Person” means, in general, any Threshold Holder other than (A) Synovus or any subsidiary or employee benefit plan or compensation arrangement of Synovus; (B) the United States government; (C) certain “Existing Holders” (as defined in the Rights Plan) so long as each such holder does not acquire any additional stock of Synovus; (D) certain “Strategic Investors” (as defined in the Rights Plan) designated as such by the Synovus board of directors, so long as each such Strategic Investor satisfies the applicable requirements in the Rights Plan; (E) any person that the Synovus board of directors determines, in its sole discretion, has inadvertently become a Threshold Holder, so long as such person promptly divests sufficient shares so that such person is no longer a Threshold Holder; (F) any person that the Synovus board of directors determines, in its sole discretion, has not jeopardized or endangered, and likely will not jeopardize or endanger, Synovus’ utilization of its Tax Benefits, so long as each such person does not acquire any additional stock of Synovus; and (G) any person that acquires at least a majority of Synovus common stock through a “Qualified Offer” (as defined in the Rights Plan).

At any time on or after a Stock Acquisition Date, the Synovus board of directors may generally exchange all or part of the Rights (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) for shares of Series B preferred stock at an exchange ratio of one one-millionth of a share of Series B preferred stock per Right.

The issuance of the Rights is not taxable to holders of Synovus common stock for U.S. federal income tax purposes.

The Synovus board of directors may redeem all of the Rights at a price of $0.000007 per Right at any time before a Distribution Date.

Prior to a Distribution Date, (i) the Rights will be attached to the shares of Synovus common stock, (ii) in the case of certificated shares, the Rights will be evidenced by the certificates representing the shares, (iii) the Rights will be transferred with Synovus common stock and (iv) the registered holders of Synovus common stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights agent will mail separate certificates evidencing the Rights to each record holder of Synovus common stock as of the close of business on the Distribution Date (other than Synovus common stock treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees), and thereafter the Rights will be transferable separately from Synovus common stock. The Rights will expire on April 29, 2019, unless earlier exchanged or redeemed.

At any time prior to a Distribution Date, the Rights Plan may be amended in any respect. At any time after the occurrence of a Distribution Date, the Rights Plan may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person or its affiliates).

A Rights holder has no rights as a shareholder of Synovus, including the right to vote and to receive dividends. The Rights Plan includes anti-dilution provisions designed to maintain the effectiveness of the Rights.

On September 6, 2011, Synovus amended the Rights Plan to appoint American Stock & Transfer Company, LLC as the successor rights agent. On April 24, 2013, the Synovus board of directors amended the Rights Plan to extend the final expiration date from April 27, 2013 to the close of business of April 28, 2016, and on April 20, 2016, the Synovus board of directors amended the Rights Plan to further extend the final expiration date to the close of business on April 29, 2019.

The above summary of the Rights Plan is qualified by the full text of the Rights Plan filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K filed with the SEC on April 26, 2010, including Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the Rights Plan, filed as Exhibit 4.1 to Synovus’ Current Reports on Form 8-K filed with the SEC on September 6, 2011, April 24, 2013 and April 21, 2016, respectively, and incorporated herein by reference in its entirety.

Anti-Takeover Provisions

As described below, the Synovus charter, Synovus bylaws and Rights Plan contain several provisions that may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of the Synovus board of directors.

Supermajority Approvals

Under the Synovus charter and Synovus bylaws, as currently in effect, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:

•	call a special meeting of the Synovus shareholders;
•	fix, from time to time, the number of members of the Synovus board of directors;
•	remove a member of the Synovus board of directors;
•	approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus’ assets to or with any other corporation, person or entity, with respect to which the approval of Synovus shareholders is required by the provisions of the corporate laws of the State of Georgia; and
•	alter, delete or rescind any provision of the Synovus charter.

This allows directors to be removed only by 66-2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. A potential acquirer with shares recently acquired, and not entitled to ten votes per share, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing Synovus’ policies or control of Synovus.

Shareholder Action Without a Meeting

The Synovus bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with the Synovus bylaws, shareholders may nominate persons for election to the Synovus board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to Synovus and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by the Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by the Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the Synovus bylaws.

Evaluation of Business Combinations

The Synovus charter also provide that in evaluating any business combination or other action, the Synovus board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, (1) the interests of Synovus’ employees, depositors and customers and Synovus’ subsidiaries and the communities in which offices of Synovus or Synovus’ subsidiaries are located (which we refer to collectively as the “Constituencies”), (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of Synovus stock and (3) any other factors the Synovus board of directors deems pertinent.

Rights Plan

The Synovus board of directors adopted the Rights Plan (which is described in more detail above under “—Rights Plan”) on April 26, 2010. On September 6, 2011, Synovus amended the Rights Plan to appoint American Stock & Transfer Company, LLC as the successor rights agent. On April 24, 2013, the Synovus board of directors amended the Rights Plan to extend the final expiration date to the close of business on April 28, 2016, and on April 20, 2016, the Synovus board of directors amended the Rights Plan to further extend the final expiration date to the close of business on April 29, 2019. The Rights Plan was adopted in an effort to protect Synovus’ ability to use certain Tax Benefits and is not designed as an “anti-takeover plan” (for example, it does not apply to acquisitions of at least a majority of Synovus common stock made in connection with a qualified offer to acquire 100% of the outstanding Synovus common stock). The Rights Plan may, however, have an anti-takeover effect in that it will cause substantial dilution to any person or group who attempts to acquire a significant interest in Synovus without advance approval from the Synovus board of directors. As a result, one effect of the Rights Plan may be to render more difficult or discourage any attempt to acquire Synovus.

COMPARISON OF RIGHTS OF FCB STOCKHOLDERS AND SYNOVUS SHAREHOLDERS

General

FCB is incorporated under the laws of the State of Delaware and the rights of FCB stockholders are governed by the laws of the State of Delaware, including the DGCL, the FCB charter and the FCB bylaws. As a result of the merger, FCB stockholders who receive shares of Synovus common stock will become Synovus shareholders. Synovus is incorporated under the laws of the State of Georgia and the rights of Synovus shareholders are governed by the laws of the State of Georgia, including the GBCC, the Synovus charter and the Synovus bylaws. Thus, following the merger, the rights of FCB stockholders who become Synovus shareholders in the merger will no longer be governed by the laws of the State of Delaware, the FCB charter and the FCB bylaws and instead will be governed by the laws of the State of Georgia, as well as by the Synovus charter and the Synovus bylaws.

Comparison of Rights of FCB Stockholders and Synovus Shareholders

Set forth below is a summary comparison of material differences between the rights of FCB stockholders under the FCB charter and the FCB bylaws (left column) and the rights of Synovus shareholders under Georgia law, the Synovus charter and the Synovus bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Synovus charter, the Synovus bylaws, and the other documents or agreements referenced below and the FCB charter and the FCB bylaws, as well as the relevant provisions of the GBCC and the DGCL. Copies of Synovus’ and FCB’s governing documents are filed as exhibits to the reports of Synovus and FCB as incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 151.

FCB	Synovus

Authorized Capital Stock

The FCB charter authorizes it to issue up to 100,000,000 shares of Class A common stock, par value $0.001 per share, and 50,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the FCB record date, there were 46,823,114 shares of Class A common stock outstanding and no shares of Class B common stock or preferred stock outstanding.

The Synovus charter authorize Synovus to issue up to 342,857,142 shares of common stock, par value $1.00 per share, and 100,000,000 shares of preferred stock, no par value. Synovus has also authorized (i) 967,870 shares, no par value, of Series A Preferred Stock, (ii) 2,500 shares, no par value, of Series B Preferred Stock, (iii) 5,200,000 shares, no par value, of Series C Preferred Stock, and (iv) 8,000,000 shares of Series D Preferred Stock, no par value. As of the Synovus record date, there were 116,388,487 shares of Synovus common stock outstanding and 8,000,000 shares of Series D Preferred Stock outstanding. No other shares of any series of preferred stock were outstanding on the record date.

Voting Rights

The holders of FCB Class A common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the stockholders, including the election of directors. Holders of FCB Class B common stock do not have voting power except as required by applicable law. Holders of common stock do not have cumulative voting rights in the election of directors.

The Synovus charter and the Synovus bylaws provide that each holder of Synovus common stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock held of record by such holder as of the record date of such meeting, except that shareholders will be entitled to ten votes on each matter for each share of Synovus common stock that:

FCB	Synovus

(i) has had the same beneficial owner since April 24, 1986; or
(ii) has had the same beneficial owner for a continuous period of greater than 48 months prior to the record date of such meeting; or

(iii)  is held by the same beneficial owner to whom it
       was issued as a result of an acquisition of a
       company or business by Synovus where the
       resolutions adopted by the Synovus board of
       directors approving such issuance specifically
       reference and grant such rights; or

(iv)  is held by the same beneficial owner to whom it
       was issued by Synovus, or to whom it was
       transferred by Synovus from treasury shares, and
       the resolutions adopted by the Synovus board of
       directors approving such issuance and/or transfer
       specifically reference and grant such rights; or

(v)   was acquired under any employee, officer and/or
       director benefit plan maintained for one or more
       of Synovus’ and/or Synovus’ subsidiaries’
       employees, officers and/or directors, and is held
       by the same beneficial owner for whom it was
       acquired under such plan; or

(vi)  was acquired by reason of participation in a
       dividend reinvestment plan approved by the
       corporation and is held by the same beneficial
       owner for whom it was acquired under the terms
       and provisions of such plan; or

(vii)  is owned by a holder who, in addition to shares
       which are beneficially owned under any of the
       other requirements set forth above, is the
       beneficial owner of less than 162,723 shares of
       Synovus common stock (which amount has been
       appropriately adjusted to reflect the stock splits
       which have occurred subsequent to April 24,
       1986 and with such amount to be appropriately
       adjusted to properly reflect any other change in
       Synovus common stock by means of a stock
       split, a stock dividend, a recapitalization or other
       similar action occurring after April 24, 1986).

See “Description of Synovus Capital Stock—Common Stock—Voting Rights” beginning on page 125.

Number of Directors

The FCB charter provides that the number of directors on the FCB board of directors will be fixed from time to time by or pursuant to the FCB bylaws. The FCB bylaws provide for the FCB board of directors to consist of not less than 7 members nor more than 15 members as set by the board of directors from time to time. The FCB board of directors presently consists of 11 directors.

The Synovus bylaws provide for the Synovus board of directors to consist of no fewer than 8 and no more than 25 directors, with the exact number to be fixed from time to time by the Synovus board of directors or shareholders. The number of directors may vary between the minimum and maximum, and within such limits, (i) the Synovus board of directors or (ii) the shareholders representing at least 66 2/3% of the votes

FCB	Synovus

entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock may, from time to time, by resolution fix the number of directors to comprise the board of directors.

The Synovus board of directors presently consists of 14 directors.

Classes of Directors

The FCB board of directors is not classified. Directors are elected for one-year terms.	The Synovus board of directors is not classified. The Synovus bylaws provide for annual election of directors.

Special Meetings of the Board of Directors

The FCB bylaws provide that special meetings of the FCB board of directors may be held at such times and at such places as may be determined by the Executive Chairman, the Executive Vice-Chairman or the Chief Executive Officer on at least 24 hours’ notice to each director if given by telephone, facsimile, email or other means of electronic transmission, or on at least three days’ notice if given by mail. Special meetings may be called by the Executive Chairman, the Executive Vice-Chairman or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors.

The Synovus bylaws provide that a special meeting of directors shall be held whenever called by the Chairman of the Board, the Chief Executive Officer, the Lead Director, or by any two or more directors. Notice of each special meeting of the board of directors shall be given to each director personally or by mail, telegram, cablegram or telephone, or by any other means customary for expedited business communications, at least one day prior to the meeting.

Removal of Directors

The FCB bylaws provide that a director may be removed with or without cause by the holders of FCB Class A common stock subject to requirements and procedures set forth in the FCB bylaws and applicable law.

An FCB director may also be removed without any action by the stockholders if removed pursuant to a removal action by FCB’s principal federal banking regulator.

The Synovus bylaws provide that any one or more directors or the entire Synovus board of directors may be removed from office, with or without cause, by the affirmative vote of the Synovus shareholders representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock at any shareholders’ meeting with respect to which notice of such purpose has been given.

Filling Vacancies on the Board of Directors

The FCB bylaws provide that any vacancies occurring in the board of directors may be filled solely by the affirmative votes of a majority of the remaining members of the board of directors, although less than a quorum.

The Synovus bylaws provide that, subject to the rights of the holders of any series of preferred stock, vacancies on the Synovus board of directors resulting from removal of a director or directors by a vote of the shareholders shall be filled by the shareholders, or if authorized by the shareholders, by the Synovus board of directors. Any other vacancy occurring in the Synovus board of directors, including, without limitation, vacancies occurring by reason of an increase in the number of directors comprising the board of directors or the death, resignation, retirement,

FCB	Synovus

disqualification or removal of any director other than by a vote of the shareholders may be filled by the Synovus board of directors or the shareholders until the next succeeding annual meeting of shareholders and until a successor is duly elected and qualified.

Vacancies in the Synovus board of directors filled by the Synovus board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or the sole remaining director, as the case may be.

Nomination of Director Candidates by Shareholders

The FCB bylaws establish procedures that stockholders must follow to nominate persons for election to the FCB board of directors.

The stockholder making the nomination must deliver written notice to FCB’s Secretary (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, not later than the close of business on the 10th day following the date of public disclosure of the date of such meeting.

The nomination notice must set forth certain information about the person to be nominated, including (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of FCB which are owned of record and beneficially by each such nominee (if any), and (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) in a Schedule 14A, or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The notice must also include the nominee’s written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including, among other things, the

The Synovus bylaws allow any shareholder entitled to vote in the election of directors to nominate persons for election to the Synovus board of directors at the annual meeting, but only if written notice of a shareholder’s intent to make a nomination is given to Synovus’ Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation) and such business must constitute a proper subject to be brought before such meeting.

To be in proper form, such shareholder’s notice shall set forth (1) as to each person whom the shareholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (B) evidence reasonably satisfactory to Synovus that such nominee has no interests that would limit such nominee’s ability to fulfill his or her duties of office and (C) a statement whether each such nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of

FCB	Synovus
stockholder’s name and address, the class and number of FCB shares that the stockholder owns of record or beneficially, a description of any agreement, arrangement or understanding with respect to the nomination between the stockholder and any others acting in concert with the stockholder, a description of any agreement, arrangement or understanding entered into as of the date of the notice by the stockholder to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of the stockholder with respect to any shares of stock of FCB, as well as certain additional representations.

such resignation by the Synovus board of directors, in accordance with Synovus’ corporate governance guidelines; (2) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such shareholder, as they appear on Synovus’ books, and of such beneficial owner and (ii) the class and number of shares of Synovus that are owned beneficially and/or held of record by such shareholder and such beneficial owner, as well as information on (A) any hedging activities entered into by such shareholder or beneficial owner or derivative positions held or beneficially held by such shareholder or beneficial owner in each case with respect to shares or other equity interests of Synovus and (B) any other transactions, series of transactions, agreements, arrangements or understandings that have been entered into by or on behalf of such shareholder or beneficial owner the effect or intent of which is to increase or decrease the voting power or economic ownership of such shareholder or beneficial owner with respect to shares or other equity interests of Synovus; and (3) notice of the shareholder’s intent, if applicable, to solicit proxies from the Synovus shareholders.

Calling Special Meetings of Stockholders or Shareholders

The FCB bylaws provide that special meetings of the stockholders may be called for any purpose or purposes pursuant to a resolution approved by the Executive Committee of the FCB board of directors, or by the Executive Chairman, the Executive Vice-Chairman, the Chief Executive Officer or the Secretary upon written request signed by the holders of more than 50% of the issued and outstanding stock entitled to vote at such meeting.

The FCB bylaws provide that, unless waived, notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by FCB not less than ten days nor more than 60 days before such meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called.

Under the Synovus bylaws, a special meeting of shareholders may be called for any purpose and at any time by the (i) Chairman of the Board, (ii) the Chief Executive Officer, (iii) a majority of the Synovus board of directors, or (iv) one or more shareholders of Synovus representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock. Such a call for a special meeting must state the purpose of the meeting. Unless otherwise determined by the Synovus board of directors, the Chairman of the Board or the Chief Executive Officer shall act as chairman at all special meetings.

Unless waived, notice of each special meeting of the shareholders shall be given to each shareholder of record entitled to vote, not less than 10 days nor more than 60 days prior to such meeting. Such notice shall specify the place, day and hour of the meeting; and in the case of a special meeting, it shall also specify the purpose or purposes for which the meeting is called. Within 30 days of receipt from the shareholders of sufficient written demands for a special meeting for the call of a special meeting, the Secretary will issue notice calling for a special meeting of the shareholders to be held within 60 days of such notice.

FCB	Synovus

Stockholder or Shareholder Proposals

The FCB bylaws provide that a stockholder must give advance written notice to FCB of any proposal for business to be transacted at an annual or special meeting of stockholder. The notice must be in writing and must be delivered to the Secretary of FCB (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, not later than the close of business on the 10th day following the date of public disclosure of the date of such meeting.

Stockholder notice for stockholder proposals must set forth, as to each matter such stockholder proposes to bring before the stockholder meeting, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting, and (ii) any other information relating to such stockholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The stockholder notice for stockholder proposals must also set forth certain information about the person submitting the notice, including, among other things, the stockholder’s name and address, the class and number of shares of FCB Class A common stock that the stockholder owns of record or beneficially, a description of any agreement, arrangement or understanding with respect to the proposal between the stockholder and any others acting in concert with the stockholder, a description of any agreement, arrangement or understanding entered into as of the date of the notice by the stockholder to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of the stockholder with respect to any shares of FCB Class A common stock, as well as certain additional representations.

Under the Synovus bylaws, at any annual meeting of shareholders, proposals by shareholders shall only be considered if advance notice has been given to Synovus’ Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation).

To be in proper form, such shareholder’s notice shall set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (2) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such shareholder, as they appear on Synovus’ books, and of such beneficial owner and (ii) the class and number of shares of Synovus that are owned beneficially and/or held of record by such shareholder and such beneficial owner, as well as information on (A) any hedging activities entered into by such shareholder or beneficial owner or derivative positions held or beneficially held by such shareholder or beneficial owner in each case with respect to shares or other equity interests of Synovus and (B) any other transactions, series of transactions, agreements, arrangements or understandings that have been entered into by or on behalf of such shareholder or beneficial owner the effect or intent of which is to increase or decrease the voting power or economic ownership of such shareholder or beneficial owner with respect to shares or other equity interests of Synovus; and (3) notice of the shareholder’s intent, if applicable, to solicit proxies from the Synovus shareholders.

No proposals by shareholders shall be considered at any special meeting of shareholders unless such special

FCB	Synovus

meeting was called for the purpose of considering such proposal. If under Rule 14a-8 of the Securities Exchange Act of 1934, Synovus is required to set forth a proposal of a shareholder in its proxy statement, the provisions of Rule 14a-8, to the extent applicable, shall prevail over any conflicting provisions under the Synovus bylaws.

Action by Written Consent

The FCB charter provides that stockholders are not entitled to act by written consent without a meeting.
Under the Synovus bylaws, any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Notice of Shareholder Meetings

The FCB bylaws provide that, unless waived, notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by FCB not less than ten days nor more than 60 days before such meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called.

The Synovus bylaws provide that unless waived, notice of each annual meeting and of each special meeting of the shareholders shall be given to each shareholder of record entitled to vote, not less than 10 days nor more than 60 days prior to such meeting. Such notice shall specify the place, day and hour of the meeting; and in the case of a special meeting, it shall also specify the purpose or purposes for which the meeting is called. Within 30 days of receipt from the shareholders of Synovus of sufficient written demands for a special meeting for the call of a special meeting, the Secretary will issue notice calling for a special meeting of the shareholders to be held within 60 days of such notice.

Quorum at Shareholders Meetings

The FCB bylaws provide that, unless otherwise required by law or the FCB charter, at each meeting of the stockholders, a majority in voting power of the outstanding shares of FCB entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum. If, however, there is not a quorum present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

The Synovus bylaws provide that shareholders representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock shall constitute a quorum at a shareholders’ meeting. Any shareholder may be represented and vote at any shareholders’ meeting by proxy, which such shareholder has duly executed in writing or by any other method permitted by the Official Code of Georgia Annotated, filed with the Secretary of Synovus on or before the date of such meeting; provided, however, that no proxy shall be valid for more than 11 months after the date thereof unless otherwise specified in such proxy.

FCB	Synovus

Shareholder Rights Plan

FCB has not adopted a shareholder rights plan.
Synovus adopted a Shareholder Rights Plan dated April 26, 2010, as amended (referred to as the “Rights Plan”) expiring in April 2019. The purpose of the Rights Plan is to preserve the value of the certain deferred tax assets of Synovus for U.S. federal income tax purposes, which would be substantially limited if Synovus experienced an ownership change. The Rights Plan is designed to reduce the likelihood that Synovus will experience an ownership change by discouraging (i) any person or group from becoming (a) a beneficial owner of 5% or more of the then outstanding Synovus common stock or (b) a “5-percent shareholder” (as defined under the U.S. income tax laws) with respect to Synovus (in either case, referred to as a “Threshold Holder”) and (ii) any existing Threshold Holder from acquiring any additional Synovus stock.

In connection with the adoption of the Rights Plan, the Synovus board of directors declared a dividend of one preferred stock purchase right (referred to as a “Right”) for each share of Synovus common stock outstanding at the close of business on the record date of April 29, 2010 and authorized the issuance of one Right (subject to adjustment) in respect of each share of Synovus common stock issued after such record date.

Each Right represents the right to purchase, for $84.00, one one-millionth of a share of Series B Preferred Stock and is redeemable at $0.000007 per right. The Right is not exercisable until after a “Distribution Date,” as defined in the Rights Plan.

For more information, see “Description of Synovus Capital Stock—Rights Plan” beginning on page 129.

Anti-Takeover Provisions and Other Shareholder Protections

Under Delaware law, a stockholder who acquires more than 15% of the outstanding voting shares of the corporation but less than 85% of such shares is an interested stockholder and may not engage in certain business combinations, including but not limited to a merger, consolidation, sale or other disposition, with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless prior to such date: (i) the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) the business combination is

Under the Synovus charter and the Synovus bylaws, the vote or action of shareholders possessing 66 2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to: (i) call a special meeting of Synovus shareholders; (ii) fix, from time to time, the number of members of the Synovus board of directors; (iii) remove a member of the Synovus board of directors; (iv) approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus’ assets to or with any other corporation, person or entity, with respect to

FCB	Synovus
approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. This provision would not apply to a business combination involving an interested stockholder who became one inadvertently if the interested stockholder: (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership. FCB has not “opted out” and intends not to elect to “opt out” of this provision of Delaware law.

which the approval of Synovus’ shareholders is required by the provisions of the corporate laws of the State of Georgia; or (v) alter, delete or rescind any provision of the Synovus charter or the Synovus bylaws.

The Synovus charter also provide that in evaluating any business combination or other action, the Synovus board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, (i) the interests of the employees, depositors and customers of Synovus and its subsidiaries and the communities in which offices of the corporation or its subsidiaries are located (referred to collectively as the “Constituencies”), (ii) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of Synovus’ stock and (iii) any other factors the Synovus board of directors deems pertinent.

Although the GBCC authorizes Georgia corporations to adopt a provision which prohibits business combinations with interested shareholders occurring within five years of the date a person first becomes an interested shareholder, Synovus has not elected to adopt such a provision.

Indemnification of Directors and Officers

The FCB charter provides that FCB will, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person who is or was an officer or director of FCB and each person who serves or served as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise at the request of FCB and may indemnify any and all other persons whom it shall have power to indemnify under Section 145 of the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL.

Under the Synovus bylaws, subject to any express limitations imposed by applicable law, every director, officer, employee or agent of Synovus and all former directors and officers, employees or agents shall be indemnified and held harmless by Synovus from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of Synovus; (b) because he or she is or was serving at the request of Synovus as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of Synovus who was employed to render professional services as a lawyer or an accountant to the

FCB	Synovus

corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Synovus, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii) with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Amendments to Charter and Bylaws

The FCB charter may be amended in the manner prescribed by the FCB charter and Delaware law in force at the time. The affirmative vote of the holders of a majority of FCB’s outstanding stock entitled to vote thereon is required to approve any amendment the FCB charter.

The FCB bylaws may be amended by the affirmative vote of the holders of a majority of FCB’s outstanding stock entitled to vote thereon. The FCB charter provides that the FCB board of directors is expressly empowered to adopt, amend or repeal the FCB bylaws with the approval of a majority of the entire board of directors.

The Synovus charter may be amended by the affirmative vote of the shareholders of Synovus representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock.

The Synovus bylaws may only be amended (i) by the affirmative vote of the shareholders of Synovus representing 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock present and voting therefor at a shareholders’ meeting or, (ii) subject to such limitations as the shareholders may from time to time prescribe, by a majority vote of all the directors then holding office at any meeting of the Synovus board of directors.

Appraisal Rights

Under Section 262 of the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Because FCB Class A common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger otherwise satisfies the requirements

The GBCC provides that shareholders of a Georgia corporation who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of certain mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s assets, amendments to the Synovus charter that materially and adversely affect certain rights with respect to a dissenter’s shares, and certain other actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the Synovus charter, the Synovus bylaws, or by resolution of the corporation’s board of directors. However, shareholders of any class of shares are not entitled to dissent with respect to certain mergers, share exchanges, sales or exchanges of property, or amendments to the Synovus charter if such shares, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting of shareholders at which the certain merger, share exchange, sale or exchange of property, or amendment to the Synovus charter is to be

FCB	Synovus
of the DGCL, holders of FCB Class A common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of FCB Class A common stock. See “Appraisal Rights” beginning on page 144.
acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders. Synovus’ shareholders do not have any appraisal rights in connection with the merger.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of FCB Class A common stock are entitled to receive ratably those dividends, if any, as may be declared by the FCB board of directors out of legally available funds. Dividends on the shares of capital stock of FCB may be declared by the FCB board of directors at any regular or special meeting of the board of directors. Dividends may be paid in cash, in property or in shares of stock of FCB, unless otherwise provided by applicable law or the FCB charter.

Under the Synovus bylaws, the Synovus board of directors may not make a distribution to the shareholders if, after giving it effect (as determined in accordance with the GBCC), (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior to those receiving the distribution.The holders of Series D preferred stock have a priority over the holders of Synovus common stock with respect to dividends, and, if Synovus issues any additional preferred stock, such preferred stock may also have a priority over the holders of the common stock with respect to dividends.

APPRAISAL RIGHTS

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, a stockholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the agreement of merger or consolidation.

Pursuant to the DGCL, holders of FCB Class A common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of FCB Class A common stock because FCB Class A common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date.

EXPERTS

The consolidated financial statements of Synovus as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FCB as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 included in FCB’s annual report on Form 10-K for the year ended December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP and Wachtell, Lipton, Rosen & Katz will deliver, prior to the effective time of the merger, their opinions to Synovus and FCB, respectively, as to certain United States federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 115.

The legality of shares of Synovus common stock offered by this joint proxy statement/prospectus will be passed upon for Synovus by Alston & Bird LLP.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

If you are a Synovus shareholder, Synovus will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to Synovus Investor Relations at (888) SYNOVUS. If you want to receive separate copies of a Synovus proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Synovus at the above address and telephone number.

If you are a FCB stockholder, FCB will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to FCB Investor Relations at (954) 984-3313. If you want to receive separate copies of a FCB proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact FCB at the above address and telephone number.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Synovus nor the FCB board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this joint proxy statement/prospectus. If any other matters properly come before the Synovus special meeting or the FCB special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

SYNOVUS ANNUAL MEETING SHAREHOLDER PROPOSALS

Synovus shareholder proposals to be considered at the 2019 annual meeting of the Synovus shareholders must be submitted in a timely fashion. Shareholder proposals pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the Synovus proxy statement for the 2019 annual meeting of the Synovus shareholders must be received by the secretary of Synovus at its principal executive offices at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901, no later than November 16, 2018.

The Synovus bylaws contain additional notification requirements for shareholder proposals, regardless of whether they are submitted for inclusion in Synovus’ proxy materials. Shareholder proposals for the 2019 annual meeting of the Synovus shareholders that are submitted outside of the processes of Rule 14a-8 of the Exchange Act must be, and will be considered untimely unless they are, delivered or mailed to and received by the secretary of Synovus at its principal executive offices at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 no later than January 26, 2019 and no earlier than December 27, 2018. If, however, the date of the 2019 annual meeting of the Synovus shareholders is before March 27, 2019 or after June 25, 2019, the notice of the shareholder proposal must instead be received by the secretary of Synovus not earlier than the close of business on the 120th day prior to the date of the meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Synovus.

FCB ANNUAL MEETING SHAREHOLDER PROPOSALS

If the merger is completed in the expected timeframe, FCB does not expect to hold a 2019 annual meeting of stockholders. However, if the merger is not completed in the expected timeframe, or at all, FCB may hold a 2019 annual meeting of stockholders.

As described in FCB’s annual meeting proxy statement for the 2018 annual meeting of FCB stockholders filed on April 4, 2018, in order to submit stockholder proposals for the 2019 annual meeting of FCB stockholders, if one will be held, for inclusion in FCB’s annual meeting proxy statement pursuant to Rule 14a-8 under the Exchange Act, materials must be received by FCB’s corporate secretary at FCB’s principal office in Weston, Florida, no later than December 5, 2018 (provided, however, that if the date of the 2019 annual meeting of stockholders has been changed by more than 30 days from the date of the 2018 annual meeting of stockholders, then the deadline is a reasonable time before FCB begins to print and send its proxy materials for the 2019 annual meeting of stockholders).

Proposals must comply with the applicable rules and regulations of the SEC and should be addressed to: Corporate Secretary, FCB Financial Holdings, Inc., 2500 Weston Road, Suite 300, Weston, Florida 33331.

The FCB bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in FCB’s annual meeting proxy statement, but that a FCB stockholder instead wishes to present directly at an annual meeting of stockholders. To be properly brought before the 2019 annual meeting of FCB stockholders, if one will be held, a notice of the nomination or the matter the stockholder wishes to present at the meeting outside of Rule 14a-8 under the Exchange Act must be delivered to or mailed and received by the corporate secretary at the FCB’s principal office in Weston, Florida (see address above) no earlier than January 14, 2019 and no later than February 13, 2019 (provided, however, that if the 2019 annual meeting of stockholders is to be held on a date that is not within 30 days before or later than 70 days after the one-year anniversary of the date of the 2018 annual meeting of stockholders, the stockholder’s notice in order to be timely, must be received by the corporate secretary not later than the close of business on the tenth day following the public disclosure of the date of the 2019 annual meeting of FCB stockholders). All director nominations and stockholder proposals must comply with the requirements of the FCB bylaws, a copy of which may be obtained at no cost from the corporate secretary of FCB.

Additional information regarding the procedures to submit a stockholder proposal at the 2019 annual meeting, if one will be held, is included in FCB’s proxy statement for its 2018 annual meeting of stockholders, filed on April 4, 2018.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Synovus and FCB to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information contained directly in this joint proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about Synovus and FCB and their financial conditions and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Synovus (Central Index Key 00118349), other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
•	Proxy Statement on Schedule 14A for the 2018 annual meeting of Synovus shareholders filed with the SEC on March 16, 2018;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;
•	Current Reports on Form 8-K filed with the SEC on February 9, 2018, April 9, 2018, May 1, 2018, June 7, 2018, June 15, 2018, June 21, 2018, July 2, 2018, July 24, 2018, July 25, 2018, July 25, 2018, July 27, 2018 and October 15, 2018 (other than the portions of those documents not deemed to be filed); and
•	The description of Synovus common stock contained in Synovus’ Registration Statement on Form 8-A, filed with the SEC on August 21, 1989, including any amendment or report filed with the SEC for the purposes of updating such descriptions.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by FCB (Central Index Key 001476651), other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
•	Proxy Statement on Schedule 14A for the 2018 annual meeting of FCB stockholders filed with the SEC on April 4, 2018;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018; and
•	Current Reports on Form 8-K filed with the SEC on January 11, 2018, February 7, 2018, March 1, 2018, March 6, 2018, May 15, 2018, July 24, 2018 and July 25, 2018 (other than the portions of those documents not deemed to be filed).

In addition, Synovus and FCB are incorporating by reference all documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Synovus special meeting and FCB special meeting, as applicable, provided, however, that Synovus and FCB are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Except where the context otherwise indicates, the information contained in this joint proxy statement/prospectus with respect to Synovus was provided by Synovus, and the information contained in this joint proxy statement/prospectus with respect to FCB was provided by FCB.

Both Synovus and FCB file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Synovus or FCB file with the SEC without charge by following the instructions in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Neither Synovus nor FCB has authorized anyone to give any information or make any representation about the merger, the Synovus special meeting or FCB special meeting (as applicable), or either company that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

FCB FINANCIAL HOLDINGS, INC.,

SYNOVUS FINANCIAL CORP.

and

AZALEA MERGER SUB CORP.

Dated as of July 23, 2018

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

$	A-48
Acceptable Confidentiality Agreement	A-39
Acquisition Proposal	A-40
affiliate	A-48
Agreement	A-1
Anti-Money Laundering Laws	A-16
Bank Merger Agreement,	A-5
Bank Merger Certificates	A-6
Bank Merger	A-5
BHC Act	A-8
Blue Sky	A-11
business day	A-48
Certificate of Merger	A-2
Certificate	A-2
Certificate	A-2
certificates	A-6
Chosen Courts	A-49
Closing Date	A-2
Closing	A-2
Code	A-1
Company 401(k) Plan	A-37
Company Bank	A-5
Company Benefit Plans	A-14
Company Bylaws	A-8
Company Certificate	A-8
Company Class A Common Stock	A-2
Company Class B Common Stock	A-3
Company CPU Award	A-4
Company Disclosure Schedule	A-7
Company Equity Awards	A-4
Company Indemnified Parties	A-38
Company Insiders	A-41
Company Meeting	A-35
Company Option	A-4
Company Owned Properties	A-18
Company PSU Award	A-4
Company Qualified Plans	A-14
Company Real Property	A-18
Company Regulatory Agreement	A-17
Company Reports	A-11
Company Restricted Stock Award	A-4
Company RSU Award	A-4
Company Stock Plans	A-5
Company Subsidiary	A-8
Company Warrant	A-5
Company	A-1
Confidentiality Agreement	A-35
Continuing Employees	A-37
Controlled Group Liability	A-15
CRA	A-16
Data Conversion	A-42
Delaware Secretary	A-2
DGCL	A-2
dollars	A-48
Effective Time	A-2
Enforceability Exceptions	A-10
Environmental Laws	A-18
ERISA Affiliate	A-15
ERISA	A-14
Exchange Act	A-12
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
FDIC	A-9
Federal Reserve Board	A-8
GAAP	A-8
Governmental Entity	A-11
includes	A-48
including	A-48
Intellectual Property	A-19
IRS	A-13
Joint Proxy Statement	A-11
knowledge	A-48
knowledge	A-48
Liens	A-9
Loans	A-20
made available	A-48
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-34
Merger Consideration	A-2
Merger Sub Bylaws	A-5
Merger Sub Certificate	A-5
Merger Sub Common Stock	A-5
Merger Sub	A-1
Multiemployer Plan	A-15
Multiple Employer Plan	A-15
New Plans	A-37
Notifying Party	A-39
Parent 401(k) Plan	A-37
Parent Articles	A-21
Parent Bank	A-5
Parent Benefit Plans	A-26

A-iv

Parent Bylaws	A-21
Parent Common Stock Closing Price	A-7
Parent Common Stock	A-2
Parent Contract	A-28
Parent Disclosure Schedule	A-21
Parent Meeting	A-35
Parent Option	A-3
Parent Owned Properties	A-29
Parent Preferred Stock	A-22
Parent Qualified Plans	A-26
Parent Real Property	A-29
Parent Regulatory Agreement	A-28
Parent Reports	A-24
Parent RSU Award	A-3
Parent Stock Issuance	A-23
Parent Subsidiary	A-22
Parent Warrant	A-5
Parent	A-1
Per Share Stock Consideration	A-5
Permitted Encumbrances	A-18
person	A-48
Premium Cap	A-38
Regulatory Agencies	A-11
Representatives	A-39
Requisite Company Vote	A-10
Requisite Parent Vote	A-23
Requisite Regulatory Approvals	A-35
S-4	A-11
Sarbanes-Oxley Act	A-11
SEC	A-11
Securities Act	A-11
Significant Subsidiaries	A-43
SRO	A-11
Superior Proposal	A-40
Surviving Corporation	A-2
Takeover Statutes	A-19
Tax	A-14
Taxes	A-14
Termination Date	A-44
Termination Fee	A-45
the date hereof	A-48
Unvested Company RSU Award	A-3
Upstream Merger Agreement	A-5
Upstream Merger Certificates	A-5
Upstream Merger	A-5
Vested Company RSU Award	A-3
Willful Breach	A-45

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2018 (this “Agreement”), by and among FCB Financial Holdings, Inc., a Delaware corporation (the “Company”), Synovus Financial Corp., a Georgia corporation (“Parent”), and Azalea Merger Sub Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Company’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and Parent’s shareholders, and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and Merger Sub’s sole stockholder, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company, subject to the terms of this Agreement, has resolved to recommend that the Company’s stockholders adopt this Agreement and to submit this Agreement to the Company’s stockholders for adoption;

WHEREAS, the Board of Directors of Parent, subject to the terms of this Agreement, has resolved to recommend that Parent’s shareholders approve the issuance of Parent Common Stock in connection with the transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Upstream Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1   The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned Subsidiary of Parent (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”). The Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2   Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 a.m. New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties hereto (the “Closing Date”).

1.3   Effective Time.  The Merger shall become effective as set forth in the certificate of merger with respect to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.4   Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5   Conversion of Company Class A Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any of the following securities:

(a)   Subject to Section 2.2(e), each share of Class A common stock, par value $0.001 per share (the “Company Class A Common Stock”), of the Company issued and outstanding immediately prior to the Effective Time, except for shares of Company Class A Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive, without interest, 1.055 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”).

(b)   All of the shares of Company Class A Common Stock converted into the right to receive Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Class A Common Stock) previously representing any such shares of Company Class A Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock which such shares of Company Class A Common Stock represented by such Certificate have been converted into the right to receive pursuant to Section 1.5(a), (ii) cash in lieu of fractional shares which the shares of Company Class A Common Stock represented by such Certificate have been converted into the right to receive pursuant to Section 1.5(a) and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Class A Common Stock shall be exchanged for certificates (or, at Parent’s option, evidence of shares in book-entry form) representing whole shares of Parent Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Class A Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Class A Common Stock and all shares of Class B common stock, par value $0.001 per share (the “Company Class B Common Stock”), of the Company that are owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

1.6   Treatment of Company Equity Awards.  (a)  At the Effective Time, each Company Option shall be converted into an option (a “Parent Option”) to purchase (i) a number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Company Class A Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Class A Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as otherwise provided in this Section 1.6(a), each such Parent Option shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting) as applied to the corresponding Company Option immediately prior to the Effective Time.

(b)   At the Effective Time, each Company Restricted Stock Award, whether vested or unvested, shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the Effective Time, as determined by the Compensation Committee of the Board of Directors of the Company prior to the Effective Time)) and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Class A Common Stock underlying such Company Restricted Stock Award. Parent shall issue the consideration described in this Section 1.6(b) (together with any accrued but unpaid dividends corresponding to the Company Restricted Stock Awards that vest in accordance with this Section 1.6(b)), less applicable tax withholdings, within five (5) business days following the Closing Date.

(c)   At the Effective Time, each Company RSU Award that has vested on or prior to the Effective Time (a “Vested Company RSU Award”) shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Class A Common Stock underlying such Company RSU Award. Parent shall issue the consideration described in this Section 1.6(c) (together with any accrued but unpaid dividend equivalents corresponding to the Vested Company RSU Awards), within five (5) business days following the Closing Date.

(d)   At the Effective Time, each Company RSU Award that is not a Vested Company RSU Award (an “Unvested Company RSU Award”) that is not held by a non-employee director of the Company shall be converted into a restricted stock unit award (a “Parent RSU Award”) in respect of that number of whole shares of Parent Common Stock (rounded to the nearest whole share, with 0.50 being rounded upward) equal to the product of (i) the total number of shares of Company Class A Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as otherwise provided in this Section 1.6(d), each such Parent RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting and dividend equivalents) as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(e)   At the Effective Time, each Unvested Company RSU Award held by a non-employee director of the Company, shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Class A Common Stock underlying such Company RSU Award. Parent shall issue the consideration described in this Section 1.6(e) (together with any accrued but unpaid dividend equivalents corresponding to the Company RSU Awards that vest in accordance with this Section 1.6(e)), within five (5) business days following the Closing Date.

(f)   At the Effective Time, each Company PSU Award shall fully vest (with any performance-based vesting condition applicable to such Company PSU Award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the Effective Time, as determined by the Compensation Committee of the Board of Directors of the Company prior to the Effective Time)) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Class A Common Stock underlying such Company PSU Award, less applicable tax withholdings. Parent shall issue the consideration described in this Section 1.6(f) (together with any accrued but unpaid dividend equivalents corresponding to the Company PSU Awards that vest in accordance with this Section 1.6(f)), less applicable tax withholdings, within five (5) business days following the Closing Date.

(g)   At the Effective Time, each cash phantom unit award in respect of shares of Company Class A Common Stock that is outstanding immediately prior to the Effective Time (a “Company CPU Award”, and together with Company Options, Company Restricted Stock Awards, Company RSU Awards and Company PSU Awards, “Company Equity Awards” shall fully vest (with any performance-based vesting condition applicable to such Company CPU Award deemed to have been fully achieved (or, if the award contemplates multiple levels of achievement, achieved at the greater of the target level and the level of performance projected as of the Effective Time, as determined by the Compensation Committee of the Board of Directors of the Company prior to the Effective Time)) and shall be cancelled and converted automatically into the right to receive an amount in cash (rounded to the nearest cent) equal to the Per Share Stock Consideration, in respect of each share of Company Class A Common Stock underlying such Company CPU Award, less applicable tax withholdings. Parent shall issue the consideration described in this Section 1.6(g) (together with any accrued but unpaid dividend equivalents corresponding to the Company CPU Awards that vest in accordance with this Section 1.6(g)), less applicable tax withholdings, within five (5) business days following the Closing Date.

(h)   Parent shall take all corporate action necessary to issue a sufficient number of shares of Parent Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 1.6. On the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(i)   At or prior to the Effective Time, the Company, the Board of Directors of the Company and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6. Any resolutions adopted or notices or other documents issued to award holders in connection with the Company’s implementation of this Section 1.6 shall be subject to Parent’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(j)   For purposes of this Agreement, the following terms shall have the following meanings:

(i)   “Company Option” means each option granted by the Company to purchase shares of Company Class A Common Stock under the Company Stock Plans that is outstanding and unexercised immediately prior to the Effective Time.

(ii)   “Company PSU Award” means each performance-vesting restricted stock unit award in respect of shares of Company Class A Common Stock granted by the Company under the Company Stock Plans that is outstanding immediately prior to the Effective Time.

(iii)   “Company Restricted Stock Award” means each award of a share of Company Class A Common Stock subject to vesting, repurchase or other lapse restriction granted by the Company under the Company Stock Plans that is outstanding immediately prior to the Effective Time.

(iv)   “Company RSU Award” means each time-vesting restricted stock unit award in respect of shares of Company Class A Common Stock granted by the Company under the Company Stock Plans that is outstanding immediately prior to the Effective Time.

(v)   “Company Stock Plans” means collectively, the Bond Street Holdings, LLC 2009 Option Plan, the Bond Street Holdings, Inc. 2013 Stock Incentive Plan and the FCB Financial Holdings, Inc. 2016 Stock Incentive Plan, each as amended.

(vi)   “Per Share Stock Consideration” means the product of (A) the Exchange Ratio multiplied by (B) the Parent Common Stock Closing Price.

1.7   Company Warrants.  At the Effective Time, each warrant to purchase a share of Company Class A Common Stock (a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall be converted into a warrant (a “Parent Warrant”) to purchase (a) the same amount and kind of securities (which, for the avoidance of doubt, shall equal that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Company Class A Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio), cash or property as the holder of such Company Warrant would have been entitled to receive upon the consummation of the Merger if such holder had exercised such Company Warrant immediately prior to the Merger (b) at an exercise price as set forth in such Company Warrant, in each case in accordance with the terms of such Company Warrant. Except as otherwise provided in this Section 1.7, each such Parent Warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Warrant immediately prior to the Effective Time.

1.8   Parent Common Stock.  At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.

1.9   Merger Sub Common Stock.  At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

1.10   Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11   Bylaws of Surviving Corporation.  At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.12   Board of Directors.  The parties hereto shall take all requisite action so that from and after the Effective Time, the board of directors of the Surviving Corporation shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.13   Upstream Merger and Bank Merger.  Immediately following the Merger, the Surviving Corporation will merge with and into Parent (the “Upstream Merger”). Parent shall be the surviving entity in the Upstream Merger and, following the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease. Immediately following the Upstream Merger or at such later time as Parent may determine Florida Community Bank, National Association (“Company Bank”), a national banking association and a wholly owned Subsidiary of the Company, will merge (the “Bank Merger”) with and into Synovus Bank, a Georgia state-chartered bank and a wholly owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties hereto agree that the Upstream Merger shall become effective immediately after the Effective Time and that the Bank Merger shall become effective immediately after the Upstream Merger or at such later time as Parent may determine. Each of the Upstream Merger and the Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be mutually agreed upon by the parties (the “Upstream Merger Agreement” and the “Bank Merger Agreement,” respectively). The Company and Parent shall execute such certificates of merger and articles of merger and such other agreements, documents and certificates as are necessary to make the Upstream Merger effective (“Upstream Merger Certificates”) immediately following the Effective Time. The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Upstream Merger or at such later time as Parent may determine.

ARTICLE II

EXCHANGE OF SHARES

2.1   Parent to Make Merger Consideration Available.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Parent’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Class A Common Stock, and cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Class A Common Stock.

2.2   Exchange of Shares.  (a)  As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Class A Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, and any cash in lieu of fractional shares, which the shares of Company Class A Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Class A Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Class A Common Stock represented by such Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)   No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Class A Common Stock represented by such Certificate had been converted into the right to receive.

(c)   If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Class A Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares as provided in this Article II.

(e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day preceding the Closing Date (the “Parent Common Stock Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to Parent. Any former stockholder of the Company that has not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Class A Common Stock such former stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Class A Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)   Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Company Reports filed with or furnished to the SEC by the Company after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1   Corporate Organization.  (a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act. True and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) and the Bylaws, as amended, of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)   Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except with respect to each of clause (ii) and (iii) as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of the Company as of the date hereof (y) all persons (not including Company Subsidiaries) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) 5% or more of a class of voting securities and (z) any “covered fund” (as defined in 12 C.F.R. §248.10(b)) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) any interest.

3.2   Capitalization.  (a)  The authorized capital stock of the Company consists of 100,000,000 shares of Company Class A Common Stock, 50,000,000 shares of Company Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of July 20, 2018, there were (i) 46,775,408 shares of Company Class A Common Stock issued and outstanding, which number includes 96,133 shares of Company Class A Common Stock granted in respect of outstanding Company Restricted Stock Awards (assuming achievement of any applicable performance goals), (ii) no shares of Company preferred stock issued and outstanding, (iii) 2,727,865 shares of Company Class A Common Stock and 192,132 shares of Company Class B Common Stock held in treasury, (iv) 3,101,904 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Company Options, (v) 139,576 shares of Company Class A Common Stock reserved for issuance upon the settlement of outstanding Company RSU Awards, (vi) 157,980 shares of Company Class A Common Stock reserved for issuance upon the settlement of outstanding Company PSU Awards (assuming achievement of any applicable performance goals at the target level) and an additional 39,493 shares of Company Class A Common Stock assuming achievement of any applicable performance goals at the maximum level, (vii) Company CPU Awards denominated in respect of 18,050 shares of Company Class A Common Stock (assuming achievement of any applicable performance goals at the target level) and an additional 4,512 shares of Company Class A Common Stock assuming achievement of any applicable performance goals at the maximum level, (viii) 897,638 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Company Warrants, (ix) 652,054 shares of Company Class A Common Stock reserved for issuance pursuant to future grants under the Company Stock Plans and (x) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. Since July 20, 2018 to the date hereof, the Company has not issued or become obligated to issue any Company Class A Common Stock, Company Class B Common Stock or Company preferred stock other than pursuant to the exercise of Company Equity Awards previously granted. All of the issued and outstanding shares of Company Class A Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. No trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than Company Equity Awards and Company Warrants, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Class A Common Stock or other equity interests of Company. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b)   The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)   Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the exercise price, if applicable, of each such Company Equity Award, (v) the expiration date of each such Company Equity Award and (vi) the vesting schedule, if applicable, of each such Company Equity Award.

(d)   Section 3.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Warrants outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Warrant, (iii) the issuance date of each such Company Warrant, (iv) the strike price of each such Company Warrant, and (v) the expiration date of each such Company Warrant.

3.3   Authority; No Violation.  (a)  The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, has declared it advisable and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Company as Company Bank’s sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the stockholders of the Company of an advisory (non-binding) vote on the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws (or the organizational documents of any subsidiary of the Company) or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4   Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Georgia Department of Banking and Finance in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of the Company’s stockholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration by the SEC of the effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (h) the approval of the listing of such Parent Common Stock on the New York Stock Exchange, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5   Reports.  (a)  The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) has been made publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6   Financial Statements.  (a)  The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Grant Thornton LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)   Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7   Broker’s Fees. With the exception of the engagement of each of Sandler O’Neill & Partners, L.P., Guggenheim Securities, LLC and Evercore Group L.L.C., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of each of Sandler O’Neill & Partners, L.P., Guggenheim Securities, LLC and Evercore Group L.L.C. related to the Merger and the other transactions contemplated hereby.

3.8   Absence of Certain Changes or Events.  (a)  Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   Except as set forth on Section 3.8 of the Company Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

3.9   Legal Proceedings.  (a)  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.

3.10   Taxes and Tax Returns.  (a)  Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2017 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. The Company has made available to Parent true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)   As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11   Employees and Employee Benefit Plans.  (a)  Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)   The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) the most recently received IRS determination letter relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company Benefit Plan, and (E) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to each Company Benefit Plan.

(c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)   Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)   No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in material liability to the Company and its Subsidiaries. For purposes of this Agreement,

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)   None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(g)   Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.

(h)   All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(i)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(j)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)   Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)   There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

3.12   Compliance with Applicable Law.  (a)  The Company and each of its Subsidiaries hold, and have held at all times since January 1, 2015, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed CRA examination. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, none of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by the Company and its Subsidiaries with the foregoing.

(b)   The Company and its Subsidiaries are and since January 1, 2015 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money-laundering laws administered or enforced by any Governmental Entity (collectively, “Anti-Money Laundering Laws”) in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws in jurisdictions where the Company and its Subsidiaries conduct business.

(c)   The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of the Company, any of its Subsidiaries, or any

director, officer or employee of the Company or any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects.

3.13   Certain Contracts.  (a)  Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of the Company (or after the Merger, the ability of Parent and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit, other banking products offered by the Company and its Subsidiaries or derivatives issued or entered into in the ordinary course of business consistent with past practice, which creates future payment obligations in excess of $200,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole, (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to the Company and its Subsidiaries taken as a whole, or (vii) that provides for contractual indemnification to any director, officer or employee. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, (iii) to the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14   Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or to the Company’s knowledge, orally, since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15   Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16   Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.17   Investment Securities and Commodities.  (a)  Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)   The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

3.18   Real Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties” free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

3.19   Intellectual Property.  The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20   Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Class A Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.21   State Takeover Laws.  The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law of any other jurisdiction (any such laws, “Takeover Statutes”).

3.22   Reorganization.  The Company has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Upstream Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23   Opinions of Financial Advisors.  Prior to the execution of this Agreement, the Board of Directors of the Company has received separate opinions (which, if initially rendered orally, have been or will be confirmed by separate written opinions, each dated the same date) of Sandler O’Neill & Partners, L.P., Guggenheim Securities, LLC and Evercore Group L.L.C. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Class A Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

3.24   Company Information.  The information relating to the Company and its Subsidiaries which is provided in writing by the Company or its representatives specifically for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25   Loan Portfolio.  (a)   The allowance for loan and lease losses as reflected in the Company Reports, and as of each quarter ended after December 31, 2017, was in the reasonable opinion of the Company’s management (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices and (iii) in conformance with recommendations and comments in reports of examination in all material respects.

(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)   There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)   Neither the Company nor any of its Subsidiaries is (i) now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any person.

(f)   Section 3.25(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of (A) all Loans in which the Company or any Company Subsidiary is a creditor which, as of June 30, 2018, has an outstanding balance of $100,000 or more and under the terms of which the obligor has, as of June 30, 2018, over ninety (90) days delinquent in payment of principal or interest, (B) all Loans of the Company and the Company Subsidiaries that, as of June 30, 2018, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (C) each Loan classified by the Company as a Troubled Debt Restructuring as defined by GAAP.

(g)   None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

3.26   Insurance.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27   Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, to the knowledge of Company, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries.

3.28   No Other Representations or Warranties.  (a)   Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)   The Company acknowledges and agrees that neither Parent nor any other person on behalf of Parent has made or is making, and the Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Parent Reports filed with or furnished to the SEC by Parent after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1   Corporate Organization.  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Articles of Amendment and Restatement to the Articles of Incorporation, as amended, of Parent (the “Parent Articles”) and the Bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)   Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except with respect to each of clause (ii) and (iii) as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

4.2   Capitalization.  (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of 342,857,142 shares of Parent Common Stock and 100,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”). As of July 20, 2018, there were (i) 117,554,736 shares of Parent Common Stock issued and outstanding, (ii) 25,523,404 shares of Parent Common Stock held in treasury, (iii) 654,692 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding Parent Options, (iv) 912,728 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards (assuming achievement of any applicable performance goals at the target level), (v) 4,906,147 shares of Parent Common Stock reserved in the aggregate for issuance pursuant to future grants under Parent Benefit Plans, (vi) 2,215,820 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding warrants to acquire shares of Parent Common Stock (vii) 5,200,000 shares of Series C Parent Preferred Stock outstanding, (viii) 8,000,000 shares of Series D Parent Preferred Stock outstanding, and (ix) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent or of Merger Sub may vote. Other than as described in clauses (iii) and (iv) of this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock, Merger Sub Common Stock or other equity interests of Parent or Merger Sub.

(b)   Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)   All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

4.3   Authority; No Violation.  (a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of

Directors of Parent and the Board of Directors of Merger Sub. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders and has directed that the issuance of shares of Parent Common Stock in connection with the Merger as contemplated by this Agreement (the “Parent Stock Issuance”) be submitted to Parent’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has adopted a resolution to the foregoing effect. Parent, as Merger Sub’s sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby by written consent. Except for the approval of the Parent Stock Issuance by a vote of the majority of votes cast at the Parent Meeting (the “Requisite Parent Vote”), the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder, and the adoption of resolutions to give effect to the provisions of Section 6.10 in connection with the Closing, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued (subject to the approval of the Parent Stock Issuance by the holders of Parent Common Stock), will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)   Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles, the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4   Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Georgia Department of Banking and Finance in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration by the SEC of the effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (h) the approval of the listing of such Parent Common Stock on the New York Stock Exchange, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent or Merger Sub of this Agreement or (ii) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5   Reports.  (a)  Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2015 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) has been made publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6   Financial Statements.  (a)  The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)   The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)   Since January 1, 2015, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7   Broker’s Fees.  With the exception of the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8   Absence of Certain Changes or Events.  (a)  Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)   Except as set forth on Section 4.8 of the Parent Disclosure Schedule and in connection with matters related to this Agreement, since December 31, 2017 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9   Legal Proceedings.  (a)  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.10   Taxes and Tax Returns.  Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. Parent has made available to the Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent) or (b) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11   Employees and Employee Benefit Plans.  (a)  For purposes of this Agreement, “Parent Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee or director of Parent or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)   Each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(c)   The IRS has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(d)   No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(e)   None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(f)   All contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to Parent and its Subsidiaries taken as a whole.

(g)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Parent, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to Parent and its Subsidiaries take as a whole.

(h)   There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent and its Subsidiaries.

4.12   Compliance with Applicable Law.  Parent and each of its Subsidiaries hold, and have held at all times since January 1, 2015, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except for violations or defaults that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Each of its Subsidiaries that is an insured depository institution has a CRA rating of “satisfactory” or better. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, none of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.13   Certain Contracts.  (a)  Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)   In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has in all material respects performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.14   Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.15   Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability

Exceptions), and are in full force and effect. Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Parent’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16   Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to Parent’s knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Parent, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.17   Investment Securities and Commodities.  (a)  Each of Parent and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Parent Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)   Parent and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Parent believes are prudent and reasonable in the context of such businesses.

4.18   Real Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, (a) Parent or a Parent Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Parent Reports as being owned by Parent or a Parent Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all Liens, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Parent Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Parent Owned Properties, the “Parent Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent’s knowledge, the lessor. There are no pending or, to the knowledge of Parent, threatened condemnation proceedings against the Parent Real Property.

4.19   Intellectual Property.  Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) (i) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Parent or any Parent Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Parent that Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Parent, infringing on or otherwise violating, any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by Parent or its Subsidiaries, and (c) neither Parent nor any Parent Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Parent or any Parent Subsidiary, and Parent and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Parent and its Subsidiaries.

4.20   Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, which was required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K which has not been so reported on a timely basis.

4.21   State Takeover Laws.  The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.22   Reorganization.  Parent has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Upstream Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23   Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of Parent has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24   Parent Information.  The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25   Insurance.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.26   Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.27   No Other Representations or Warranties.  (a)  Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries (including Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor Merger Sub nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries (including Merger Sub) or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)   Parent acknowledges and agrees that neither the Company nor any other person on behalf of the Company has made or is making, and Parent has not relied upon, any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each party shall, and shall cause each of its Subsidiaries to, (a) conduct its respective businesses in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2   Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

(a)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice);

(b)   (i)   adjust, split, combine or reclassify any capital stock;

(ii)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries or (B) the acceptance of shares of Company Class A Common Stock as payment for the exercise price or withholding Taxes incurred in connection with the vesting, exercise or settlement of Company Equity Awards, in each case, in accordance with past practice and the terms of the applicable award agreement or as payment for the exercise price in connection with the exercise or settlement of Company Warrants);

(iii)   grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)   issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of Company Equity Awards or Company Warrants in accordance with their terms;

(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business which in any case is in excess of $500,000 based on a GAAP value to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;

(d)   except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company;

(e)   terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)   except as required under applicable law or the terms of any Company Benefit Plan, (i) enter into, adopt or terminate any Company Benefit Plan, (ii) amend any Company Benefit Plan, other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company of maintaining such Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, individual independent contractor or director, except for if the Effective Time occurs after December 31, 2018, increases in annual base salary or wage rates (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice, that do not exceed, in the aggregate for 2019, 3% of the aggregate cost of all employee annual base salaries and wage rates for 2018; provided, that the Company shall consult with Parent in good faith with respect to such increases in annual base salary and wage rates and consider, in good faith, Parent’s reasonable recommendations, (iv) enter into or amend any collective bargaining agreement or similar agreement, (v) take any action to accelerate any payment or benefit payable or to any current or former employee, officer, individual independent contractor or director, (vi) fund any rabbi trust or similar arrangement, (vii) hire or promote any employee or individual independent contractor whose title is senior vice president or higher of the Company, or (viii) terminate the employment or service of any employee or individual independent contractor whose title is senior vice president or higher of the Company, other than for cause;

(g)   settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or Parent and its Subsidiaries after the consummation of the Merger;

(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger and the Upstream Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)   amend the Company Certificate or Company Bylaws or comparable governing documents of its Subsidiaries;

(j)   merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.2 not being satisfied, except as may be required by applicable law;

(m)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)   (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make or acquire, renew or extend any Loans except for Loans made, acquired, renewed or extended in the ordinary course of business consistent with past practice and (A) with respect to existing customers, increases in aggregate outstanding commitments to any such existing customer by not more than $10,000,000 or (B) with respect to new Loans, that do not result in aggregate commitments to any such new customer in excess of $25,000,000, except pursuant to existing commitments entered into prior to the date hereof; provided that Parent shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three (3) business day after the loan package is delivered to Parent;

(o)   make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)   other than as contemplated by the capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Schedule, make, or commit to make, any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;

(q)   make application for the opening, relocating or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(r)   make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(s)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3   Parent Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedule or, as expressly contemplated or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of Company (such consent not to be unreasonably withheld):

(a)   amend the Parent Articles or the Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Class A Common Stock;

(b)   make, declare or pay any dividend, or make any other distribution on, any shares of Parent Common Stock (except regular quarterly cash dividends by Parent at a rate not in excess of the amount set forth in Section 5.3(b) of the Parent Disclosure Schedule);

(c)   (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business or (ii) make capital contributions to, or investments in, any other person, in each case of clauses (i) and (ii), that would reasonably be expected to prevent or materially delay the consummation of the Merger, or (iii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent;

(d)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.3 not being satisfied, except as may be required by applicable law;

(e)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger and the Upstream Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(f)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1   Regulatory Matters.  (a)  Parent and the Company shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall thereafter as promptly as practicable mail or deliver the Joint Proxy Statement to their respective shareholders and stockholders (as applicable). Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Class A Common Stock as may be reasonably requested in connection with any such action.

(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or the Company (or permit the Company to, without the prior written consent of Parent) to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d)   Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and stockholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)   To the extent permitted by applicable law, Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve Board and the Georgia Department of Banking and Finance and (ii) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

6.2   Access to Information.  (a)  Upon reasonable notice and subject to applicable laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Parent or the Company, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)   Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 9, 2018, between Parent and the Company (the “Confidentiality Agreement”).

(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3   Approvals of Parent Shareholders and Company Stockholders.  Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its shareholders or stockholders (as applicable) (the “Parent Meeting” and the “Company Meeting,” respectively) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Parent Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders or stockholders (as applicable) to adopt a merger agreement or approve the issuance of Shares contemplated thereby (as applicable). The Board of

Directors of each of Parent and the Company shall use its reasonable best efforts to obtain from the shareholders of Parent and the stockholders of the Company, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Company Vote, in the case of the Company, including by communicating to its respective shareholders or stockholders (as applicable) its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve the Parent Stock Issuance or adopt this Agreement and the transactions contemplated hereby (as applicable). However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company or Parent, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement or the Parent Stock Issuance (as applicable), then in submitting this Agreement or the Parent Stock Issuance (as applicable), such Board of Directors may (but shall not be required to) submit this Agreement or the Parent Stock Issuance (as applicable) to its stockholders or shareholders (as applicable) without recommendation (although the resolutions approving this Agreement or the Parent Stock Issuance (as applicable) as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its stockholders or shareholders (as applicable) in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that neither Board of Directors may take any actions under this sentence unless (i) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the applicable Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or the Company Class A Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote or the Requisite Parent Vote, and subject to the terms and conditions of this Agreement, the Company or Parent, as applicable, shall continue to use reasonable best efforts to solicit proxies from its stockholders or shareholders (as applicable) in order to obtain the Requisite Company Vote or Requisite Parent Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Parent Meeting and Company Meeting shall be convened and the Parent Stock Issuance shall be submitted to the shareholders of Parent and this Agreement shall be submitted to the stockholders of the Company at the Parent Meeting and the Company Meeting, respectively, for the purpose of voting on the approval or adoption (as applicable) of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Parent or the Company of such obligation. Parent and the Company shall use their reasonable best efforts to cooperate to hold the Company Meeting and the Parent Meeting on the same day and at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

6.4   Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5   Stock Exchange Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

6.6   Employee Benefit Plans.  (a)  During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Parent shall cause the Surviving Corporation to provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time for so long as such employee is employed following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time, (ii) annual or short-term cash incentive compensation target opportunities that, in each case, are no less favorable than the annual or short-term cash incentive compensation target opportunities provided by Parent to similarly situated employees of Parent and its Subsidiaries, and (iii) other compensation and employee benefits that are no less favorable than the other compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided, that Parent may satisfy its obligations under this Section 6.6(a)(iii) for a transitional period by providing such compensation and employee benefits on terms that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time. Notwithstanding the immediately preceding sentence, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Closing Date with severance benefits as set forth on Section 6.6(a) of the Company Disclosure Schedule.

(b)   With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Company Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Parent or any of its affiliates that is a defined benefit pension or post-retirement welfare plan, or (C) where such service is with respect to a benefit plan of Parent newly-established after the Effective Time and for which similarly-situated employees of Parent do not receive past service credit.

(c)   If requested by Parent in writing no later than ten (10) days prior to the Effective Time, the Company shall adopt such resolutions as are necessary to cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated (and all account balances thereunder to be fully vested) effective as of immediately prior to the Effective Time, subject to the occurrence of the Effective Time and applicable law. To the extent that the Company 401(k) Plan is terminated pursuant to the previous sentence, each participant in the Company 401(k) Plan as of immediately prior to the Effective Time who is a Continuing Employee shall be immediately eligible as of the Effective Time to commence participation in a tax-qualified defined contribution plan of Parent or one of its Affiliates (the “Parent 401(k) Plan”) and be given the opportunity to elect to “roll over” the account balance (including any outstanding loans) under the Company 401(k) Plan to the Parent 401(k) Plan. All resolutions to be adopted and notices or other documents to be issued to the Company 401(k) Plan participants in connection with the implementation of this Section 6.6(c) shall be subject to Parent’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed and in any event shall be delivered to Parent not later than two (2) days immediately preceding the Effective Time.

(d)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7   Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Parent and the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with Parent and the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b)   For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent may (and with the prior written consent of Parent, the Company may use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Parent or the Company purchases such a “tail policy,” Parent or the Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(c)   The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.7 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8   Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9   Advice of Changes.  Parent and the Company (in such capacity, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if Parent is the Notifying Party, Section 7.1 or 7.3, or if the Company is the Notifying Party, Section 7.1 or 7.2; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10   Acquisition Proposals.  (a)  The Company agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal of the existence of the provisions of this Section 6.10(a); provided that, prior to the adoption of this Agreement by the stockholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided such information to Parent and entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than

Parent with respect to any Acquisition Proposal. The Company will promptly (within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep Parent reasonably apprised (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Company shall (A) withdraw and terminate access that was granted to any person (other than the parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with a transaction involving the Company and (B) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than an Acceptable Confidentiality Agreement). As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company. The Company shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. As used in this Agreement, “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel) financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the reference to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(b)   Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11   Public Announcements.  The Company and Parent shall each use their reasonable best efforts to develop a joint communications plan to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12   Change of Method.  Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by the Company’s stockholders in exchange for each share of Company Class A Common Stock,

(b) adversely affect the Tax treatment of the Company’s stockholders or Parent’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.13   Restructuring Efforts.  If either the Company or Parent shall have failed to obtain the Requisite Company Vote or the Requisite Parent Vote at the duly convened Company Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio, the amount or kind of the consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement, in a manner adverse to such party or its shareholders or stockholders (as applicable)) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.13) to its respective shareholders or stockholders (as applicable) for approval or adoption (as applicable).

6.14   Takeover Statutes.  None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15   Exemption from Liability under Section 16(b).  The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Class A Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Class A Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16   Litigation and Claims.  Each of Parent and the Company shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld).

6.17   Assumption of Company Debt.  Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Parent, the Surviving Corporation or Parent Bank (as the case may be), at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s obligations in respect of its outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.18   Data Conversion.  From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate the integration of the Company with the business of Parent following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Parent. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion after the Effective Time and at such later time as mutually agreed upon by the parties. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither party shall be required to terminate any third-party service provider arrangements prior to the Effective Time. Parent shall promptly reimburse the Company on request for reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Parent, any action prior to the Effective Time to facilitate the Data Conversion.

ARTICLE VII

CONDITIONS PRECEDENT

7.1   Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)   Shareholder/Stockholder Approvals.  The Parent Stock Issuance shall have been approved by the shareholders of Parent by the Requisite Parent Vote and this Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Vote.

(b)   Stock Exchange Listing.  The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(c)   Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)   S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)   No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2   Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only), 3.2(b) (with respect to Significant Subsidiaries only) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect. As used in this Agreement, “Significant Subsidiaries” shall have the meaning as ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

(b)   Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)   Federal Tax Opinion.  Parent shall have received a written opinion of Simpson Thacher & Bartlett LLP, or other counsel reasonably satisfactory to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Upstream Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, Merger Sub and the Company, reasonably satisfactory in form and substance to such counsel.

7.3   Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of Parent set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(b) (with respect to Significant Subsidiaries only) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)   Performance of Obligations of Parent.  Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)   Federal Tax Opinion.  The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, or other counsel reasonably satisfactory to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Upstream Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, Merger Sub and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Parent Stock Issuance or adoption of this Agreement (as applicable) by the shareholders of Parent or the stockholders of the Company (as applicable):

(a)   by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)   by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)   by either Parent or the Company if the Merger shall not have been consummated on or before July 23, 2019 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided that if on the Termination Date, the condition set forth in Section 7.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied or capable of being satisfied, then the Termination Date may be extended for a period of three months at the option of either the Company or Parent by written notice to the other on or prior to the Termination Date;

(d)   by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)   by the Company prior to such time as the Requisite Parent Vote is obtained, if (i) the Board of Directors of Parent shall have failed to recommend in the Joint Proxy Statement that the shareholders of Parent approve the Parent Stock Issuance, or withdrawn, modified or qualified such recommendation in a manner adverse to the Company, or publicly disclosed that it has resolved to do so, or (ii) Parent or its Board of Directors has breached its obligations under Section 6.3 in any material respect; or

(f)   by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Board of Directors of the Company shall have (A) failed to recommend in the Joint Proxy Statement that the stockholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed an Acquisition Proposal or failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (ii) the Company or its Board of Directors has breached its obligations under Section 6.3 or 6.10 in any material respect.

8.2   Effect of Termination.  (a)  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that

(i)   Sections 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and

(ii)   notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of Company Class A Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the holders of Company Class A Common Stock and Company Equity Awards, it being understood that the Company shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Company Equity Awards in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)   (i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the board of directors of the Company or has been made directly to its stockholders generally or any person shall have publicly announced (whether or not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $93,500,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)   In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.

(c)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then Parent shall pay the Company, by wire transfer of same day funds, the Termination Fee on the date of termination.

(d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1 under circumstances where the Termination Fee is payable and paid in full, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Section 8.2 shall be equal to the Termination Fee, and neither the Company nor Parent shall be required to pay the Termination Fee on more than one occasion.

(e)   Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Parent and the Company, as applicable, pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach of this Agreement, shall be the sole monetary remedy of the Company and Parent, as applicable, in the event of a termination of this Agreement specified in such section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1   Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2   Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Parent and the stockholders of the Company; provided that after approval of the Parent Stock Issuance by the shareholders of Parent or the adoption of this Agreement by the stockholders of the Company, there may not be, without further approval or adoption (as applicable) of such shareholders or stockholders (as applicable), any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3   Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that after approval of the Parent Stock Issuance by the shareholders of Parent or the adoption of this Agreement by the stockholders of the Company, there may not be, without further approval or adoption (as applicable) of such shareholders or stockholders (as applicable), any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4   Expenses.  Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Parent and Company.

9.5   Notices.  All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by email, provided that the transmission of the email is promptly confirmed:

(a)	if to the Company, to:

FCB Financial Holdings, Inc.
2500 Weston Road, Suite 300
Weston, Florida 33331
	Attention:	Jack Partagas
	Email:	jpartagas@fcb1923.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York, NY 10019
	Attention:	Edward D. Herlihy, Esq.
Mark F. Veblen, Esq.
	Email:	EDHerlihy@wlrk.com
MFVeblen@wlrk.com

and
(b)	if to Parent or Merger Sub, to:

Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

	Attention:	Allan Kamensky
	Email:	AKamensky@synovus.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue New York, NY 10017

	Attention:	Lee Meyerson, Esq.
Elizabeth Cooper, Esq.
	Email:	Imeyerson@stblaw.com
ecooper@stblaw.com

and:

Alston & Bird LLP
1201 West Peachtree Street Atlanta, GA 30309
Attention:	Mark Kanaly, Esq.
Lesley Solomon, Esq.
Kyle Healy, Esq.
Email:	mark.kanaly@alston.com
lesley.solomon@alston.com
kyle.healy@alston.com

9.6   Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge after due inquiry of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge after due inquiry of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) “made available” means any document or other information that was provided by one party or its representatives to the other party and its representatives prior to the date hereof, included in the virtual data room of a party prior to the date hereof or filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7   Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8   Entire Agreement.  This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9   Governing Law; Jurisdiction.  (a)  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court located in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11   Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13   Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14   Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FCB FINANCIAL HOLDINGS, INC.

By:	/s/ Kent S. Ellert
Name:	Kent S. Ellert
Title:	President and Chief Executive Officer
SYNOVUS FINANCIAL CORP.

By:	/s/ Kevin S. Blair
Name:	Kevin S. Blair
Title:	Executive Vice President and Chief Financial Officer
AZALEA MERGER SUB CORP.

By:	/s/ Allan E. Kamensky
Name:	Allan E. Kamensky
Title:	President

Annex B

July 23, 2018

Board of Directors
FCB Financial Holdings, Inc.
2500 Weston Road, Suite 300
Weston, Florida 33331

Ladies and Gentlemen:

FCB Financial Holdings, Inc. (the “Company”), Synovus Financial Corp. (“Synovus”), and Azalea Merger Sub Corp. (“Merger Sub”), a newly-formed, wholly-owned subsidiary of Synovus, are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of Class A common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive 1.055 (the “Exchange Ratio”) shares of common stock, par value $1.00 per share, of Synovus (“Synovus Common Stock”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated July 20, 2018; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Synovus that we deemed relevant; (iv) publicly available median analyst estimates for the Company for the years ending December 31, 2018 and December 31, 2019, as approved by the management of the Company, and long-term growth rate assumptions for the Company, as provided by the senior management of the Company; (v) publicly available median analyst estimates for Synovus for the years ending December 31, 2018 and December 31, 2019, as approved by the management of Synovus, and long-term growth rate and dividend assumptions for Synovus, as provided by the senior management of Synovus; (vi) the pro forma financial impact of the Merger on Synovus based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Synovus; (vii) the relative contribution of assets, liabilities, equity and earnings of the Company and Synovus to the combined entity; (viii) the publicly reported historical price and trading activity for Company Common Stock and Synovus Common Stock, including a comparison of certain stock market information for Company Common Stock and Synovus Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for the Company and Synovus with similar institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Synovus regarding the business, financial condition, results of operations and prospects of Synovus.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or Synovus or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of the Company and Synovus that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Synovus or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or Synovus. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or Synovus, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Synovus. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Synovus are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available median analyst estimates for the Company for the years ending December 31, 2018 and December 31, 2019, as approved by the management of the Company, and long-term growth rate assumptions for the Company, as provided by the senior management of the Company, as well as publicly available median analyst estimates for Synovus for the years ending December 31, 2018 and December 31, 2019, as approved by the management of Synovus, and long-term growth rate and dividend assumptions for Synovus, as provided by the senior management of Synovus. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Synovus. With respect to the foregoing information, the respective senior managements of the Company and Synovus confirmed to us that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of the Company and Synovus, respectively, and the other matters covered thereby. We assumed that the future financial performance reflected in all of the foregoing information used by Sandler O’Neill would be achieved, and we express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or Synovus since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and Synovus will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Synovus or the Merger or any related transaction, (iii) the Merger and related transactions (including, without limitation, the merger of the Company with and into Synovus following the Merger (such subsequent merger, together with the Merger, the “Mergers”) and the subsequent merger of the respective bank subsidiaries of the Company and Synovus) will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Mergers will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger or any other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Synovus Common Stock at any time or what the value of Synovus Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to the Company in the two years preceding the date of this opinion. In the two years preceding the date of this opinion, we have provided certain investment banking services to Synovus and received fees for such services. Sandler O’Neill (i) acted as a co-manager in connection with the offer and sale of Synovus’ perpetual preferred stock in June 2018, (ii) acted as a co-manager in connection with the offer and sale of Synovus senior notes in January 2018, and (iii) acted as financial advisor to Synovus in connection with Synovus’ strategic transaction with Capital One Financial Corp. and World’s Foremost Bank, a wholly-owned subsidiary of Cabela’s Inc. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and Synovus. We may also actively trade the equity and debt securities of the Company and Synovus for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or Synovus, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

Annex C

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

July 23, 2018

The Board of Directors
FCB Financial Holdings, Inc.
2500 Weston Road, Suite 300
Weston, FL 33331

Members of the Board:

We understand that FCB Financial Holdings, Inc. (“FCB”), Synovus Financial Corp. (“Synovus”) and FCB Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of Synovus, intend to enter into an Agreement and Plan of Merger to be dated as of July 23, 2018 (the “Agreement”), pursuant to which Merger Sub will merge with and into FCB (the “Merger”), with FCB as the surviving entity, which will then merge with and into Synovus (such second step merger, taken together with the Merger as an integrated transaction, the “Transaction”). Pursuant to the Agreement, each of the issued and outstanding shares of the Class A common stock, par value $0.001 per share (“FCB Common Stock”), of FCB (subject to certain exceptions) will be converted into the right to receive 1.0550 shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of Synovus (the “Exchange Ratio”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of FCB Common Stock.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated July 20, 2018;
•	Reviewed certain publicly available business and financial information regarding each of FCB and Synovus;
•	Reviewed certain non-public business and financial information regarding FCB’s and Synovus’ respective businesses and prospects, as prepared and provided by FCB’s and Synovus’ senior management, respectively;
•	Reviewed Wall Street equity research consensus estimates for FCB relating to calendar years 2018 and 2019 and long-term growth rate assumptions relating to calendar years 2020 through 2023 provided by FCB’s senior management (collectively, the “FCB Financial Forecasts”), in each case as approved by FCB’s senior management;
•	Reviewed Wall Street equity research consensus estimates for Synovus relating to calendar years 2018 and 2019 and long-term growth rate and dividend assumptions relating to calendar years 2020 through 2023 provided by Synovus’ senior management (collectively, the “Synovus Financial Forecasts” and, together with the FCB Financial Forecasts, the “Financial Forecasts”), in each case as approved by Synovus’ senior management;
•	Reviewed certain estimated cost savings and other combination benefits and estimated costs to achieve such synergies (collectively, “Synergy Estimates” or “Synergies”) expected to result from the Transaction, all as prepared and provided by Synovus’ senior management;
•	Discussed with FCB’s senior management their strategic and financial rationale for the Transaction as well as their views of FCB’s and Synovus’ respective businesses, operations, historical and projected financial results and future prospects;

•	Reviewed and discussed with FCB and its lead financial advisor, Sandler O’Neill & Partners, L.P., the solicitation of indications of interest from various third parties, including Synovus, regarding a potential transaction involving FCB (the “Solicitation Process”);
•	Reviewed the relative contribution of assets, liabilities, equity and earnings of FCB and Synovus to the combined entity;
•	Reviewed the historical prices, trading multiples and trading activity of FCB Common Stock and Synovus Common Stock;
•	Compared the financial performance of FCB and Synovus and the trading multiples and trading activity of FCB Common Stock and Synovus Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating FCB and Synovus;
•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Transaction;
•	Performed dividend discount analyses of FCB and Synovus based on the FCB Financial Forecasts and the Synovus Financial Forecasts, respectively;
•	Reviewed the pro forma financial results, financial condition and capitalization of Synovus giving effect to the Transaction, as prepared and provided by Synovus’ senior management; and
•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Financial Forecasts, the Synergy Estimates, any other estimates and any other forward-looking information) furnished by or discussed with FCB or Synovus or obtained from public sources, data suppliers and other third parties.
•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Financial Forecasts, the Synergy Estimates, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Financial Forecasts, the Synergy Estimates, any other estimates and any other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of FCB’s senior management that it is unaware of any facts or circumstances that would make such information (including, without limitation, the Financial Forecasts, the Synergy Estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.
•	We note that we have had no direct discussions with Synovus’ senior management, and we have assumed that, had such discussions occurred, any information received from Synovus’ senior management would not materially differ from the financial information utilized in our analyses.
•	Neither FCB nor Synovus furnished us with any internally generated stand-alone financial projections/forecasts regarding FCB or Synovus (other than, in the case of FCB, a budget for the period through June 30, 2019 which was made available to us but not for purposes of our opinion). Accordingly, at the direction of FCB’s senior management, we have based our forward-looking analyses regarding FCB and Synovus on the Financial Forecasts. We have been advised by FCB’s senior management and Synovus’ senior management (as the case may be), and we have assumed with the consent of FCB’s Board of Directors and senior management, that the Financial Forecasts are consistent with the best currently available estimates and judgments of FCB’s senior management and Synovus’ senior management (as the case may be) as to the expected future performance of FCB and Synovus (as the case may be).

•	With respect to the Synergy Estimates, any other estimates and any other forward-looking information furnished by or discussed with Synovus or FCB, we have been advised by Synovus’ senior management and FCB’s senior management (as the case may be), and we have assumed, that such Synergy Estimates, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Synovus’ senior management and FCB’s senior management (as the case may be) as to the matters covered thereby, including the expected amounts and realization of the Synergies (and we have assumed that the Synergies will be realized in the amounts and at the times projected).
•	In addition, with respect to (i) the Financial Forecasts, the Synergy Estimates, any other estimates and any other forward-looking information furnished by or discussed with FCB or Synovus, we have assumed that such Financial Forecasts, Synergy Estimates, other estimates and other forward-looking information have been reviewed by FCB’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with our analyses and opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were not asked by FCB’s Board of Directors to, and we did not, solicit indications of interest from any strategic, financial or other third parties regarding the potential acquisition of or any other extraordinary corporate transaction involving FCB, and we are not expressing any view or rendering any opinion as to the Solicitation Process.

In arriving at our opinion, we have not performed or obtained any independent appraisal or assessment of the fair market value of (i) the assets (including the respective investment portfolios) or liabilities (including any contingent, derivative or off-balance sheet liabilities) of FCB or Synovus, (ii) the collateral securing any of such assets or liabilities or (iii) the solvency or fair value of FCB or Synovus, and we have not been furnished with any such appraisals or assessments. We did not make an independent evaluation of and render no opinion regarding the collectability of any assets or the future performance of any loans of FCB or Synovus. In addition, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”) for FCB or Synovus, nor have we conducted any review of the credit files of FCB or Synovus; we have assumed that the respective ALLLs for FCB or Synovus are adequate to cover such future loan and lease losses and will be adequate on a pro forma basis for the combined company resulting from the Transaction. We have been advised by FCB’s and Synovus’ respective senior management, and we have assumed, that each of FCB and Synovus are in substantial compliance with all banking-related regulatory requirements in the jurisdictions in which they operate. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of FCB’s senior management and FCB’s and Synovus’ respective other professional advisors with respect to such matters. We have assumed that the Transaction will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or rendering any opinion regarding the tax consequences of the Transaction to FCB, Synovus or their respective securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) FCB and Synovus will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of FCB and Synovus contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Transaction will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Transaction will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on FCB, Synovus, or Transaction (including its contemplated benefits) in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which FCB Common Stock, Synovus Common Stock or other securities or financial instruments of or relating to FCB or Synovus may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Transaction.

We have acted as a financial advisor to FCB in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Transaction and a portion of which is payable upon delivery of our opinion. In addition, FCB has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Aside from our current engagement by FCB, Guggenheim Securities, LLC (“Guggenheim Securities”) has not been previously engaged during the past two years by FCB, nor has Guggenheim Securities been previously engaged during the past two years by Synovus, to provide financial advisory or investment banking services for which we received fees. Guggenheim Securities may seek to provide FCB and Synovus and their respective affiliates with certain financial advisory and investment banking services unrelated to the Transaction in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to FCB, Synovus, other participants in the Transaction and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to FCB, Synovus, other participants in the Transaction and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in FCB, Synovus, other participants in the Transaction and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to FCB, Synovus, other participants in the Transaction and their respective affiliates and the Transaction that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to FCB’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of FCB Common Stock in connection with the Transaction.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to FCB’s Board of Directors with respect to the Transaction, nor does our opinion constitute advice or a recommendation to any holder of FCB Common Stock or Synovus Common Stock as to how to vote or act in connection with the Transaction or otherwise. Our opinion does not address FCB’s underlying business or financial decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for FCB or the effects of any other transaction in which FCB might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of FCB Common Stock. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Transaction (including, without limitation, the form or structure of the Transaction) or the Agreement or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Transaction or (ii) the fairness, financial or otherwise, of the Transaction to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of FCB or Synovus. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of FCB’s or Synovus’ directors, officers or employees, or any class of such persons, in connection with the Transaction relative to the Exchange Ratio or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of FCB Common Stock.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

Annex D

July 23, 2018

The Board of Directors
FCB Financial Holdings, Inc.
2500 Weston Road, Suite 300
Weston, Florida 33331

Members of the Board of Directors:

We understand that FCB Financial Holdings, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger to be dated on or about July 23, 2018 (the “Merger Agreement”), with Synovus Financial Corp., a Georgia corporation (“Parent”), and Azalea Merger Sub Corp., a Delaware corporation and newly-formed, wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company as the surviving entity, which will then merge with and into Parent (such second step merger, taken together with the Merger as an integrated transaction, the “Transaction”). As a result of the Merger, each outstanding share of Class A common stock, par value $0.001 per share, of the Company (“Company Common Stock”), except for certain shares of Company Common Stock as specified in the Merger Agreement, will be converted into the right to receive 1.055 (the “Exchange Ratio”) shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors of the Company (the “Board of Directors”) has asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant, including publicly available research analysts’ consensus estimates for the Company and Parent relating to 2018 and 2019 approved by the respective managements of the Company and Parent (as the case may be);
(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and Parent prepared and furnished by the respective managements of the Company and Parent (as the case may be);
(iii)	reviewed (A) certain non-public long-term growth rate assumptions relating to the Company furnished by management of the Company, (B) certain non-public long-term growth rate and dividend assumptions for Parent furnished by management of Parent and (C) the amount and timing of the cost savings estimated by the management of Parent to result from the Merger (collectively, the “Synergies”) as well as certain pro forma purchase accounting adjustments furnished by management of Parent;
(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (i) through (iii) above;
(v)	reviewed the relative contribution of assets, liabilities, equity and earnings of the Company and Parent to the combined entity;
(vi)	reviewed the reported prices and the historical trading activity of Company Common Stock and Parent Common Stock;
(vii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	compared the financial performance of Parent and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(ix)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions (on a regional and nationwide basis) that we deemed relevant;
(x)	considered the potential pro forma impact of the Merger based on the Synergies and the pro forma purchase accounting adjustments referred to above;
(xi)	reviewed and discussed with the Company and its lead financial advisor the solicitation of indications of interest from various third parties, including Parent, regarding a potential transaction involving the Company (the “Solicitation Process”);
(xii)	reviewed a draft version of the Merger Agreement dated July 20, 2018; and
(xiii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the publicly available research analysts’ consensus estimates, non-public long-term growth rate and dividend assumptions, Synergies and pro forma purchase accounting adjustments referred to above, we have assumed that they have been reasonably prepared on bases reflecting (or, in the case of the publicly available research analysts’ consensus estimates referred to above, are consistent with) the best currently available estimates and good faith judgments of the managements of the Company and Parent (as the case may be) as to the future financial performance of the Company and Parent and the other matters covered thereby. We express no view as to any of the foregoing financial information or the assumptions on which they are based, and have assumed that the projected financial results reflected in the foregoing financial information utilized in our analyses, including with respect to the Synergies, will be realized in the amounts and at the times projected. We note that we have had no direct discussions with Parent’s senior management, and we have assumed that, had such discussions occurred, any information received from Parent’s senior management would not materially differ from the foregoing financial information utilized in our analyses. We have assumed that the foregoing financial information utilized in our analyses have been reviewed by the Board of Directors with the understanding that such information will be used and relied upon by us in connection with our analyses and opinion.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, Parent, the combined company or the consummation of the Transaction or materially reduce the benefits to the holders of the Company Common Stock of the Transaction. In addition, we have assumed that the Transaction will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We are not experts in the evaluation of loan, mortgage or similar portfolios or allowances for losses with respect thereto, and we were not requested to, and we did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. We express no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of the Company and Parent has, and the pro forma combined company will have, appropriate reserves to cover any such losses.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company, and we are not expressing any view or rendering any opinion as to the Solicitation Process. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of Company Common Stock or Parent Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Transaction is consummated. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company and had received fees for the rendering of these services including the reimbursement of expenses. We acted as financial advisor to the Company in connection with its acquisition of Floridian Community Holdings, Inc., which closed in March 2018. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company and Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the shares of Company Common Stock.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Tannon Krumpelman
Tannon Krumpelman
Senior Managing Director

Annex E

July 23, 2018

The Board of Directors
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

Members of the Board of Directors:

We understand that Synovus Financial Corp., a Georgia corporation (“Synovus”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Synovus, FCB Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of Synovus (“Merger Sub”), and FCB Financial Holdings, Inc., a Delaware corporation (“FCB”), pursuant to which, among other things, Merger Sub will merge with and into FCB (the “Merger”) and each outstanding share of Class A common stock, par value $0.001 per share, of FCB (“FCB Common Stock”) will be converted into the right to receive 1.055 (the “Exchange Ratio”) shares of the common stock, par value $1.00 per share, of Synovus (“Synovus Common Stock”). Immediately following the Merger, FCB, as the surviving corporation, will merge with and into Synovus with Synovus surviving such merger (together with the Merger, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Synovus of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to FCB and Synovus;
(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of FCB furnished to or discussed with us by the management of FCB, including certain financial forecasts relating to FCB prepared by the management of FCB (such forecasts, the “FCB Forecasts”);
(3)	reviewed certain financial forecasts relating to FCB prepared by the management of Synovus (the “Synovus-FCB Forecasts”) and discussed with the management of Synovus its assessments as to the relative likelihood of achieving the future financial results reflected in the FCB Forecasts and the Synovus-FCB Forecasts;
(4)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Synovus furnished to or discussed with us by the management of Synovus, including certain financial forecasts relating to Synovus based on publicly available analyst estimates, with certain adjustments and extrapolations as directed by Synovus, prepared by or at the direction of and approved by the management of Synovus (such forecasts, the “Synovus Forecasts”);
(5)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of Synovus to result from the Transaction;
(6)	discussed the past and current business, operations, financial condition and prospects of FCB with members of senior managements of FCB and Synovus, and discussed the past and current business, operations, financial condition and prospects of Synovus with members of senior management of Synovus;
(7)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Synovus, including the potential effect on Synovus’s estimated earnings per share;
(8)	reviewed the trading histories for FCB Common Stock and Synovus Common Stock and a comparison of such trading histories with the trading histories of other companies we deemed relevant;

(9)	compared certain financial and stock market information of FCB and Synovus with similar information of other companies we deemed relevant;
(10)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;
(11)	reviewed the relative financial contributions of FCB and Synovus to the future financial performance of the combined company on a pro forma basis;
(12)	reviewed a draft, dated July 23, 2018, of the Agreement (the “Draft Agreement”); and
(13)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Synovus and FCB that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the FCB Forecasts, we have been advised by FCB, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of FCB as to the future financial performance of FCB. With respect to the Synovus-FCB Forecasts, the Synovus Forecasts and the Cost Savings, we have assumed, at the direction of Synovus, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Synovus as to the future financial performance of FCB and Synovus and the other matters covered thereby and, based on the assessments of the management of Synovus as to the relative likelihood of achieving the future financial results reflected in the FCB Forecasts and the Synovus-FCB Forecasts, we have relied, at the direction of Synovus, on the Synovus-FCB Forecasts for purposes of our opinion. We have relied, at the direction of Synovus, on the assessments of the management of Synovus as to Synovus’s ability to achieve the Cost Savings and have been advised by Synovus, and have assumed, that the Cost Savings will be realized in the amounts and at the times projected. We have relied, at the direction of Synovus, upon the assessments of the management of Synovus as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting Synovus and its business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of FCB or Synovus, nor have we made any physical inspection of the properties or assets of FCB or Synovus. We have not evaluated the solvency or fair value of FCB or Synovus under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Synovus, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on FCB, Synovus or the contemplated benefits of the Transaction. We also have assumed, at the direction of Synovus, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed, at the direction of Synovus, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to Synovus of the Exchange Ratio provided for in the Merger and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Synovus or in which Synovus might engage or as to the underlying business decision of Synovus to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Synovus Common Stock actually will be when issued or the prices at which Synovus Common Stock or FCB Common Stock will trade at any time, including following announcement or consummation of the Transaction. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of Synovus, upon the assessments of representatives of Synovus regarding, legal, regulatory, accounting, tax and similar matters relating to Synovus or the Transaction, as to which matters we understand that Synovus obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder or shareholder should vote or act in connection with the Transaction or any other matter.

We have acted as financial advisor to the Board of Directors of Synovus in connection with the Transaction solely to render this opinion and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Synovus has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Synovus, FCB and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Synovus and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain term loans, letters of credit and credit facilities for Synovus, (ii) having acted as a bookrunning manager on certain debt offerings and a preferred stock offering for Synovus, (iii) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Synovus, and (iv) having provided or providing certain treasury management services to Synovus.

It is understood that this letter is for the benefit and use of the Board of Directors of Synovus (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Synovus.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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E52576-S77541

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FCB FINANCIAL HOLDINGS, INC.

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders:
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E52577-S77541

FCB FINANCIAL HOLDINGS, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 29, 2018 AT 10:00 A.M.
KRAMER LEVIN NAFTALIS & FRANKEL LLP
1177 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10036
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing on the reverse side, I hereby appoint Kent S. Ellert and Stuart I. Oran as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated on the reverse side all the shares of common stock of FCB Financial Holdings, Inc. I am entitled to vote at the Special Meeting of Stockholders to be held on November 29, 2018 or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors is not aware of any matters likely to be presented for action at the Special Meeting of Stockholders other than the matters listed herein. However, if any other matters are properly brought before the Special Meeting of Stockholders, or any adjournments or postponements thereof, the persons named in this proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of Notice of the Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus and hereby revoke all proxies previously given by me for the Special Meeting of Stockholders.

To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of FCB Financial Holdings, Inc. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested.